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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on November 6, 2009

Registration No. 333-162790

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BROADWIND ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3360 (Primary Standard Industrial Classification Code Number)	88-0409160 (IRS Employer Identification No.)

47 East Chicago Avenue, Suite 332
Naperville, IL 60540
(630) 637-0315
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

J.D. Rubin
Vice President, General Counsel and Secretary
Broadwind Energy, Inc.
47 East Chicago Avenue, Suite 332
Naperville, IL 60540
(630) 637-0315
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert L. Verigan Matthew G. McQueen Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 (312) 853-7000	Michael Kaplan Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion) November 6, 2009

15,000,000 Shares

COMMON STOCK

        We are offering 10,000,000 shares of our common stock, $0.001 par value per share. The selling stockholders identified in this prospectus are offering an additional 5,000,000 shares of our common stock, $0.001 par value per share. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "BWEN." On November 5, 2009, the last reported sale price of our common stock was $5.81 per share.

        Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 10.

PRICE $                A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company (before expenses)	Proceeds to Selling Stockholders (before expenses)

Per share	$	$	$	$

Total	$	$	$	$

        The underwriters have an option to purchase up to a maximum of 2,250,000 additional shares of our common stock from the selling stockholders, at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any. The underwriters can exercise this right at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $      , the total proceeds, before expenses, to the selling stockholders will be $      .

        The underwriters are offering the common stock as set forth under "Underwriting."

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares of common stock to purchasers on or about                        , 2009.

Macquarie Capital	J.P. Morgan
Raymond James

                       , 2009

        You should rely only on the information contained or incorporated by reference in this prospectus and any free writing prospectus prepared by or on behalf of us. We and the selling stockholders have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of their respective dates of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock. Our business, financial operations and prospects may have changed since those dates.

        Information contained on our website does not constitute a part of this prospectus.

        We obtained the industry, market and competitive position data used throughout this prospectus from our own research, internal surveys and studies conducted by third parties, independent industry associations or general publications and other publicly available information. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Forecasts are particularly likely to be inaccurate, especially over long periods of time. We are not aware of any misstatements in the industry data we have presented herein, but estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" elsewhere in this prospectus. References in this prospectus to the size or quantity of wind turbines or towers expressed in terms of Megawatts, or MW, or Kilowatts, or kW, refer to the nameplate capacity of the wind turbines as specified by the manufacturer.

i

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read the following summary together with all of the more detailed information regarding us and our common stock being sold in the offering, including our consolidated financial statements and the related notes, the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" appearing elsewhere in this prospectus, as well as the documents incorporated by reference herein. Unless we state otherwise, "Broadwind Energy," "Broadwind," the "Company," "we," "us" and "our" refer to Broadwind Energy, Inc. and its wholly-owned subsidiaries. The "selling stockholders" refers, collectively, to the selling stockholders named in this prospectus under the heading "Principal and Selling Stockholders."

Business Overview

        We are the leading independent, horizontally integrated supplier of technologically advanced, high-value products and customized services in the U.S. wind industry. Our product and service portfolio provides our customers, including wind turbine manufacturers, wind farm developers and wind farm operators, with access to a broad array of wind component and service offerings, which we believe is becoming increasingly important in today's wind market. We are the number one U.S.-based manufacturer of gearing systems for the wind industry and the third largest U.S.-based manufacturer of wind towers, in each case based on total MW shipped in 2008. We also provide technical service and precision repair and engineering and specialized logistics to the wind industry in the United States, a highly-fragmented market in which we hold a significant position. We have long standing relationships with our primary customers, who include several leading participants in the U.S. wind sector.

        We believe we are well positioned to capture market opportunities associated with the anticipated turn-around in the wind farm development business in the United States and abroad. In the United States, we believe this turn-around will be driven by: (i) macroeconomic factors, including a broad economic recovery, an increase in overall energy prices and federal and state-level wind development incentives, (ii) broad upgrades to existing transmission infrastructure and increasing proliferation of smart grid technology, and (iii) the maturation of technologies and services within the wind industry, including increased turbine efficiencies, a coordinated global supply chain and improved equipment maintenance and reliability. Given our installed capital base, we believe we will be able to substantially grow revenues prior to investing in additional capital equipment.

        For the nine months ended September 30, 2009, our revenues were approximately $164.9 million, our earnings before interest, taxes, depreciation, amortization and stock-based compensation ("EBITDA") was approximately $6.1 million and our net loss was approximately $17.5 million. Please refer to the section of the prospectus entitled "Summary Consolidated Financial Data" for a reconciliation of EBITDA to net loss for the nine months ended September 30, 2009.

        Our businesses are currently organized in two operating segments, Products and Services.

Products

        We manufacture high precision gearing systems and structural towers for wind turbines. We also manufacture custom-engineered gearing systems, and fabrications and weldments for the mining, energy and other industrial sectors. For the nine months ended September 30, 2009, our Products segment generated approximately $130.9 million in revenues and had an operating loss of approximately $10.2 million.

  Wind Turbine Gearing Systems

        We are the largest U.S.-based precision gearing system manufacturer for the wind industry in North America, with plants in Illinois and Pennsylvania. We produce to the highest industry quality standards, and we were the first U.S. gear manufacturer to achieve ISO 9001 certification. We use an integrated manufacturing process, which includes our machining process in Cicero, Illinois, our heat treatment process in Neville Island, Pennsylvania and our finishing process in our Cicero factory. These complex production processes allow us to manufacture custom products to meet the stringent tolerances and high quality standards of our wind turbine customers. Our precision gearing manufacturing facilities have a production capacity to support turbines producing more than 4,000 MW of power annually. Our principal customers include General Electric and Clipper Windpower, both of whom have been long-standing customers. We are currently in discussions with large global gear drive original equipment manufacturers with the aim of becoming a gearing system supplier to one or more of these companies.

  Wind Turbine Structural Towers

        We are the third largest wind tower manufacturer in North America based on MW sold in 2008 in the United States. We specialize in heavier "next generation" wind towers that are larger, more technically advanced towers, designed for 2 MW and larger wind turbines. Since starting commercial production in 2005, we have produced over 500 towers. Our production facilities are strategically located in close proximity to the primary U.S. wind resource regions, sited in Wisconsin, Texas and South Dakota. Upon completion of our Brandon, South Dakota facility, scheduled in the first quarter of 2010, our three tower production facilities will have a combined annual tower production capacity sufficient to support turbines generating more than 1,500 MW of power. Our principal wind tower customers include Gamesa, Vestas and Nordex.

  Industrial Products

        We manufacture products for industrial markets including mining and oilfield equipment and cranes. Our industrial products include gearing, gear drives and custom weldments. We target niche markets and applications that require the strict tolerances and high quality standards of our processes. These products are produced in Illinois and Wisconsin and serve to diversify our customer and product portfolio and balance our plant loadings.

Services

        We offer a wide variety of services to our customers, including technical services, precision repair and engineering and logistics. For the nine months ended September 30, 2009, our services business generated approximately $34.5 million in revenues and had an operating loss of approximately $0.8 million. Our principal Services segment customers include Acciona, Fuhrlander, Gamesa, Horizon Wind Energy, NexGen Energy Partners, NextEra Energy Resources, Siemens Energy and Suzlon Wind Energy. Our service locations are in Illinois, California, South Dakota, Texas and Colorado. Our vision is to become the most comprehensive service provider to the United States and Canadian wind industry by expanding the number of our service centers.

  Technical Services

        We are a leading independent service provider of construction support and operations and maintenance services for the wind industry. Our specialty services include oil change-out, up-tower tooling for gearing systems, drive-train and blade repairs and component replacement. Our construction support capabilities include assembly of towers, nacelles, blades and other components. We also provide customer support, preventive maintenance and wind technician training. Our technicians utilize our regional service centers for storage and repair of parts as well as our training offerings.

  Precision Repair & Engineering Services

        Through our precision repair and engineering services, we repair and refurbish complex wind components, including control systems, gearboxes and blades. We also conduct warranty inspections, commission turbines and provide technical assistance. Additionally, we build replacement control panels for kW class wind turbines and repair both kW and MW blades.

        A large portion of the approximately 31,100 MW installed base of wind turbines in the United States is now coming out of warranty creating a growing need for MW gearbox refurbishment. We plan to develop the first independent gearbox refurbishing center and gearbox test stand to perform full-load testing for MW class wind turbine units.

  Logistics

        We offer specialized transportation, permitting and logistics management to the wind industry for oversize and overweight machinery and equipment. We deliver complete turbines to the installation site, including blades, nacelles and tower sections for final erection. We focus on the project management of the delivery of complete wind turbine farms. We have a fleet of over 60 specialized heavy haul trailers supporting annual delivery of 500 MW of full turbine components.

Competitive Strengths

        We believe our business model offers a number of competitive strengths that have contributed to our commercial success and will enable us to capitalize on significant opportunities for growth. These competitive strengths include the following:

  •
  Strong relationships with leading wind industry players.  Our integrated business model has enabled us to hold leading positions in many of the markets we serve by successfully winning key contracts and establishing strong relationships with major wind sector manufacturers. We provide products and services to seven of the eight largest wind turbine manufacturers currently selling in the United States, Acciona, Clipper Windpower, Gamesa, General Electric, Siemens Energy, Suzlon Wind Energy, and Vestas. We believe our relationships with leading players endorse our product quality and service capabilities and position us well to sell effectively to new customers. We intend to continue to develop long-term, multi-year contracts and strategic customer relationships across our product and service businesses.

  •
  Leading service platform.  We are the largest horizontally integrated independent service provider to the U.S. wind industry. We believe that we are differentiated by the breadth of our offerings, which enables us to work with wind farm developers through a project lifecycle: construction support including logistics and transport, commissioning of the wind farm, ongoing maintenance and operational support services, precision repair and upgrades to existing installations. Our in-house gearing system manufacturing expertise positions us to enter the market for gearbox repair and refurbishment which, for MW-scale turbines, has historically been performed by non-domestic sources. We believe that our broad service offerings and technical capabilities will allow us to grow our services business significantly as the installed wind turbine base grows and wind turbines come off warranty.

  •
  Manufacturing and service capacity to support anticipated growth.  Over the past two years, we have made substantial upfront investments in property and equipment to position ourselves to take advantage of the expected rapid growth in the North American wind industry. We believe this capacity will allow us to quickly respond to increased demand from our customers and enable us to gain share as market growth returns. In our products businesses, we have invested substantial capital in technology, engineering and manufacturing capabilities and capacity for both wind turbine towers and gearing systems. We have also invested significantly in our service group and grown our capacity through the addition of personnel and new service offerings and by expanding our footprint of regional service centers. In connection with the expected growth of the wind power market, we believe these investments will allow us to realize significant operating leverage as we increase our revenues with minimal capital expenditure.

  •
  Ability to cross-sell our product and service offerings.  Our combined product and service suite provides us with opportunities to increase sales to existing customers and approach potential customers with a coordinated offering. Leveraging our broad existing customer base, we have realized additional revenues by selling products and services that our customers previously purchased from various other providers. As an example, we are now providing logistics services to customers to whom we had previously only supplied towers or operations and maintenance services. We have also recently entered into agreements with wind farm developers for comprehensive supply chain solutions including supply of towers, gearboxes, transport and logistics and construction and commissioning support services. We believe that the breadth of our comprehensive solution is unique and is compelling for the growing segment of smaller wind developers.

  •
  Horizontally integrated supply chain offering with strategically located operations.  We believe that we have the leading North American platform designed to provide an integrated solution to the fragmented supply chain our customers face. Today, the manufacture and production of wind turbines involves over 8,000 components and many of the key inputs are both geographically dispersed and lack integration. This results in high transportation costs and quality control issues as many developers and manufacturers are forced to coordinate among multiple suppliers. While we do not provide all key components, our wind turbine component production capabilities combined with the broad array of services we offer allows our customers to simplify coordination for these increasingly complex wind development projects. We believe the breadth of our capabilities will prove attractive to new entrants and incumbents by improving speed to market, increasing product reliability and reducing costs. Additionally, our production facilities and service offerings are strategically located near existing wind centers, which allows us to minimize our response time and reduce logistics costs for our customers.

  •
  Industry leading technology and manufacturing expertise.  We utilize industry-leading technology and design capabilities and have wind product manufacturing expertise. We specialize in manufacturing "next generation" wind towers, and we were the first U.S. gear manufacturer to achieve ISO 9001 certification. Our gearing systems production facilities utilize state-of-the-art Höfler production centers and are experienced in designing and manufacturing customized products to meet specific customer needs. We have diverse technical repair expertise and the necessary spare inventory to minimize costs and response time and deliver the greatest long-term value for the lifecycle of our customers' projects. We believe our ability to design and manufacture high quality customized products and provide superior service creates high barriers to entry and allows us to maintain an advantage over our competition.

  •
  Experienced management team with decades of wind industry experience.  Our senior management team has significant industry experience and proven expertise in wind and other energy sectors and holds leadership positions in industry organizations such as the American Wind Energy Association ("AWEA"), the Canadian Wind Energy Association and the American Gear Manufacturers Association. Key areas of expertise include high technical specification industrial manufacturing, operational execution in the wind industry, strategic business development, financial planning and acquisition integration. Members of our senior management team have held positions at leading global and national wind and industrial sector companies including

    Vestas, General Electric, Trinity Industries, DMI Industries, British Petroleum, Regal Beloit, FMC Technologies and Federal Signal.

Business and Operating Strategy

        We intend to capitalize on the anticipated growth of the wind sector in the United States and Canada by providing our technologically advanced, highly reliable, value-added products and components and customized services across the wind supply chain to enhance our leadership position.

        Our strategic objectives include the following:

  •
  Utilize our established platform to increase market share and satisfy customer demand.  During 2008, we took steps to enhance our manufacturing capabilities by increasing gearing production capacity and constructing a new state-of-the-art tower manufacturing plant in Abilene, Texas. We are also constructing an additional tower manufacturing plant in Brandon, South Dakota. We increased specialized heavy-haul capacity by over 20% and increased our service capacity through strategic hiring and the addition of a new facility capable of supporting MW-class blade repair. We believe our presence in key wind resource states provides us with an advantage on cost, efficiency and speed to market by limiting exchange rate risk and importation and customs duties (compared to international competitors) and substantially reducing transportation and working capital costs for our customers. As a result, we believe that we are well positioned with our existing infrastructure to take advantage of projected improvements in market conditions.

  •
  Continue to develop and grow our service businesses.  We have established a network of service centers strategically located near key wind farm sites with precision repair and engineering capabilities and skilled personnel. We believe that there is a significant opportunity to continue to develop this network to provide more comprehensive support to additional businesses in the wind industry. Wind turbine components are initially serviced by wind turbine manufacturers under applicable warranties, which have generally been shortening over time. We believe that, as the size of the installed base grows and ages, manufacturer warranties expire and as the complexity and size of wind turbines increase, wind farm operators will increasingly seek third party service providers to maintain their assets. We intend to support our customers' service strategies, to further develop our own service channels and to capture a share of the expanding service and aftermarket support business through relationships with wind turbine manufacturers, wind farm operators and independent service providers. Consistent with this strategy, we continually evaluate potential acquisition opportunities, some of which may be material.

  •
  Leverage our success in North America to pursue international business opportunities.  We have begun to expand our focus beyond the North American wind energy market to develop an international presence as a long-term strategic objective. We believe that there has been a rapid migration of turbine manufacturers to the United States, which has allowed us to develop relationships with leading global turbine assembly companies and increases our opportunity to leverage these relationships into global markets. We have recently restructured our management team to provide the framework for pursuing international business opportunities, which we believe will expand our revenue opportunities and enable us to better serve our customers, enhance our supply chain and develop additional synergies across our operating units.

  •
  Continue to improve production technology and operational efficiency.  We believe that the proper coordination and integration of the supply chain are key factors that enable high operating efficiencies, increased reliability and lower costs. Our manufacturing facilities include state-of-the-art equipment and lean processes to help enhance our operational efficiency and flexibility. We will continue to pursue strategies to further optimize our production processes to generate increased output, leverage our scale and lower our costs while maintaining product quality.

  •
  Broaden our product offerings.  We believe that we offer one of the most complete sets of product offerings addressing the needs of customers across the North American wind supply chain. We are dedicated to the identification, development and commercialization of new products that take advantage of our scale in order to provide comprehensive solutions for our customers. Since a turbine often contains more than 8,000 components, we plan to take advantage of our extensive expertise and technological capabilities to develop the complex product offerings required to compete in the North American wind market.

        As the North American wind industry matures and the complexity of wind turbines increases, complex product offerings, advanced supply chain management and specialized services will be critical for wind turbine manufacturers and wind farm developers and owners, and we intend to pursue our business strategies and maintain and enhance our established platform to more deeply penetrate our target markets and further diversify our customer base.

Our Corporate Information

        Our principal executive office is located at 47 East Chicago Avenue, Suite 332, Naperville, IL 60540. Our phone number is (630) 637-0315 and our website address is www.broadwindenergy.com. Information contained on our website does not constitute part of this prospectus.

Risk Factors

        An investment in our common stock involves substantial risk. You should carefully read and consider the information set forth under "Risk Factors," as well as all other information contained or incorporated by reference in this prospectus before investing in our common stock.

The Offering

Common stock offered by us	10,000,000 shares
Common stock offered by the selling stockholders	5,000,000 shares by Tontine (as defined below)
Underwriters' option to purchase additional shares from the selling stockholders	2,250,000 shares
Common stock to be outstanding after this offering	106,631,630 shares
Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $ million, after underwriting discounts and commissions and estimated offering expenses.

We intend to use approximately $         million of the net proceeds to us from this offering to repay a portion of our outstanding indebtedness and the remainder for general corporate purposes, including capital expenditures to grow our services businesses.

We will not receive any proceeds from the sale of any shares in this offering by the selling stockholders.
See "Use of Proceeds" for more information.
Nasdaq Global Select Market Symbol	"BWEN"

        The selling stockholders are Tontine Capital Partners, L.P. ("TCP"), Tontine Capital Overseas Master Fund, L.P. ("TMF"), Tontine Partners, L.P. ("TP"), Tontine Overseas Fund, Ltd. ("TOF"), Tontine 25 Overseas Master Fund, L.P. ("T25" and collectively with TP, TOF, TCP, TMF and their affiliates, "Tontine") and, in the event the underwriters exercise their over-allotment option, J. Cameron Drecoll, our Chief Executive Officer and one of our directors.

        The number of shares to be outstanding after this offering is based on 96,631,630 shares outstanding as of November 2, 2009, and does not include, as of November 2, 2009:

  •
  1,508,603 shares of common stock issuable upon the exercise of stock options with a weighted average exercise price of $11.81 per share;

  •
  324,552 shares subject to outstanding restricted stock units; and

  •
  3,515,478 shares that are reserved for issuance pursuant to our equity incentive plan.

        Unless otherwise indicated, the information in this prospectus assumes:

  •
  a public offering price of $            per share, which was the last reported sale price of our common stock on                         , 2009; and

  •
  no exercise by the underwriters of their option to purchase additional shares of common stock from the selling stockholders to cover over-allotments, if any.

 SUMMARY CONSOLIDATED FINANCIAL DATA

        The following tables set forth our summary consolidated financial data for the periods ended and as of the dates indicated below. We have derived the summary consolidated financial data as of and for the years ended December 31, 2008, 2007, and 2006 from our audited consolidated financial statements included elsewhere in this prospectus and as of and for the nine months ended September 30, 2009 and 2008 from our unaudited consolidated financial statements included elsewhere herein.

        The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included or incorporated by reference in this prospectus. Our historical results may not be indicative of the operating results to be expected in any future period.

(In thousands, except per share data)

	Nine Months Ended September 30,		For the Year Ended December 31,
	2009	2008	2008	2007	2006
Selected Statement of Operations Data
Revenues	$164,882	$139,682	$217,321	$29,804	$4,023
Cost of sales	150,464	112,599	183,951	25,865	4,822

Gross profit (loss)	14,418	27,083	33,370	3,939	(799)

Selling, general and administrative expenses	27,688	28,475	41,545	5,724	1,501
Intangible amortization and goodwill impairment(1)	8,718	8,249	13,568	1,750	21

Total other income (expense), net	4,079	(1,864)	(2,480)	(866)	(414)
(Benefit) provision for income taxes	(389)	1,410	1,062	(1,039)	—

Net loss	$(17,520)	$(12,915)	$(25,285)	$(3,362)	$(2,735)

Net loss per share—basic and diluted	$(0.18)	$(0.15)	$(0.28)	$(0.07)	$(0.08)
	Nine Months Ended September 30,		For the Year Ended December 31,
	2009	2008	2008	2007	2006
Selected Other Data
EBITDA(2)	$6,095	$7,250	$4,327	$103	$(1,643)
EBITDA margin(2)	3.7%	5.2%	2.0%	0.3%	(40.8)%
Net cash provided by (used in) operating activities	$2,853	$(5,812)	$(2,359)	$521	$(711)
Net cash used in investing activities	(11,710)	(84,646)	(106,696)	(82,828)	(408)
Net cash provided by financing activities	1,264	119,068	118,526	87,964	1,078

	As of September 30, 2009(3)
	Actual	As Adjusted
Selected Balance Sheet Data
Assets:
Cash and cash equivalents	$7,660	$
Total current assets	55,755
Total assets	328,329
Liabilities:
Total current liabilities	55,414
Total long-term debt, net of current maturities	25,689
Total liabilities	81,103
Total stockholders' equity	$247,226	$

(1)
During the year ended December 31, 2008, we recorded a goodwill impairment charge of $2,409 related to our Products Segment.

(2)
For any period, EBITDA is calculated as presented below. Additionally, the calculation of EBITDA excludes the effect of any goodwill impairment charges. We believe that EBITDA is particularly meaningful due principally to the role acquisitions have played in our development. Historically, our growth through acquisitions has resulted in significant non-cash depreciation and amortization expense because a significant portion of the purchase price of our acquired businesses is generally allocated to depreciable fixed assets and long-lived assets, which primarily consist of goodwill and amortizable intangible assets. Please note that neither EBITDA nor EBITDA margin, which are non-GAAP measures, should be considered alternatives to, nor is there any implication that they are more meaningful than, any measure of performance or liquidity promulgated under accounting principles generally accepted in the United States.

	Nine Months Ended September 30,		For the Year Ended December 31,
	2009	2008	2008	2007	2006
Reconciliation of net loss to EBITDA
Net loss	$(17,520)	$(12,915)	$(25,285)	$(3,362)	$(2,735)
(Benefit) provision for income taxes	(389)	1,410	1,062	(1,039)	—
Interest expense (income), net	1,831	1,921	2,276	839	411
Goodwill impairment	—	—	2,409	—	—
Depreciation and amortization	20,131	15,706	21,866	3,523	328
Share-based compensation	2,042	1,128	1,999	142	353

EBITDA	$6,095	$7,250	$4,327	$103	$(1,643)

  EBITDA margin equals EBITDA divided by total revenue.

(3)
The summary balance sheet data as of September 30, 2009 is presented (a) on an actual basis and (b) on an adjusted basis to reflect the sale by us of 10,000,000 shares of common stock in this offering at an assumed initial offering price of $            per share, after deducting underwriting discounts and commissions and estimated expenses, and the use of a portion of the proceeds to us from this offering to repay a portion of our indebtedness as described in "Use of Proceeds."

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before investing in our common stock. If any of the following risks materialize, our business, financial condition or results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Relating to Our Business and Our Industry

Our businesses, and therefore our results of operations and financial condition, may continue to be adversely affected by dislocation in the global credit markets and economic uncertainty.

        The recent disruption in the global credit markets, the re-pricing of credit risk and the deterioration of the financial and real estate markets generally, particularly in the United States and Europe, have all contributed to a reduction in consumer spending and a contraction in global economic growth. Although initially impacting the housing, financial and insurance sectors, this deterioration further expanded into a significant recession affecting the general economy, including in the United States and throughout Europe, and other sectors, including the wind energy sector. The recession has had negative effects on demand for alternative sources of energy and consequently for our product and service offerings. Although there is a growing confidence that the global economies have resumed growth, there remains risk that the recovery will be short-lived, such recovery may not include the industries or markets in which we conduct our business, or the downturn may resume. In addition, because there is a long lead-time between orders for wind products and delivery, there is generally a lag before the impact of changed economic conditions affects our results, and an improvement in economic conditions in late 2009 would not be reflected in our results until at least the second quarter of 2010. Any such event could have a material adverse effect on our business in a number of ways, including lower sales and renewal cycles if there is a reduction in demand for wind energy and could have a material adverse effect on our liquidity, results of operations and financial condition.

        In particular, risks we might face could include: potential declines in revenues in our business segments due to reduced orders or other factors caused by economic challenges faced by our customers and prospective customers, and an inability to finance future acquisitions or significant capital expenditures relating to new projects or lines of business on reasonable terms.

The U.S. wind industry is reliant on tax and other economic incentives and political and governmental policies. A significant change in these incentives and policies could negatively impact our results of operations and growth.

        Our business segments are focused on supplying products and services to wind turbine manufacturers and owners and operators of wind energy generation facilities. Currently, the wind industry is dependent upon federal tax incentives and state renewable portfolio standards and would not be economically viable absent such incentives. The federal government provides economic incentives to the owners of wind energy facilities, including a federal production tax credit, an investment tax credit and a cash grant equal in value to the investment tax credit. The production tax credit was extended by the American Recovery and Reinvestment Act ("ARRA") in February 2009 and provides the owner of a qualifying wind energy facility placed in service before the end of 2012 with a ten-year tax credit against the owner's federal income tax obligations based on the amount of electricity generated by the qualifying wind energy facility and sold to unrelated third parties. Alternatively, wind project owners may (i) elect to receive an investment tax credit equal to 30% of the qualifying basis of facilities placed in service before the end of 2012 or (ii) for facilities placed in service in 2009 or 2010

(or, if construction begins before the end of 2010, placed in service before the end of 2012), apply to receive a cash grant from the Department of Treasury, equal in value to the investment tax credit.

        The production tax credit, investment tax credit and cash grant program provide material incentives to develop wind energy generation facilities and thereby impact the demand for our manufactured products and services. The increased demand for our products and services resulting from the credits and incentives may continue until such credits or incentives lapse. The failure of Congress to extend or renew these incentives beyond their current expiration dates could significantly delay the development of wind energy generation facilities and the demand for wind turbines, towers and related components. In addition, we cannot assure you that any subsequent extension or renewal of the production tax credit, investment tax credit or cash grant program would be enacted prior to its expiration or, if allowed to expire, that any extension or renewal enacted thereafter would be enacted with retroactive effect. It is possible that these federal incentives will not be extended beyond their current expiration dates. Any delay or failure to extend or renew the federal production tax credit, investment tax credit or cash grant program in the future could have a material adverse impact on our business, results of operations, financial performance and future development efforts.

        State renewable energy portfolio standards generally require state-regulated electric utilities to supply a certain proportion of electricity from renewable energy sources or devote a certain portion of their plant capacity to renewable energy generation. Typically, subject utilities comply with such standards by qualifying for renewable energy credits evidencing the share of electricity that was produced from renewable sources. Under many state standards, these renewable energy credits can be unbundled from their associated energy and traded in a market system allowing generators with insufficient credits to meet their applicable state mandate. These standards have spurred significant growth in the wind energy industry and a corresponding increase in the demand for our manufactured products. Currently, the majority of states and the District of Colombia have renewable energy portfolio standards in place and certain states have voluntary utility commitments to supply a specific percentage of their electricity from renewable sources. The enactment of renewable energy portfolio standards in additional states or any changes to existing renewable energy portfolio standards, or the enactment of a federal renewable energy portfolio standard or imposition of other greenhouse gas regulations may impact the demand for our products. We cannot assure you that government support for renewable energy will continue. The elimination of, or reduction in, state or federal government policies that support renewable energy could have a material adverse impact on our business, results of operations, financial performance and future development efforts.

We could incur substantial costs to comply with environmental, health, and safety laws and regulations and to address violations of or liabilities under these requirements.

        Our operations and products are subject to a variety of environmental laws and regulations in the jurisdictions in which we operate and sell products governing, among other things, air emissions, wastewater discharges, the use, handling and disposal of hazardous materials, soil and groundwater contamination, employee health and safety, and product content, performance and packaging. We cannot guarantee that we will at all times be in compliance with such laws and regulations and if we fail to comply with these laws and regulations or our permitting and other requirements, we may be required to pay fines, limit production at our facilities or be subject to other sanctions. Also, certain environmental laws can impose the entire or a portion of the cost of investigating and cleaning up a contaminated site, regardless of fault, upon any one or more of a number of parties, including the current or previous owner or operator of the site. These environmental laws also impose liability on any person who arranges for the disposal or treatment of hazardous substances at a contaminated site. Third parties may also make claims against owners or operators of sites and users of disposal sites for personal injuries and property damage associated with releases of hazardous substances from those sites. Many of our facilities have a history of industrial operations and contaminants have been detected at some of our facilities.

        Changes in existing environmental laws and regulations, or their application, could cause us to incur additional or unexpected costs to achieve or maintain compliance. Our facilities emit greenhouse gases which may be subject to pending or future environmental laws or regulations which could cause us to incur additional or unexpected costs to achieve and maintain compliance. The assertion of claims relating to on- or off-site contamination, the discovery of previously unknown environmental liabilities, or the imposition of unanticipated investigation or cleanup obligations, could result in potentially significant expenditures to address contamination or resolve claims or liabilities. Such costs and expenditures could have a material adverse effect on our business, financial condition or results of operations.

Our financial and operating performance is subject to certain factors which are out of our control, including prevailing economic conditions and the state of the wind energy market in North America.

        As a supplier of products and services to wind turbine manufacturers and owners and operators of wind energy generation facilities, our results of operations (like those of our customers) are subject to general economic conditions and specifically, to the state of the wind energy market. In addition to the state and federal government policies supporting renewable energy described above, the growth and development of the larger wind energy market in North America is subject to a number of factors, including, among other things:

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  available financing for the estimated pipeline of wind development projects;

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  the cost of electricity, which may be affected by a number of factors, including the cost and availability of fuel, government regulation, power transmission, seasonality and fluctuations in demand;

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  the development of new power generating technology or advances of existing technology or discovery of power generating natural resources;

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  the development of electrical transmission infrastructure;

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  state and federal laws and regulations;

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  administrative and legal challenges to proposed wind development projects; and

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  public perception and localized community responses to wind energy projects.

        In addition, while some of the factors listed above may only affect individual wind project developments or portions of the market, in the aggregate they may have a significant effect on the successful development of the wind energy market, and thus, affect our operating and financial results.

We are substantially dependent on a few significant customers.

        The wind turbine market in the United States is very concentrated, with eight manufacturers controlling in excess of 90% of the market. Like us, these customers have been adversely affected by the recent downturn in the economy and we have seen, and may continue to see, a decrease in order volume from such customers. During 2009, we have continued to be affected by the global economic downturn, particularly with respect to the economic impact that it continues to have on our customers. Historically, the majority of our revenues are highly concentrated with a limited number of customers. In 2008, three customers—Gamesa, General Electric and Clipper Windpower—each accounted for more than 10% of our consolidated revenues. During the first nine months of 2009, several of our customers within our Products segment expressed their intent to scale back, delay or restructure existing customer agreements, which has led to reduced revenues from these customers. As a result, our operating profits and gross margins have been negatively affected by a decline in production levels during 2009, which have created production volume inefficiencies in our operations and cost structures.

        Additionally, if our relationships with significant customers should change materially, it would be difficult for us to immediately and profitably replace lost sales in a market with such concentration, which would materially adversely affect our results. We could be adversely impacted by decreased customer demand for our products and services due to (1) the impact of current or future economic conditions on our customers, (2) our customers' loss of market share to competitors of theirs that do not use our products and (3) our loss of market share with our customers. We could lose market share with our customers to competitors or to our customers themselves, should they decide to become more vertically integrated and produce our products and services internally.

        In addition, even if our customers continue to do business with us, we can be adversely affected by a number of other potential developments with our customers. For example:

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  our customers may not comply with their contractual payment or volume obligations or may become subject to insolvency or liquidation proceedings. The inability or failure of our customers to meet their contractual obligations or the insolvency or liquidation of one or more of our significant customers could have a material adverse effect on our business, financial position and results of operations;

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  our customers have, and in the future may seek to renegotiate the terms of current agreements or renewals; for example, some customers have sought payments from us for claims despite contractual limits that preclude our obligation to make payments for such claims; and

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  although our subsidiary companies operate independently, a dispute between a significant customer and us or one of our subsidiaries could have a negative effect on the business relationship we have with that customer across our entire organization. Among other things, such a dispute could lead to an overall decrease in such customer's demand for our products and services or difficulty in collecting amounts due to one or more of our subsidiaries that are otherwise not related to such a dispute; and

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  a material change in payment terms for accounts receivable of a significant customer could have a material adverse effect on our short-term cash flows.

Our customers may be significantly affected by disruptions and volatility in the markets.

        Current market disruptions and regular market volatility may have adverse impacts on our customers' abilities to pay when due the amounts payable to us and could cause related increases in our cost of capital associated with any increased working capital or borrowing needs we may have if this occurs. We may also have difficulty collecting amounts payable to us in full (or at all) if any of our customers fail or seek protection under applicable bankruptcy or insolvency laws. In addition, our customers have in the past and may attempt in the future to renegotiate the terms of contracts or reduce the size of orders with us as a result of disruptions and volatility in the markets. Our backlog is substantial, but we cannot predict with any degree of certainty the amount of our backlog that we will be successful in collecting from our customers.

        Market disruptions and regular market volatility may also result in an increased likelihood of our customers bringing warranty or remediation claims in connection with our products or services that they would not ordinarily bring in a more stable economic environment. In the event of such a claim, we may incur costs if we decide to compensate the affected customer or to engage in litigation against the affected customer regarding the claim. We maintain product liability insurance, but there can be no guarantee that such insurance will be available or adequate to protect against such claims. A successful claim against us could result in a material adverse effect on our business.

We may have difficulty raising additional financing when needed or on acceptable terms and there can be no assurances that our operations will generate sufficient cash flows in an amount sufficient to enable us to pay our indebtedness.

        We rely on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. While we anticipate that our current cash resources and cash to be generated from this offering and our operations will be adequate to meet our liquidity needs for at least the next twelve months, following this offering, we will not have any significant committed sources of liquidity. If we are not able to access capital at competitive rates, the ability to implement our business plans may be adversely affected. In the absence of access to capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations at times when the prices for such assets are depressed. We may not be able to consummate those dispositions. Furthermore, these proceeds may not be adequate to meet our debt service obligations then due.

        Additionally, our ability to make scheduled payments on our existing or future debt obligations and fund operations will depend on our future financial and operating performance. While we believe that we will continue to have sufficient cash flows to operate our businesses, there can be no assurances that our operations will generate sufficient cash flows to enable us to pay our indebtedness or to fund our other liquidity needs. If we cannot make scheduled payments on our debt, we will be in default and, as a result, among other things, our debt holders could declare all outstanding principal and interest to be due and payable and we could be forced into bankruptcy or liquidation or required to substantially restructure or alter our business operations or debt obligations. Moreover, if we are unable to obtain additional capital or if our current sources of financing are reduced or unavailable, we will likely be required to delay, reduce the scope of or eliminate our plans for expansion and growth and this could affect our overall operations.

Our current credit agreements limit our ability to take various actions, and a default under our credit agreements could have a material adverse impact on our business.

        While we currently anticipate using a portion of the net proceeds to us from this offering to repay our existing debt facilities with Bank of America, our current credit agreements limit our ability to take various actions, including paying dividends and disposing of assets. There can be no assurances that we will complete this offering or use proceeds to retire our existing debt facilities in full or, if these facilities with Bank of America are not retired, that we will remain in compliance with the covenants contained in the applicable loan agreements.

        The covenants, among other things, limit the manner in which we conduct our business and require us to satisfy specified financial and non-financial covenants. Accordingly, we may be restricted from taking actions that management believes would be desirable and in the best interests of us and our stockholders. Additionally, a breach of any covenants contained in our credit agreements could result in an event of default under the agreements. Upon the occurrence of an event of default under our credit agreements, the lenders may not be required to lend any additional amounts to us and could elect to declare all borrowings outstanding thereunder, together with accrued and unpaid interest and fees, to be due and payable, which could also trigger payment obligations under various guaranties securing certain of our borrowings, any of which could have a material adverse effect on our business or financial condition. For further information regarding our existing borrowings, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Credit Facilities."

Growth and diversification through acquisitions and internal expansion may not be successful, and could result in poor financial performance.

        To execute our business strategy, we may acquire new businesses. We may not be able to identify appropriate acquisition candidates or successfully negotiate, finance or integrate acquisitions. If we are unable to make acquisitions, we may be unable to realize the growth we anticipate. Future acquisitions could involve numerous risks including difficulties in integrating the operations, services, products, and personnel of the acquired business; and the potential loss of key employees, customers and suppliers of the acquired business. If we are unable to successfully manage these acquisition risks, future earnings may be adversely affected.

        We may also plan to continue to grow our existing business through increased production levels at existing facilities and through expansion to new manufacturing facilities and locations, such as our recently completed tower manufacturing facility in Abilene, Texas and our partially constructed tower manufacturing facility in Brandon, South Dakota. Such expansion and any future expansion will require coordinated efforts across the Company and continued enhancements to our current operating infrastructure, including management and operations personnel, systems and equipment, and property. Difficulties or delays in acquiring and effectively integrating any new facilities may adversely affect future performance. For example, we recorded higher costs in 2008 to handle a higher volume of orders and in 2009 in connection with the startup of production at our Abilene facility. Moreover, if our expansion efforts do not adequately predict the demand of our customers and our potential customers, our future earnings may be adversely affected.

We face competition from industry participants who may have greater resources than we do.

        Our businesses are subject to risks associated with competition from new or existing industry participants who may have more resources and better access to capital. Many of our competitors and potential competitors may have substantially greater financial, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Among other things, these industry participants compete with us based upon price, quality, location and available capacity. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Some of our competitors may also be able to provide customers with additional benefits at lower overall costs to increase market share. We cannot be sure that we will be able to match cost reductions by our competitors or that we will be able to succeed in the face of current or future competition. In addition, we face competition from our customers as they seek to be more vertically integrated and offer full service packages. Some of our customers are also performing more services themselves.

We have generated net losses and negative cash flows since our inception.

        We have experienced operating losses, as well as net losses, for each of the years during which we have operated. In addition in light of current economic conditions, we anticipate that losses and negative cash flow are possible for the foreseeable future. We have incurred significant costs in connection with the development of our businesses and there is no assurance that we will achieve sufficient revenues to offset anticipated operating costs. Although we anticipate deriving revenues from the sale of our products and services, no assurance can be given that these products can be sold on a net profit basis. If we achieve profitability, we cannot give any assurance that we would be able to sustain or increase profitability on a quarterly or annual basis in the future.

We may not be able to effectively utilize the additional production capacity at our new wind tower manufacturing facility currently under construction in Brandon, South Dakota.

        We currently have a third wind tower manufacturing facility under construction on land that we own in Brandon, South Dakota. The terms of the construction financing require that construction of the facility be completed on or before January 5, 2010. If there is insufficient market demand for the products we intend to produce at this facility, it could be difficult or impossible for us to operate the facility in a profitable or cost-effective manner. If we elected not to commence operations of the facility we would continue to incur fixed costs associated with ownership of the facility, and there can be no assurance that we would be able to sell or otherwise dispose of the facility on terms deemed to be commercially reasonable by us if we sought to do so in the future.

Our future operating results and the market price of our common stock could be materially adversely affected if we are required to write down the carrying value of goodwill or intangible assets associated with any of our operating segments in the future.

        We review our goodwill and intangible balances for impairment on at least an annual basis through the application of a fair-value-based test. Our estimate of fair-value for each of our operating segments is based primarily on projected future results and cash flows and other assumptions. In addition, we review long-lived assets whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. In October of 2008, we performed our annual test for goodwill impairment and determined that the goodwill balance related to R.B.A. Inc. ("RBA"), a specialty industrial weldment business acquired by us in October 2007, was impaired. This determination indicated a decline in the projected fair value of RBA net assets based upon forecasted operating results. Our analysis indicated that the projected discounted cash flows associated with RBA's net assets did not exceed their carrying value. As a result, we recorded a goodwill impairment charge of approximately $2.4 million during the fourth quarter of 2008. In the future, if our projected discounted cash flows associated with our operating segments do not exceed the carrying value of their net assets, we may be required to record additional write downs of the carrying value of goodwill, intangible assets or other long-lived assets associated with any of our operating segments and our operating results and the market price of our common stock may be materially adversely affected.

        As of September 30, 2009 our goodwill and intangible balances were $34.0 million and $96.9 million respectively. We perform an annual goodwill impairment test during the fourth quarter of each year, or more frequently when events or circumstances indicate that the carrying value of our assets may not be recovered. The 2008-2009 recession has impacted our financial results and has reduced purchases from certain of our key customers. We may determine that our expectations of future financial results and cash flows from one or more of our businesses has decreased or a decrease in stock valuation may occur, which could result in a review of our goodwill and intangible assets associated with these businesses. Since a large portion of the value of our intangibles has been ascribed to projected revenues from certain key customers, a change in our expectation of future cash from one or more of these customers could indicate potential impairment to the carrying value of our assets.

Disruptions in the supply of parts and raw materials, or changes in supplier relations, may negatively impact our operating results.

        We are dependent upon the supply of certain raw materials used in our production process and these raw materials are exposed to price fluctuations on the open market. Raw material costs for items such as steel, the primary raw material used by us, have fluctuated significantly and may continue to fluctuate. To reduce price risk caused by market fluctuations, we have incorporated price adjustment clauses in many sales contracts. However, limitations on availability of raw materials or increases or decreases in the cost of raw materials (including steel), energy, transportation and other necessary services may impact our operating results if our manufacturing businesses are not able to fully pass on the costs associated with such increases or decreases to their respective customers. Alternatively, we will not realize material improvements from declines in steel prices as the terms of many of our contracts provide that we pass through these costs to our customers.

        In addition, we may encounter supplier constraints, be unable to maintain favorable supplier arrangements and relations or be affected by disruptions in the supply chain caused by such events as natural disasters, power outages and the effect of labor strikes. In the event of significant increases or decreases in the price of raw materials, particularly steel, our margins and profitability could be negatively impacted.

If our projections regarding the future market demand for our products are inaccurate, our operating results and our overall business may be adversely affected.

        We have made significant capital investments in anticipation of rapid growth in the wind energy market. The expansion of our internal manufacturing capabilities has required significant up-front fixed costs. If market demand for our products does not increase as quickly as we have anticipated and align with our expanded manufacturing capacity, we may be unable to offset these costs and to achieve economies of scale, and our operating results may be adversely affected as a result of high operating expenses, reduced margins and underutilization of capacity. Alternatively, if we experience rapid demand for our products in excess of our estimates, our installed capital equipment and existing workforce may be insufficient to support higher production volumes, which could harm our customer relationships and overall reputation. In addition, we may not be able to expand our workforce and operations in a timely manner, procure adequate resources, or locate suitable third-party suppliers, to respond effectively to changes in demand for our existing products or to the demand for new products requested by our customers, and our business could be adversely affected. Our ability to meet such excess customer demand could also depend on our ability to raise additional capital and effectively scale our manufacturing operations.

If our estimates for warranty expenses differ materially from actual claims made, or if we are unable to reasonably estimate future warranty expense for our products and services our business and financial results could be negatively affected.

        Within our Products segment, we provide warranty terms generally ranging between two and seven years for various products relating to workmanship and materials supplied by the Company. We reserve for warranty claims based on industry experience and estimates made by management. From time to time, customers have submitted warranty claims against the Company. However, we have a limited history on which to base our warranty estimates for certain products which we manufacture. Our assumptions could be materially different from the actual performance of our products in the future and could exceed the levels against which we have reserved. In some instances our customers have interpreted the scope and coverage of certain of our warranty provisions differently from the Company's interpretation of such provisions. The expenses associated with remediation activities in the wind energy industry can be substantial and if the Company is required to pay such costs in connection with a customer's warranty claim it could be subject to additional unplanned cash expenditures. If our estimates prove materially incorrect, or if we are required to cover remediation expenses in addition to our regular warranty coverage for workmanship and materials, we could be required to accrue additional expenses and could face a material unplanned cash expenditure, which could harm our financial and operating results.

Material weaknesses or other deficiencies in our internal control over financial reporting, including potential failure to prevent or detect errors or fraud, could affect the accuracy of our reported financial results.

        Management identified material weaknesses in internal controls over financial reporting in 2008, relating to inventory and cost accounting, IT controls, income taxes and non-routine transactions, as referenced in Item 9A Controls and Procedures of our Annual Report on Form 10-K for the year ended December 31, 2008. We restated certain financial information in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 on account of certain material weaknesses in internal controls over our financial reporting. While we have taken steps to remediate these material weaknesses, we have not tested our remediation actions and cannot assure you that these weaknesses are remediated. Because many of the remediation actions we have undertaken are recent and because some of our remediation actions will be designed to improve our internal controls over annual measures, management will not be able to conclude that the material weaknesses have been eliminated until such time as it is able to complete its assessment of the effectiveness of internal controls over financial reporting. While management is exercising its best efforts to remediate material weaknesses and significant deficiencies identified and described above, it cannot provide any assurance as to when such material weaknesses and significant deficiencies will be remediated, and other material weaknesses or significant deficiencies may arise. Internal control weaknesses or deficiencies may continue to affect our ability to close our financial reporting on a timely basis or report accurate numbers. In addition, acquisitions of companies lacking sufficient financial and internal control expertise may affect our ability to comply with public company reporting requirements in the future, including meeting filing deadlines established by the Securities and Exchange Commission (the "SEC"), and ensuring that our Company-wide controls and procedures are adequate to provide financial information in a timely and reliable matter. We may incur substantial additional costs to bring acquired companies' systems into compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as amended ("Sarbanes-Oxley"). Our ability to attract and retain qualified financial experts will also impact our ability to comply with financial reporting and Sarbanes-Oxley regulations. If we are not able to maintain the requirements of Section 404 of Sarbanes-Oxley in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities. This type of action could adversely affect our financial results or investors' confidence in our company and our ability to access capital markets and could cause our stock price to decline.

Trade restrictions may present barriers to entry in certain international markets.

        Restrictions on trade with certain international markets could affect our ability to expand into those markets. In addition, the existence of government subsidies available to our competitors in certain countries may affect our ability to compete on a price basis.

We may be unable to keep pace with rapidly changing technology in wind turbine component manufacturing.

        The global market for wind turbines is rapidly evolving technologically. Our component manufacturing equipment and technology may not be suited for future generations of products being developed by wind turbine companies. To maintain a successful business in our field, we must keep pace with technological developments and changing standards of our customers and potential customers and meet their constantly evolving demands. If we fail to adequately respond to the technological changes in our industry, or are not suited to provide components for new types of wind turbines, our net worth, financial condition and operating results may be adversely affected.

We rely on unionized labor, the loss of which could adversely affect our future success.

        We are dependent on the services of unionized labor and have collective bargaining agreements with certain of our operations workforce. The loss of the services of these and other personnel, whether through terminations, attrition, labor strike, or otherwise, or a material change in our collective bargaining agreements, could have a material adverse impact on us and our future profitability. A collective bargaining unit in place at our Brad Foote subsidiary's Cicero facility is under contract through February 2010 and the contract for the collective bargaining unit in place at our Brad Foote subsidiary's Neville Island facility expired at the end of October 2009. We have reached an agreement with our Neville Island collective bargaining unit which will result in a three year extension for the contract and we are awaiting final approvals. As of September 30, 2009, our collective bargaining units represent approximately 24% of our workforce.

We need to hire additional personnel, including management personnel, and the loss of our key personnel could harm our business.

        Our future success will depend largely on the skills, efforts and motivation of our executive officers and other key personnel. Our success also depends, in large part, upon our ability to attract and retain highly qualified management and key personnel throughout our organization. Because of the nature of our rapid growth, which has occurred both organically and through acquisitions, we will likely need to hire additional personnel, including management personnel, to fill in our organization. We face competition in the attraction and retention of personnel who possess the skill sets that we seek. In addition, key personnel may leave our company and subsequently compete against us. The loss of the services of any of our key personnel, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could have a material adverse effect on our business, results of operations, or financial condition.

Our ability to comply with regulatory requirements is critical to our future success and our current level of controls cannot guarantee that we are in compliance with all such requirements.

        As a manufacturer and distributor of wind and other energy industry products we may be or become subject to the requirements of federal, state and local or foreign regulatory authorities. In addition, we are subject to a number of industry standard-setting authorities, such as the American Gear Manufacturers Association and the American Welding Society. Changes in the standards and requirements imposed by such authorities could have a material adverse effect on us. In the event we are unable to meet any such standards when adopted our business could be adversely affected. We may not be able to obtain all regulatory approvals, licenses and permits that may be required in the future, or any necessary modifications to existing regulatory approvals, licenses and permits, or maintain all required regulatory approvals, licenses and permits.

        There can be no guarantee that our businesses are in full compliance with such standards and requirements. We continue to develop our internal controls with a goal of providing a greater degree of certainty that our businesses are in compliance with applicable governmental and regulatory requirements, but our current level of internal control may fail to reveal to us material instances of non-compliance with such requirements, and such non-compliance could have a material adverse effect on our business.

Our principal stockholder holds a large percentage of our common stock and influences our affairs significantly.

        Tontine owns approximately 47.7% of our outstanding common stock as of November 2, 2009 and will own 38.6% of our common stock after completion of this offering (assuming the underwriters do not exercise their over-allotment option). Tontine has, and will continue to have after this offering, the right to designate three individuals on our board of directors pursuant to a Securities Purchase Agreement entered into with Broadwind in August 2007. As a result, Tontine has, and will continue to have after this offering, the voting power to significantly influence our policies, business and affairs, and the outcome of any corporate transaction or other matter, including mergers, consolidations and the sale of all, or substantially all, of our assets. Tontine's significant ownership level may have the effect of delaying, deterring, or preventing a change in control that otherwise could result in a premium in the price of our common stock. Tontine and its affiliates may invest in entities that directly or indirectly compete with us or companies in which they currently invest may begin competing with us. As a result of these relationships, when conflicts between the interests of Tontine and the interests of our other stockholders arise, the Tontine-designated directors may have conflicts of interest. Although our directors and officers will have a duty of loyalty to us under Delaware law and our certificate of incorporation, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible, if done in compliance with Delaware law. The actions of Tontine may have the effect of influencing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

We may not have the technical expertise, and we may be unable to secure the necessary patents or other intellectual property rights, needed to successfully market new products that we may develop.

        A key element of our business and operating strategy is to exploit our technological ability to design new manufacturing processes and products to take advantage of the anticipated growth in the North American wind market. Historically, we have not developed patented technology or engaged in technical design work on a significant scale. If we are unable to develop new manufacturing processes and products that are attractive to our customers and potential customers, or if we are unable to secure the necessary patents or other intellectual property rights needed to prevent our competitors from developing and marketing substantially similar products, we could experience a material and adverse effect on our business and results of operations.

We cannot insure against all potential risks and may have difficulty insuring our business activities or become subject to increased insurance premiums.

        Our business is subject to a number of risks, including inherent risks associated with manufacturing, heavy-haul transport, and service and construction support for wind turbines. To mitigate the risks associated with our business, we have entered into various insurance policies. However, our insurance policies have high deductibles in certain instances and do not cover losses as a result of certain events such as terrorist attacks. In addition, our insurance policies are subject to annual review by our insurers and these policies may not be renewed at all or on similar or favorable terms. If we were to incur a significant uninsured loss or a loss in excess of the limits of our insurance policies, the results could have a material adverse effect on our business, financial condition and results of operations.

We are required to devote substantial time to public company reporting obligations, which may divert management's attention from the growth and operation of our business.

        As a public company, we incur significant legal, accounting and other expenses, and we are subject to the SEC's rules and regulations relating to public disclosure that generally involve a substantial expenditure of financial resources and managerial time. In addition, Sarbanes-Oxley, as well as rules subsequently implemented by the SEC, requires changes in corporate governance practices of public companies. Full compliance with these rules and regulations represents a significant portion of our legal and financial compliance costs and has made some activities more time-consuming and costly. We may also incur substantial additional costs to bring acquired companies' systems into compliance with Section 404 of Sarbanes-Oxley. Such additional reporting and compliance costs may negatively impact our financial results. To the extent our earnings suffer as a result of the financial impact of our SEC reporting or compliance costs, our ability to develop an active trading market for our securities could be harmed.

        As a public company, we also expect that new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

        It may be time-consuming, difficult and costly for us to continue our development and implementation of the internal controls and reporting procedures required by Sarbanes-Oxley. Some members of our management team have limited experience operating a company with securities traded or listed on an exchange, or subject to SEC rules and requirements, including SEC reporting practices and requirements that are applicable to a publicly traded company. We may need to recruit, hire, train and retain additional financial reporting, internal controls and other personnel in order to develop and implement appropriate internal controls and reporting procedures.

Risks Relating to Our Common Stock and This Offering

Future sales of our common stock may depress our share price.

        After this offering, we will have 106,631,630 shares of common stock outstanding. The 15,000,000 shares sold in this offering (or 17,250,000 shares if the underwriters exercise their option to purchase additional shares of our common stock in full) will be freely tradable without restriction or further registration under federal securities laws unless purchased by our affiliates. In addition, 53,643,103 shares of our common stock to be held by Tontine and Mr. Drecoll, our Chief Executive Officer and one of our directors, after this offering (assuming the underwriters do not exercise their option to purchase additional shares) have been registered for resale pursuant to an effective registration statement and may be sold following the expiration of the lock-up agreements entered into in connection with this offering. Furthermore, several of our other stockholders will continue to have certain demand and "piggy-back" registration rights with respect to the common stock that they own. When shares of our common stock are registered, it significantly facilitates the ability of the holders to sell the shares in the market. Sales of our common stock may decrease the trading price of our common stock and make it more difficult or impossible for our other stockholders to sell their shares at favorable prices.

        In a Schedule 13D/A filed with the SEC on November 10, 2008, Tontine stated its intention to explore alternatives for the disposition of its equity interest in the Company. Sales of our common stock by Tontine and/or Mr. Drecoll, or the announcement or expectation by others of such sales, may decrease the trading price of our common stock.

The price of our common stock may fluctuate substantially and your investment may decline in value.

        The market price of our common stock has been volatile and may fluctuate substantially due to many factors, including:

  •
  actual or anticipated fluctuations in our results of operations;

  •
  failure to meet our earnings estimates should we decide to provide such estimates in the future;

  •
  conditions and trends in the energy markets in which we operate and changes in the estimation of the size and growth rate of these markets;

  •
  changes or proposed changes in, or differing interpretations of, laws or regulations affecting our business or the businesses of our customers, including state renewable portfolio standard programs and the various federal tax incentives available to our customers;

  •
  natural disasters, war and/or terrorism, which may disrupt our operations and those of our customers;

  •
  additions or departures of members of our senior management or other key personnel;

  •
  announcements of significant contracts or development by us or our competitors;

  •
  loss of one or more of our significant revenue sources;

  •
  changes in market valuation or earnings of our competitors;

  •
  the trading volume of our common stock;

  •
  reports published by industry or securities analysts or the cessation of the publication of those reports; and

  •
  general market and economic conditions.

        In addition, the stock market in general, and the Nasdaq Global Select Market, as well as the market for broader energy and renewable energy companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially and adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management's attention and resources, which could materially harm our business, results of operations, financial condition and cash flow.

Provisions in our charter documents, certain agreements to which we are a party and Delaware law may delay or prevent acquisition of our Company, which could adversely affect the value of our common stock.

        Provisions contained in our certificate of incorporation and bylaws, certain agreements to which we are a party, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. These provisions include:

  •
  the power of the board of directors to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

  •
  the ability of Tontine to designate three out of the six members of our board of directors;

  •
  the inability of stockholders to fix the number of directors; and

  •
  the inability of stockholders to call special meetings.

        Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements made or incorporated by reference in this prospectus are forward-looking statements—that is, statements related to future, not past, events. These forward looking statements are based upon our current expectations and projections about future events and include any statement that does not directly relate to a current or historical fact. The words "believe," "anticipate," "intend," "estimate," "expect," "should," "may," "plan," "will" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. The forward-looking statements in this prospectus are primarily located in the material set forth under the headings "Prospectus Summary," "Risk Factors," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," but are found in other locations as well. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. Except as required by law, we will not update forward-looking statements even though our situation may change in the future.

        Our forward-looking statements may include or relate to the following:

  •
  our plans to continue to grow our business through organic growth and integration of previous and future acquisitions;

  •
  our beliefs with respect to the sufficiency of our working capital and our plans to evaluate alternate sources of funding if necessary;

  •
  our expectations relating to the extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards;

  •
  our ability to comply with loan covenants;

  •
  our expectations relating to construction of new facilities, expansion of existing facilities and sufficiency of our existing capacity to meet the demands of our customers and support expectations regarding our growth;

  •
  our plans with respect to the use of proceeds from financing activities;

  •
  our beliefs and expectations relating to the recent economic downturn and the potential impact it may have on our business, including our customers;

  •
  the anticipated benefits of our remediation efforts on the strength of our internal control processes and our plans with respect to future remediation efforts; and

  •
  our beliefs regarding the state of the wind energy market generally.

        You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change.

 USE OF PROCEEDS

        We estimate that net proceeds to us from the sale of 10,000,000 shares of our common stock in this offering will be approximately $             million (or $             million if the underwriters exercise their option to purchase additional shares of our common stock in full), based upon an assumed public offering price of $            per share, after deducting underwriting discounts and commissions and estimated offering costs of approximately $             million payable by us.

        We intend to use approximately $         million of the net proceeds to us from this offering to repay a portion of our outstanding indebtedness, including our credit facilities with Bank of America, and the remainder for general corporate purposes, including capital expenditures to grow our services businesses. The amount and timing of these expenditures will depend on numerous factors. Pending their use, we may temporarily invest the net proceeds of the offering.

        A $1.00 increase or decrease in the assumed public offering price of $            per share would increase or decrease net proceeds to us from this offering by approximately $             million after deducting underwriting discounts and commissions and estimated offering expenses, assuming the number of shares sold by us remains the same. We may also increase or decrease the number of shares we are offering. Each increase or decrease of 1.0 million shares offered by us would increase or decrease the net proceeds to us from this offering by approximately $             million. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our use of proceeds from this offering.

        We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

DIVIDEND POLICY

        We have never paid cash dividends on our common stock and have no current plan to do so in the foreseeable future. The declaration and payment of dividends on our common stock are subject to the discretion of our Board of Directors and are further limited by our credit agreements and other contractual arrangements we may have in place from time to time. The decision of our Board of Directors to pay future dividends will depend on general business conditions, the effect of a dividend payment on our financial condition, and other factors the Board of Directors may consider relevant. The current policy of our Board of Directors is to reinvest earnings in our operations to promote future growth and to fund potential acquisitions.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of September 30, 2009:

  •
  on an actual basis; and

  •
  on an adjusted basis to reflect the sale by us of 10,000,000 shares of common stock in this offering at an assumed initial offering price of $            per share, after deducting underwriting discounts and commissions and the anticipated use of proceeds as set forth above under "Use of Proceeds."

	As of September 30, 2009
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$7,660	$

Bank of America credit facilities	17,797		-0-
Other debt	19,869

Total debt	37,666
Stockholders' equity:
Common stock, $0.001 par value; 150,000,000 shares authorized; 96,614,282 shares issued and outstanding, actual; and 106,614,282 shares issued and outstanding, as adjusted	97		107
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding actual or as adjusted	-0-		-0-
Additional paid-in capital	299,811
Accumulated deficit	(52,682)

Total stockholders' equity	247,226

Total capitalization	$284,892	$

        A $1.00 increase or decrease in the assumed public offering price of $            per share would increase or decrease net proceeds to us from this offering by approximately $             million after deducting underwriting discounts and commissions and estimated offering expenses, assuming the number of shares sold by us remains the same. We may also increase or decrease the number of shares we are offering. Each increase or decrease of 1.0 million shares offered by us would increase or decrease the net proceeds to us from this offering by approximately $             million. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our use of proceeds from this offering.

 MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

        Prior to April 9, 2009, our common stock was quoted on the OTC Bulletin Board under the symbol "BWEN.OB." Our common stock began trading on the Nasdaq Global Select Market on April 9, 2009 under the symbol "BWEN." The most recent closing price for our common stock as of November 5, 2009 was $5.81. As of November 2, 2009, there were 63 holders of record of our common stock.

        The following table sets forth, for the periods indicated, the high and low bid prices of our common stock traded on the OTC Bulletin Board for the quarterly period ended March 31, 2009 and for the second quarter of 2009 through April 8, 2009 and for the quarterly periods presented in the fiscal years ended December 31, 2008 and 2007. For the second quarter of 2009 since April 9, 2009 and for the quarterly periods ended June 30 and September 30, 2009, as well as for the fourth quarterly period through November 5, 2009, the table sets forth the high and low bid prices of our common stock traded on the Nasdaq Global Select Market. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. No dividends were paid on our common stock during the periods indicated.

	Common Stock
	High	Low
Year Ending December 31, 2009
First Quarter	$5.45	$2.60
Second Quarter	$11.45	$4.05
Third Quarter	$12.49	$7.18
Fourth Quarter (through November 5, 2009)	$8.00	$5.01

	Common Stock
	High	Low
Year Ended December 31, 2008
First Quarter	$14.45	$8.45
Second Quarter	$29.00	$8.40
Third Quarter	$22.00	$8.41
Fourth Quarter	$14.40	$4.25

	Common Stock
	High	Low
Year Ended December 31, 2007
First Quarter	$4.20	$1.76
Second Quarter	$4.70	$3.27
Third Quarter	$5.51	$4.15
Fourth Quarter	$14.50	$5.22

SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables set forth our summary consolidated financial data for the periods ended and as of the dates indicated below. We have derived the summary consolidated financial data as of and for the years ended December 31, 2008, 2007, and 2006 from our audited consolidated financial statements included elsewhere in this prospectus and for the years ended December 31, 2005 and 2004 from audited consolidated financial statements of Tower Tech Holdings Incorporated, our accounting predecessor, incorporated by reference herein. We have derived the summary consolidated financial data as of and for the nine months ended September 30, 2009 and 2008 from our unaudited consolidated financial statements included elsewhere herein.

        The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements incorporated by reference in this prospectus.

	(In thousands, except per share data)
	Nine Months Ended September 30,		For the Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Selected Statement of Operations Data
Revenues	$164,882	$139,682	$217,321	$29,804	$4,023	$1,967	$—
Cost of sales	150,464	112,599	183,951	25,865	4,822	4,009	—

Gross profit (loss)	14,418	27,083	33,370	3,939	(799)	(2,042)	—

Selling, general and administrative expenses	27,688	28,475	41,545	5,724	1,501	845	697
Intangible amortization and goodwill impairment(1)	8,718	8,249	13,568	1,750	21	—	—

Total other income (expense), net	4,079	(1,864)	(2,480)	(866)	(414)	(235)	(56)
(Benefit) provision for income taxes	(389)	1,410	1,062	(1,039)	—	—	—

Net loss	$(17,520)	$(12,915)	$(25,285)	$(3,362)	$(2,735)	$(3,122)	$(753)

Net loss per share—basic and diluted	$(0.18)	$(0.15)	$(0.28)	$(0.07)	$(0.08)	$(0.14)	$(0.04)
	Nine Months Ended September 30,		For the Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Selected Other Data
EBITDA(2)	$6,095	$7,250	$4,327	$103	$(1,643)	$(2,656)	$(635)
EBITDA margin(2)	3.7%	5.2%	2.0%	0.3%	(40.8)%	(135.0)%	NM
Net cash provided by (used in) operating activities	$2,853	$(5,812)	$(2,359)	$521	$(711)	$(1,535)	$(255)
Net cash used in investing activities	(11,710)	(84,646)	(106,696)	(82,828)	(408)	(1,098)	(1,417)
Net cash provided by financing activities	1,264	119,068	118,526	87,964	1,078	2,798	1,672

		As of December 31,
	As of September 30, 2009
		2008	2007	2006	2005	2004
Selected Balance Sheet Data
Assets:
Cash and cash equivalents	$7,660	$15,253	$5,782	$125	$166	$—
Total current assets	55,755	98,219	34,752	588	638	332
Total assets	328,329	379,748	205,818	3,895	3,330	2,105
Liabilities:
Total current liabilities	55,414	85,742	62,449	8,402	5,858	2,615
Total long-term debt, net of current maturities	25,689	31,850	17,620	807	897	—
Total liabilities	81,103	117,592	81,282	9,209	6,755	2,615
Total stockholders' equity (deficit)	$247,226	$262,156	$124,536	$(5,314)	$(3,425)	$(510)

(1)
During the year ended December 31, 2008, we recorded a goodwill impairment charge of $2,409 related to our Products Segment.

(2)
For a reconciliation of EBITDA to net loss, please refer to "Summary Consolidated Financial Data" above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of financial condition, results of operations, liquidity and capital resources should be read in conjunction with our selected financial data and our audited consolidated financial statements and unaudited interim consolidated financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties, including information with respect to our plans, intentions and strategies for our businesses. See "Special Note Regarding Forward-Looking Statements." For additional information regarding some of the risks and uncertainties that affect our business and the industries in which we operate and that apply to an investment in our common stock, please read "Risk Factors." Our actual results may differ materially from those estimated or projected in any of these forward-looking statements.

(Dollars are presented in thousands unless otherwise stated)

Business Overview

        We are the leading independent, horizontally integrated supplier of technologically advanced, high-value products and customized services in the U.S. wind industry. Our product and service portfolio provides our customers, including wind turbine manufacturers, wind farm developers and wind farm operators, with access to a broad array of wind component and service offerings, which we believe is becoming increasingly important in today's wind market. We are the number one U.S.-based manufacturer of gearing systems for the wind industry and the third largest U.S.-based manufacturer of wind towers, in each case based on total MW shipped in 2008. We also provide technical service and precision repair and engineering and specialized logistics to the wind industry in the United States, a highly-fragmented market in which we hold a significant position. We have long standing relationships with our primary customers, who include several leading participants in the U.S. wind sector.

        We believe we are well positioned to capture market opportunities associated with the anticipated turn-around in the wind farm development business in the United States and abroad. In the United States, we believe this turn-around will be driven by: (i) macroeconomic factors, including a broad economic recovery, an increase in overall energy prices and federal and state-level wind development incentives, (ii) broad upgrades to existing transmission infrastructure and increasing proliferation of smart grid technology, and (iii) the maturation of technologies and services within the wind industry, including increased turbine efficiencies, a coordinated global supply chain and improved equipment maintenance and reliability. Given our installed capital base, we believe we will be able to substantially grow revenues prior to investing in additional capital equipment.

        For the nine months ended September 30, 2009, our revenues were approximately $164.9 million, our EBITDA was approximately $6.1 million and our net loss was approximately $17.5 million. Please refer to the section of the prospectus entitled "Summary Consolidated Financial Data" for a reconciliation of EBITDA to net loss for the nine months ended September 30, 2009.

        Our businesses are currently organized in two operating segments, Products and Services.

Products

        We manufacture high precision gearing systems and structural towers for wind turbines. We also manufacture custom-engineered gearing systems, and fabrications and weldments for the mining, energy and other industrial sectors. For the nine months ended September 30, 2009, our Products segment generated approximately $130.9 million in revenues and had an operating loss of approximately $10.2 million.

  Wind Turbine Gearing Systems

        We are the largest U.S.-based precision gearing system manufacturer for the wind industry in North America, with plants in Illinois and Pennsylvania. We produce to the highest industry quality standards, and we were the first U.S. gear manufacturer to achieve ISO 9001 certification. We use an integrated manufacturing process, which includes our machining process in Cicero, Illinois, our heat treatment process in Neville Island, Pennsylvania and our finishing process in our Cicero factory. These complex production processes allow us to manufacture custom products to meet the stringent tolerances and high quality standards of our wind turbine customers. Our precision gearing manufacturing facilities have a production capacity to support turbines producing more than 4,000 MW of power annually. Our principal customers include General Electric and Clipper Windpower, both of whom have been long-standing customers. We are currently in discussions with large global gear drive original equipment manufacturers with the aim of becoming a gearing system supplier to one or more of these companies.

  Wind Turbine Structural Towers

        We are the third largest wind tower manufacturer in North America based on MW sold in 2008 in the United States. We specialize in heavier "next generation" wind towers that are larger, more technically advanced towers, designed for 2 MW and larger wind turbines. Since starting commercial production in 2005, we have produced over 500 towers. Our production facilities are strategically located in close proximity to the primary U.S. wind resource regions, sited in Wisconsin, Texas and South Dakota. Upon completion of our Brandon, South Dakota facility, scheduled in the first quarter of 2010, our three tower production facilities will have a combined annual tower production capacity sufficient to support turbines generating more than 1,500 MW of power. Our principal wind tower customers include Gamesa, Vestas and Nordex.

  Industrial Products

        We manufacture products for industrial markets including mining and oilfield equipment and cranes. Our industrial products include gearing, gear drives and custom weldments. We target niche markets and applications that require the strict tolerances and high quality standards of our processes. These products are produced in Illinois and Wisconsin and serve to diversify our customer and product portfolio and balance our plant loadings. Approximately 23.7% of our revenues were generated by our industrial products unit in 2008.

Services

        We offer a wide variety of services to our customers, including technical services, precision repair and engineering and logistics. For the nine months ended September 30, 2009, our services business generated approximately $34.5 million in revenues and had an operating loss of approximately $0.8 million. Our principal Services segment customers include Acciona, Fuhrlander, Gamesa, Horizon Wind Energy, NexGen Energy Partners, NextEra Energy Resources, Siemens Energy and Suzlon Wind Energy. Our service locations are in Illinois, California, South Dakota, Texas and Colorado. Our vision is to become the most comprehensive service provider to the United States and Canadian wind industry by expanding the number of our service centers.

  Technical Services

        We are a leading independent service provider of construction support and operations and maintenance services for the wind industry. Our specialty services include oil change-out, up-tower tooling for gearing systems, drive-train and blade repairs and component replacement. Our construction support capabilities include assembly of towers, nacelles, blades and other components. We also provide customer support, preventive maintenance and wind technician training. Our technicians utilize our regional service centers for storage and repair of parts as well as our training offerings.

  Precision Repair & Engineering Services

        Through our precision repair and engineering services, we repair and refurbish complex wind components, including control systems, gearboxes and blades. We also conduct warranty inspections,

commission turbines and provide technical assistance. Additionally, we build replacement control panels for kW class wind turbines and repair both kW and MW blades.

        A large portion of the approximately 31,100 MW installed base of wind turbines in the United States is now coming out of warranty creating a growing need for MW gearbox refurbishment. We plan to develop the first independent gearbox refurbishing center and gearbox test stand to perform full-load testing for MW class wind turbine units.

  Logistics

        We offer specialized transportation, permitting and logistics management to the wind industry for oversize and overweight machinery and equipment. We deliver complete turbines to the installation site, including blades, nacelles and tower sections for final erection. We focus on the project management of the delivery of complete wind turbine farms. We have a fleet of over 60 specialized heavy haul trailers supporting annual delivery of 500 MW of full turbine components.

Summary of Recent Events

        During the first quarter of 2009, we continued to focus our efforts on maintaining adequate liquidity, which included amending certain credit agreements to extend the maturity dates of these agreements and entering into additional financing arrangements to increase cash available for operating activities. We also continued our efforts to improve upon our internal control environment, specifically to correct deficiencies and weaknesses that were previously identified and to improve operational effectiveness throughout the organization.

        During the second and third quarters of 2009, we continued to be affected by the global economic downturn, particularly with respect to the economic impact that it continues to have on our customers. As a result, we expect to see a continuing economic slowdown in the wind and other energy related industries for the foreseeable future as wind turbine manufacturers, wind farm operators and service providers have scaled back existing manufacturing orders and have delayed new projects and service arrangements. The majority of our revenues are highly concentrated with a limited number of customers. During the first nine months of 2009, several of our customers within our Products segment have expressed their intent to scale back, delay or restructure existing customer agreements. As a result, our operating profits and gross margins have been negatively affected by a decline in production levels and pricing levels, which have created production volume inefficiencies in our operations and cost structures. In response, we have implemented initiatives to mitigate the effects of this decline in production volume through cost cutting measures throughout our operations as well as reducing our capital spending for 2009. While our Products segment continues to be affected by the current economic downturn, our Services segment has been less affected as a result of contracts entered into during the current year and the inclusion of Badger in our results of operations. Where customers have reduced orders, our revenue is impacted on a lagging basis due to backlog, and weaknesses will continue into 2010 even if the economy improves in 2009.

        In addition, we continued to be affected by the disruptions in the credit markets due to the current economic downturn. We continue to focus efforts on maintaining adequate liquidity and cash balances for future operating needs, which have included, among others, restructuring existing debt and credit agreements, entering into new debt obligations and through additional sales-leaseback transactions. While we anticipate being able to maintain adequate liquidity, there can be no assurance that our cash balances and cash flows will be adequate, and unfavorable changes to our revenues, customer collections or other events that may arise may have an adverse impact on our cash flows and liquidity.

        The following is a summary of recent key events for us:

  •
  In June, we announced that pursuant to a realignment of our management team Lars Moller was named President, Technology and International, and will resign his position as Chief Operating Officer. We also announced that we are eliminating the position of Chief Operating Officer. In addition, Jesse E. Collins, Jr. was named Group President of our Tower Tech, RBA and Badger subsidiaries and Donald C. Naab was named Group President for our Brad Foote and EMS subsidiaries. This management restructuring is part of our plan to establish the framework for pursuing international business opportunities.

  •
  In April, we announced that Tower Tech obtained construction financing from Great Western Bank in the amount of up to $10,000 (the "GWB Loan"). Proceeds from the GWB Loan will be used to complete construction of Tower Tech's wind tower manufacturing facility in Brandon, South Dakota.

  •
  In April, the Company announced that shares of its common stock had been approved for listing on the NASDAQ Global Select Market ("NASDAQ"). Shares of the Company's common stock, which were previously listed and traded on the OTC Bulletin Board, began trading on NASDAQ on April 9, 2009 under the same "BWEN" ticker symbol.

  •
  In March, Brad Foote, Tower Tech and RBA amended certain credit and loan agreements. The amendments to these credit and loan agreements established new financial covenants and extended the maturity dates of these agreements. See Note 7 "Debt and Credit Agreements" in the notes to our condensed consolidated financial statements included in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 for further discussion of these matters.

  •
  In February, federal economic recovery legislation was passed by Congress and signed into law by President Obama. Within this legislation, significant provisions to benefit the renewable energy industry were included, such as: grant programs provided through the Treasury Department to renewable energy developers; the extension of the wind energy production tax credits; a provision allowing wind developers to take an investment tax credit in lieu of the production tax credit; a provision allowing wind developers to collect the investment tax credit as a cash grant; loan guarantee programs provided through the Department of Energy for renewable energy developers and manufacturers; and tax credits for advanced energy manufacturers.

  •
  In January, Tower Tech completed the construction of its new wind tower manufacturing facility located in Abilene, Texas.

  •
  We made significant capital expenditures in our existing and newly acquired subsidiaries during the year ended December 31, 2008, in the aggregate amount of $83,720. These capital expenditures primarily consisted of the construction of Tower Tech's tower manufacturing facility in Abilene, Texas and the partial construction of its tower manufacturing facility in Brandon, South Dakota, as well as the build-out of additional facility capacity and gearing equipment expenditures at our Brad Foote subsidiary. In addition, we invested in new trailer and escort vehicles at our Badger subsidiary and expenditures at our EMS subsidiary related to purchases of equipment and service vehicles, purchase of a previously leased facility, and construction of a new servicing facility.

  •
  We established our Services segment through the acquisition of EMS, which was completed in January 2008, and Badger, which was completed in June 2008. The acquisition of EMS enabled us to provide construction, operations and maintenance and component repair services for the wind industry, and the acquisition of Badger enabled us to provide transportation and logistical services for the delivery of wind turbines, towers, blades and other oversized equipment for large industrial applications. These acquisitions support our development of a broad U.S.-based supply chain offering for wind energy development in North America.

Quarterly Financial Information

        The following table provides a summary of selected financial results of operations by quarter for the years ended December 31, 2008 and 2007 and the quarters ended March 31, June 30, and September 30, 2009 as follows:

	For the Quarter Ended
	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
Revenues	$59,507	$52,313	$53,062	$77,639	$63,688	$40,830	$35,164	$21,819	$3,123	$2,643	$2,219
Gross profit	6,582	3,151	4,685	6,287	8,982	10,091	8,010	842	1,284	1,116	697
Operating (loss) income	(4,571)	(10,280)	(7,137)	(12,102)	(6,060)	(1,642)	(1,939)	(4,726)	590	365	236
Net (loss) income	(4,944)	(5,426)	(7,150)	(12,370)	(7,499)	(1,973)	(3,443)	(4,705)	683	479	181
Net (loss) income per share:
Basic and Diluted	$(0.05)	$(0.06)	$(0.07)	$(0.14)	$(0.08)	$(0.02)	$(0.04)	$(0.07)	$0.01	$0.01	$0.00

Results of Operations

Nine Months Ended September 30, 2009, Compared to Nine Months Ended September 30, 2008

        The summary of selected financial data table below should be referenced in conjunction with a review of the following discussion of our results of operations for the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008.

	Nine Months Ended September 30,				2009 vs. 2008
	2009	% of Total Revenue	2008	% of Total Revenue	$ Change	% Change
Revenues	$164,882	100.0%	$139,682	100.0%	$25,200	18.0%
Cost of sales	150,464	91.2%	112,599	80.6%	37,865	33.6%

Gross profit (loss)	14,418	8.8%	27,083	19.4%	(12,665)	-46.8%
Operating expenses
Selling, general and administrative expenses	27,688	16.8%	28,475	20.4%	(787)	-2.8%
Intangible amortization	8,718	5.3%	8,249	5.9%	469	5.7%

Total operating expenses	36,406	22.1%	36,724	26.3%	(318)	-0.9%

Operating loss	(21,988)	-13.3%	(9,641)	-6.9%	(12,347)	128.1%
Other income (expense)
Interest (expense) income, net	(1,831)	-1.1%	(1,921)	-1.3%	90	-4.7%
Other, net	5,910	3.6%	57	0.0%	5,853	10268.4%

Other income (expense), net	4,079	2.5%	(1,864)	-1.3%	5,943	-318.8%

Net loss before (benefit) provision for income taxes	(17,909)	-10.8%	(11,505)	-8.2%	(6,404)	55.7%
(Benefit) provision for income taxes	(389)	-0.2%	1,410	1.0%	(1,799)	127.6%

Net loss	$(17,520)	-10.6%	$(12,915)	-9.2%	$(4,605)	35.7%

        The following table presents our results of operations by reportable segment for the nine months ended September 30, 2009:

	Nine Months Ended September 30, 2009
	Products	Services	Corporate and Other(1)	Total
Revenues	$130,916	$34,502	$(536)	$164,882
Cost of sales	124,492	26,300	(328)	150,464

Gross profit (loss)	6,424	8,202	(208)	14,418
Operating expenses
Selling, general and administrative expenses	10,491	6,378	10,819	27,688
Intangible amortization	6,138	2,580	—	8,718

Total operating expenses	16,629	8,958	10,819	36,406

Operating loss	(10,205)	(756)	(11,027)	(21,988)

(1)
"Corporate and Other" includes corporate selling, general and administrative expenses and intercompany eliminations. Corporate selling, general and administrative expenses includes corporate salaries and benefits, share-based compensation and professional fees.

        The following table presents our results of operations by reportable segment for the nine months ended September 30, 2008:

	Nine Months Ended September 30, 2008
	Products	Services(1)	Corporate and Other(2)	Total
Revenues	$115,331	$25,205	$(854)	$139,682
Cost of sales	98,111	14,531	(43)	112,599

Gross profit (loss)	17,220	10,674	(811)	27,083
Operating expenses
Selling, general and administrative expenses	9,068	9,674	9,733	28,475
Intangible amortization	6,128	2,121	—	8,249

Total operating expenses	15,196	11,795	9,733	36,724

Operating income (loss)	2,024	(1,121)	(10,544)	(9,641)

(1)
For the nine months ended September 30, 2008, the "Services" segment includes the results of operations of EMS for the period of January 16, 2008 through September 30, 2008 and the results of operations of Badger for the period of June 4, 2008 through September 30, 2008. EMS and Badger were acquired by the Company on January 16, 2008 and June 4, 2008, respectively.

(2)
"Corporate and Other" includes corporate selling, general and administrative expenses and intercompany eliminations. Corporate selling, general and administrative expenses includes corporate salaries and benefits, share-based compensation and professional fees.

Revenues

        Total revenues increased $25,200 or 18%, from $139,682 during the nine months ended September 30, 2008, to $164,882 during the nine months ended September 30, 2009. The increase in revenues was primarily attributable to an increase in wind turbine structural tower revenues and precision repair and engineering services revenues, which was partially offset by a decline in wind gearing revenues.

        Products segment revenues increased $15,585 from $115,331 during the nine months ended September 30, 2008, to $130,916 during the nine months ended September 30, 2009. The increase in revenues within our Products segment was primarily attributable to the inclusion of materials in the selling price of a higher proportion of wind towers manufactured and an increase in wind tower revenues as a result of production at our new wind tower manufacturing facility in Abilene, Texas, and an increase in wind tower sections manufactured at our Manitowoc, Wisconsin facility which was partially offset by the decline in gearing orders for the wind industry. The manufacture of gearing for the wind industry during the third quarter of 2009 continued to be negatively affected by reduced or delayed production orders from our key wind energy customers. However, higher revenues related to custom-engineered gearing orders for non-wind related sectors continued to remain strong relative to the prior year in addition to Brad Foote's ability to fulfill backlog production orders for the wind related markets.

        Services segment revenues increased $9,297 from $25,205 during the nine months ended September 30, 2008, to $34,502 during the nine months ended September 30, 2009. The increase in revenues within our Services segment was primarily attributable to full year financial results of Badger, which we acquired in June 2008. In addition, Services segment revenues increased as a result of an increase in maintenance and repair contracts completed as compared to the same period during the previous year, despite being somewhat offset by a decline in technical service contracts received and a decline in services contracts entered into in addition to changes in start dates of contracts that were bid on during the three months ended September 30, 2009 as compared to the same period during the previous year.

Cost of Sales

        Total cost of sales increased $37,865 from $112,599 during the nine months ended September 30, 2008, to $150,464 during the nine months ended September 30, 2009. The increase in cost of sales was primarily attributable to an increase in production costs associated higher production levels of wind turbine structural towers manufactured and higher direct labor costs associated with our precision repair and engineering services, which was partially offset by a decline in manufacturing costs of wind turbine gearing systems as a result of a decline in production volume of wind turbine gearing systems.

        Products segment cost of sales increased from $98,111 during the nine months ended September 30, 2008, to $124,492 during the nine months ended September 30, 2009. The increase in cost of sales within our Products segment was primarily attributable to the inclusion of materials in the selling price of a higher proportion of wind towers, higher production costs related to the opening of the Abilene, Texas wind tower manufacturing facility, and volume inefficiencies at Brad Foote as a result of a decline in manufacturing orders as compared to the same period during the previous year.

        Services segment cost of sales increased from $14,531 during the nine months ended September 30, 2008, to $26,300 during the nine months ended September 30, 2009. The increase in cost of sales within our Services segment was primarily attributable to the inclusion of full year financial results of Badger, which we acquired in June 2008, and higher direct labor costs as a result of an increase in field technicians in our maintenance and repair services business.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses decreased from $28,475 during the nine months ended September 30, 2008, to $27,688 during the nine months ended September 30, 2009. The decrease was primarily attributable to cost reduction initiatives implemented during the current year to mitigate the effects of a decline in wind energy related revenues. During the nine months ended September 30, 2009, we reduced administrative headcount to offset this decline in production volumes. The cost reduction initiatives were partially offset by higher general and administrative expenses during the first half of this year related to higher professional fees due to the finalization of audits related to prior year acquisitions, severance payments made to a former executive, professional fees related to the filing of our registration statement in August of 2009, and professional fees and due diligence expenses associated with a potential acquisition that we did not complete during the current year.

Intangible Amortization

        Intangible amortization expense increased from $8,249 during the nine months ended September 30, 2008, to $8,718 during the nine months ended September 30, 2009. The increase was primarily attributable to an increase in intangible amortization expense related to customer relationships and trade name intangibles resulting from the acquisitions of EMS and Badger, which we acquired during January 2008 and June 2008, respectively.

Other Expense (Income), net

        Total other expense, net was $1,864 during the nine months ended September 30, 2008, compared to other income, net of $4,079 during the nine months ended September 30, 2009. The increase was primarily attributable to the recognition of $5,082 in income related to an escrow agreement settlement with the former owners of Brad Foote during the second quarter of 2009.

Provision for Income Taxes

        During the nine months ended September 30, 2008, we reported a provision for income taxes of $1,410 compared to a benefit for income taxes of $389 during the nine months ended September 30, 2009. The decrease in income taxes was primarily attributable to higher net losses during the current year and a reduction in the income tax valuation allowance for federal income tax reporting purposes as a result of our net operating loss carryforwards, which was partially offset by an increase in the provision for state income taxes during the current year.

Net Loss

        Net loss increased from $12,915 during the nine months ended September 30, 2008, to $17,520 during the nine months ended September 30, 2009, primarily as a result of the factors as described above.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

        The summary of selected financial data table below should be referenced in connection with a review of the following discussion of our results of operations for the year ended December 31, 2008 compared to the year ended December 31, 2007.

	For the Year Ended December 31,
					2008 vs. 2007
		% of Total Revenue		% of Total Revenue
	2008		2007		$ Change	% Change
Revenues	$217,321	100.0%	$29,804	100.0%	$187,517	629.2%
Cost of sales	183,951	84.6%	25,865	86.8%	158,086	611.2%

Gross profit	33,370	15.4%	3,939	13.2%	29,431	747.2%
Operating expenses
Selling, general and administrative expenses	41,545	19.1%	5,724	19.2%	35,821	625.8%
Goodwill impairment	2,409	1.1%	—	0.0%	2,409	100.0%
Intangible amortization	11,159	5.2%	1,750	5.9%	9,409	537.7%

Total operating expenses	55,113	25.4%	7,474	25.1%	47,639	637.4%

Operating loss	(21,743)	(10.0)%	(3,535)	(11.9)%	(18,208)	515.1%
Other income (expense)
Interest income	584	0.3%	400	1.3%	184	46.0%
Interest expense	(2,860)	(1.3)%	(1,239)	(4.1)%	(1,621)	130.8%
Other, net	(204)	(0.1)%	(27)	(0.1)%	(177)	655.6%

Other expense, net	(2,480)	(1.1)%	(866)	(2.9)%	(1,614)	186.4%

Net loss before provision for income taxes	(24,223)	(11.1)%	(4,401)	(14.8)%	(19,822)	450.4%
Provision (benefit) for income taxes	1,062	0.5%	(1,039)	(3.5)%	2,101	202.2%

Net loss	$(25,285)	(11.6)%	$(3,362)	(11.3)%	$(21,923)	652.1%

EBITDA(1)	$4,327	2.0%	$103	0.3%	$4,224	4,101.0%

(1)
For a reconciliation of EBITDA to net loss, please refer to "Summary Consolidated Financial Data" above.

        The following table presents our results of operations by reportable segment for the year ended December 31, 2008, as follows:

	For the Year Ended December 31, 2008
	Products(1)	Services(1)	Corporate and Other(2)	Total
Revenues	$177,114	$41,502	$(1,295)	$217,321
Cost of sales	153,782	30,622	(453)	183,951

Gross profit (loss)	23,332	10,880	(842)	33,370
Operating expenses
Selling, general and administrative expenses	14,369	10,507	16,669	41,545
Goodwill impairment	2,409	—	—	2,409
Intangible amortization	8,184	2,975	—	11,159

Total operating expenses	24,962	13,482	16,669	55,113

Operating income (loss)	(1,630)	(2,602)	(17,511)	(21,743)

Other (expense) income, net	(4,181)	(670)	2,371	(2,480)

Net loss before provision for income taxes	(5,811)	(3,272)	(15,140)	(24,223)
Provision (benefit) for income taxes	1,932	(74)	(796)	1,062

Net loss	$(7,743)	$(3,198)	$(14,344)	$(25,285)

(1)
Our reportable segments have been revised as compared to the reportable segments filed in our 2007 Annual Report on Form 10-KSB to reflect changes in the management reporting structure of the organization as a result of the acquisitions completed during 2008. The revised operating structure includes two reportable segments: "Products" (formerly included in the "Towers and Fabrication" and "Gearing Systems" segments) and "Services." "Services" is a new operating segment to account for our acquisitions during 2008 of EMS and Badger, which provide construction support and maintenance and heavy-haul trucking services, respectively.

(2)
"Corporate and Other" includes corporate administrative expenses and intercompany eliminations. Corporate selling, general and administrative expenses includes corporate salaries and benefits, share-based compensation, and professional fees.

  Revenues

        Revenues increased $187,517 from $29,804 during the year ended December 31, 2007 compared to revenues of $217,321 during the year ended December 31, 2008. The increase in revenues is primarily attributable to full year operating results at Brad Foote, as well as incremental Brad Foote gear production volume growth during the fourth quarter of 2008 versus the fourth quarter of 2007. Tower Tech experienced an increase in wind tower revenues due to volume increases and the inclusion of materials in the selling price of wind towers during the second half of 2008 as part of providing continued value-added services for customers, prior to which Tower Tech had substantively provided only labor and facility services to manufacture wind towers. In addition, revenues increased due to our acquisitions of EMS and Badger in January 2008 and June 2008, respectively.

  Cost of Sales

        Cost of sales increased $158,086 from $25,865 during the year ended December 31, 2007 compared to cost of sales of $183,951 during the year ended December 31, 2008. The increase in cost of sales is primarily attributable to full year operating results at Brad Foote, higher cost of sales at Tower Tech related to volume increases and the inclusion of materials in the cost of wind towers during the second half of 2008. We also incurred significant start-up overhead costs during the fourth quarter of 2008 associated with the hiring and training of employees and facility commissioning of the Abilene, Texas wind tower manufacturing location. In addition, cost of sales increased due to the cost of sales associated with our acquisitions of EMS and Badger in January 2008 and June 2008, respectively.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased from $5,724 during the year ended December 31, 2007 to $41,545 during the year ended December 31, 2008. The increase in selling, general and administrative expenses is primarily attributable to an increase in corporate salary and benefits, professional fees to assist with the administrative functions and reporting associated with being a public company, and share based compensation, as compared to the previous year. We incurred significant administrative and third party support and consulting costs during 2008 to integrate the four acquisitions completed between October 2007 and June 2008. These acquisitions were previously privately-held businesses and required substantial expense during the year to integrate them into a publicly-held company and meet the respective public company reporting requirements. Tower Tech incurred an increase in selling, general and administrative expenses as a result of start-up costs relating to new wind tower manufacturing facilities being constructed in 2008. Additionally, selling, general and administrative expenses increased due to full year administrative expenses at Brad Foote and administrative expenses as a result of our acquisitions of EMS and Badger during 2008.

  Goodwill Impairment

        During 2008, we recorded a goodwill impairment charge of $2,409 to our Products segment. During the fourth quarter of 2008, we performed our annual impairment test. Our analysis indicated that the goodwill attributable to our RBA subsidiary was impaired because projected discounted cash flows from RBA's results of operations did not exceed the carrying value of its net assets.

  Intangible Amortization

        Intangible amortization increased from $1,750 during the year ended December 31, 2007 to $11,159 during the year ended December 31, 2008. The increase in intangible amortization is primarily attributable to higher amortization expense of customer relationship intangibles as a result of our acquisitions of Brad Foote and EMS.

  Other Expense, net

        Other expense, net increased from $866 during the year ended December 31, 2007 to $2,480 during the year ended December 31, 2008. The increase in other expense, net is primarily due to higher interest expense on outstanding debt at Brad Foote and interest expense incurred during the first quarter of 2008 with respect to a related party note payable.

  Provision for Income Taxes

        We recorded a provision for income taxes of $1,062 during the year ended December 31, 2008 as compared to a benefit for income taxes of $1,039 during the year ended December 31, 2007. The increase in income tax expense is primarily attributable to higher state income taxes and temporary timing differences related to our indefinite-lived intangibles.

  Net Loss

        Net loss for the year ended December 31, 2008 was $25,285, an increase of $21,923 compared to a net loss of $3,362 during the year ended December 31, 2007, as a result of the factors as described above.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

        The summary of selected financial data table below should be referenced in connection with a review of the following discussion of our results of operations for the year ended December 31, 2007 compared to the year ended December 31, 2006.

	For the Year Ended December 31,
					2007 vs. 2006
		% of Total Revenue		% of Total Revenue
	2007		2006		$ Change	% Change
Revenues	$29,804	100.0%	$4,023	100.0%	$25,781	640.8%
Cost of sales	25,865	86.8%	4,822	119.9%	21,043	436.4%

Gross profit (loss)	3,939	13.2%	(799)	(19.9)%	4,738	593.0%
Operating expenses
Selling, general and administrative expenses	5,724	19.2%	1,501	37.3%	4,223	281.3%
Intangible amortization	1,750	5.9%	21	0.5%	1,729	8233.3%

Total operating expenses	7,474	25.1%	1,522	37.8%	5,952	391.1%

Operating loss	(3,535)	(11.9)%	(2,321)	(57.7)%	(1,214)	52.3%
Other income (expense)
Interest income	400	1.3%	—	0.0%	400	100.0%
Interest expense	(1,239)	(4.1)%	(411)	(10.2)%	(828)	201.5%
Other, net	(27)	(0.1)%	(3)	(0.1)%	(24)	800.0%

Other expense, net	(866)	(2.9)%	(414)	(10.3)%	(452)	109.2%

Net loss before benefit for income taxes	(4,401)	(14.8)%	(2,735)	(68.0)%	(1,666)	60.9%
Benefit for income taxes	(1,039)	(3.5)%	—	0.0%	(1,039)	100.0%

Net loss	$(3,362)	(11.3)%	$(2,735)	(68.0)%	$(627)	22.9%

EBITDA(1)	$103	0.3%	$(1,643)	(40.8)%	$1,746	106.03%

(1)
For a reconciliation of EBITDA to net loss, please refer to "Summary Consolidated Financial Data" above.

        The following table presents our results of operations by reportable segment for the year ended December 31, 2007, as follows:

	For the Year Ended December 31, 2007
	Products(1)	Services(1)	Corporate and Other(2)	Total
Revenues	$29,804	$—	$—	$29,804
Cost of sales	25,865	—	—	25,865

Gross profit	3,939	—	—	3,939
Operating expenses
Selling, general and administrative expenses	5,406	—	318	5,724
Intangible amortization	1,750	—	—	1,750

Total operating expenses	7,156	—	318	7,474

Operating loss	(3,217)	—	(318)	(3,535)

Other expense, net	(378)	—	(488)	(866)

Net loss before provision for income taxes	(3,595)	—	(806)	(4,401)
Provision (benefit) for income taxes	103	—	(1,142)	(1,039)

Net loss	$(3,698)	$—	$336	$(3,362)

(1)
During 2008, management changed our reportable segments as compared to the reportable segments filed in our 2007 Annual Report on Form 10-KSB to reflect changes in the management reporting structure of the organization as a result of the acquisitions completed during 2008. The revised operating structure includes two reportable segments: "Products" (formerly included in the "Towers and Fabrication" and "Gearing Systems" segments) and "Services." "Services" is a new operating segment to account for our acquisitions during 2008 of EMS and Badger, which provide construction support and maintenance and heavy haul trucking services, respectively.

(2)
"Corporate and Other" includes corporate administrative expenses and intercompany eliminations. Corporate selling, general and administrative expenses includes corporate salaries and benefits, share-based compensation and professional fees.

  Revenues

        Revenues increased $25,781, or 641%, from $4,023 during the year ended December 31, 2006 compared to revenues of $29,804 during the year ended December 31, 2007. The increase in revenues is primarily attributable to our acquisition of Brad Foote in October 2007 along with an increase in revenues at Tower Tech resulting from higher production volumes during 2007.

  Cost of Sales

        Cost of sales increased $21,043, or 436%, from $4,822 during the year ended December 31, 2006 to $25,865 during the year ended December 31, 2007. The increase in cost of sales is primarily attributable to our acquisition of Brad Foote along with the increase in cost of sales at Tower Tech as a result of higher production volumes during 2007.

  Selling, General and Administrative Expense

        Selling, general and administrative expense increased $4,223, or 281%, from $1,501 during the year ended December 31, 2006 to $5,724 during the year ended December 31, 2007, primarily as a result of the inclusion of selling, general and administrative expenses associated with the acquisition of Brad

Foote in October 2007, an increase in legal and accounting expenses related to the costs associated with being a public company, and higher payroll and benefits expenses due to the addition of senior management and the hiring of administrative employees during 2007. As a percentage of revenues, selling, general and administrative expense decreased from 37.3% during the year ended December 31, 2006 compared to 19.2% during the year ended December 31, 2007.

  Intangible Amortization

        Intangible amortization increased from $21 during the year ended December 31, 2006 to $1,750 during the year ended December 31, 2007, primarily as a result of intangible amortization as a result of our acquisitions of RBA and Brad Foote in October 2007.

  Other Expense, net

        The increase in other expense, net is primarily attributable to interest expense due to the increase in notes payable, capital leases and other debt primarily related to the Brad Foote acquisition in 2007.

  Benefit for Income Taxes

        During the year ended December 31, 2007, we recorded an income tax benefit of $1,039 compared to zero for the year ended December 31, 2006. The income tax benefit was primarily attributable to an increase in federal and state deferred tax assets associated with the acquisition of RBA in October 2007. Our consolidated effective income tax rate was (23.6)% for the year ended December 31, 2007, as compared to 0.0% for the comparable prior-year period.

  Net Loss

        Net loss for the year ended December 31, 2007 was $3,362, an increase of $627, or 23%, compared to a net loss of $2,735 during the year ended December 31, 2006, as a result of the factors described above.

Summary of Critical Accounting Policies and Estimates

        The methods, estimates and judgments that we use in applying our critical accounting policies have a significant impact on the results that we report in our financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. We also have other policies that we consider key accounting policies, such as those for revenue recognition, however, these policies typically do not require us to make estimates or judgments that are difficult or subjective.

        We have identified the accounting policies and estimates listed below as those that we believe require management's most subjective and complex judgments in estimating the effect of inherent uncertainties. This section should also be read in conjunction with Note 2 "Summary of Significant Accounting Policies" in Part II, Item 8 of the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 and "Summary of Significant Accounting Policies" in Part I, Item 2 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which includes a discussion of these and other significant accounting policies.

Revenue Recognition

        We recognize revenue when the earnings process is complete and when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable, collectability is reasonably assured, and delivery has occurred per the terms of the contract. Customer deposits and other receipts are deferred and recognized when the revenue is realized and earned.

        In some instances, products are sold under terms included in bill and hold sales arrangements that result in different timing for revenue recognition. Assuming all other revenue criteria are met, revenue is recognized upon completion of product manufacture and customer acceptance.

Warranty Liability

        Within our Products segment, we provide warranty terms that generally range from two to seven years for various products relating to workmanship and materials supplied by the Company. We reserve for warranty claims based on industry experience and estimates made by management. From time to time, customers may submit warranty claims against the Company. In certain contracts, we have recourse provisions for items that would enable recovery from third parties for amounts paid to customers under warranty provisions. As of September 30, 2009 and December 31, 2008, our estimated product warranty liability was $1,477 and $890, respectively, and is recorded within accrued liabilities in our condensed consolidated balance sheets.

Inventories

        Inventories are stated at the lower of cost or market. Any excess of cost over market value is included in the Company's inventory allowance. Market value of inventory, and management's judgment of the need for reserves, encompasses consideration of other business factors including physical condition, inventory holding period, contract terms, and usefulness. Inventories are valued based on an average cost method that approximates the first-in, first-out (FIFO) basis.

        Inventories consist of raw materials, work-in-process, and finished goods. Raw materials consist of components and parts for general production use. Work-in-process consists of labor and overhead, processing costs and materials purchased for specific customer orders. Finished goods consist of components manufactured by the Company that will be used to produce final customer products.

Goodwill and Intangible Assets

        Goodwill represents the excess of cost over fair market value of identifiable net assets acquired through business purchases. We perform an annual goodwill impairment test during October of each year, or more frequently when events or circumstances indicate that the carrying value of the Company's assets may not be recovered. The Company tests intangible assets for impairment only when events or circumstances indicate that the carrying value of the Company's assets may not be recovered. In evaluating the recoverability of the carrying value of goodwill and other intangible assets, we must make assumptions regarding the fair value of our reporting units. Our method of determining the fair value was based upon our estimate of the projected future discounted cash flows of our reporting units. If our fair value estimates or related assumptions change in the future, we may be required to record additional impairment charges related to goodwill and intangible assets.

Long-Lived Assets

        We review property and equipment and other long-lived assets for impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. If such events or changes in circumstances occur, we will recognize an impairment loss if the undiscounted future cash flows expected to be generated by the asset are less than the carrying value of the related asset. The impairment loss would adjust the asset to its fair value.

        In evaluating the recoverability of long-lived assets, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of such assets. If our fair value estimates or related assumptions change in the future, we may be required to record impairment charges related to property and equipment and long-lived assets.

Income Taxes

        We account for income taxes based upon an asset and liability approach. Deferred tax assets and liabilities represent the future tax consequences of the differences between the financial statement carrying amounts of assets and liabilities versus the tax basis of assets and liabilities. Under this method, deferred tax assets are recognized for deductible temporary differences, and operating loss and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The impact of tax rate changes on deferred tax assets and liabilities is recognized in the year that the change is enacted.

        In connection with the preparation of our consolidated financial statements, we are required to estimate our income tax liability for each of the tax jurisdictions in which we operate. This process involves estimating our actual current income tax expense and assessing temporary differences resulting from differing treatment of certain income or expense items for income tax reporting and financial reporting purposes. We also recognize as deferred income tax assets the expected future income tax benefits of net operating loss carry forwards. In evaluating the realizability of deferred income tax assets associated with net operating loss carry forwards, we consider, among other things, expected future taxable income, the expected timing of the reversals of existing temporary reporting differences, and the expected impact of tax planning strategies that may be implemented to prevent the potential loss of future income tax benefits. Changes in, among other things, income tax legislation, statutory income tax rates, or future taxable income levels could materially impact our valuation of income tax assets and liabilities and could cause our income tax provision to vary significantly among financial reporting periods.

        We also account for the uncertainty in income taxes related to the recognition and measurement of a tax position taken or expected to be taken in an income tax return. We follow the applicable pronouncement guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition related to the uncertainty in those income tax positions.

Recent Accounting Pronouncements

        The Financial Accounting Standards Board ("FASB") implemented the FASB Accounting Standards Codification (the "Codification") effective July 1, 2009. The Codification will become the source of authoritative GAAP recognized by FASB to be applied to nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of the Codification, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.

        Following the effective date of the Codification, FASB will not release new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force abstracts, but instead will issue Accounting Standards Updates ("ASU's"). ASU's will not be considered authoritative in their own right, but will serve only to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes in the Codification. The ASU's issued by FASB that would be applicable to us are as follows:

        In June 2009, FASB issued ASU 2009-01 Topic 105—Generally Accepted Accounting Principles. ASU 2009-01 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. ASU 2009-01 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this ASU did not have a material impact on our financial position or results of operations.

        In June 2009, FASB issued ASU 2009-02 Omnibus Update. ASU 2009-02 provides amendments to various topics for technical corrections to the Codification. The adoption of this ASU did not have a material impact on our financial position or results of operations.

        In August 2009, FASB issued ASU 2009-05 Fair Value Measurements and Disclosure (Topic 820). ASU 2009-05 provides amendments for the fair value measurement of liabilities and clarification on fair value measuring techniques. ASU 2009-05 is effective for the first reporting period, including interim periods, beginning after the issuance. The adoption of this ASU did not have a material impact on our financial position or results of operations.

        In September 2009, FASB issued ASU 2009-07 Accounting for Various Topics. ASU 2009-07 provides certain technical corrections to certain SEC paragraphs. The adoption of this ASU did not have a material impact on our financial position or results of operations.

        In October 2009, FASB issued ASU 2009-13 Revenue Recognition (Topic 605). ASU 2009-05 provides accounting and financial reporting disclosure amendments for multiple-deliverable revenue arrangements. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The adoption of this ASU is not anticipated to have a material impact on our financial position or results of operations.

Liquidity, Financial Position and Capital Resources

        Prior to the current economic downturn and resulting decline in sources of credit in the global markets, we grew aggressively through a series of acquisitions and capital expansions, using a combination of private equity placements and available cash to fund growth. In 2008 alone, $84 million was invested to expand tower production facilities, add gear manufacturing capacity and expand our service fleet, resulting in a near-trebling of our production capacity. In late 2008, when the economic environment changed abruptly, our liquidity was challenged. Capital became scarce, industry growth stalled causing our customers to delay deliveries and payments, covenants on existing bank lines became more limiting and capital obligations became difficult to fund.

        As of December 31, 2008, cash and cash equivalents totaled $15,253. In response to the challenging economic situation, we have taken a number of actions to preserve liquidity. We have amended and extended our existing debt agreements and entered into additional financing arrangements. We have limited investments when practical to existing firm commitments, and in some cases renegotiated and rescheduled committed equipment purchases. We have reduced headcount and operating expenses, reducing our workforce by approximately 25% since the beginning of the year. We have managed our working capital carefully, vigorously pursuing customer account balances and renegotiating payment terms with our suppliers. As a result of these actions, our liquidity has been adequate to meet our obligations.

        As of September 30, 2009, cash and cash equivalents totaled $7,660 and remained relatively unchanged compared to our cash and cash equivalents which totaled $7,834 as of June 30, 2009. In light of the current economic conditions and in particular with respect to the current market conditions for the wind and energy-related markets, we have implemented a number of initiatives to monitor and conserve our liquidity to ensure that we have adequate cash on hand and cash available to meet current and future operating requirements. Among these initiatives, we have continued to focus our efforts on cash management, which has included more stringent controls on capital spending, improvements in our collection of accounts receivable, renegotiating or extending credit terms for firm purchase commitments and trade payables, and entering into new financing or debt arrangements. We have completed a series of reduction in workforce initiatives throughout the organization to better align our resources to the current production demands from our customers. We believe that the completion of these initiatives and the continuous monitoring of our liquidity and financial position will enable us to continue to satisfy the cash requirements for working capital, necessary capital expenditures and debt and lease commitments through at least the next 12 months primarily using available cash balances, cash generated by operations and through additional financing or equity arrangements. While we anticipate being able to maintain adequate liquidity, there can be no assurance that our cash balances and cash flows will be adequate to meet our liquidity and operating requirements.

        During the nine months ended September 30, 2009, we entered into additional financing arrangements to improve our liquidity and cash balances. In April 2009, Tower Tech entered into a sale-leaseback agreement with Varilease Finance, Inc. ("Varilease") pursuant to which Varilease agreed to provide equipment financing in the amount of up to $3,000 (the "Varilease Financing"). Proceeds from the Varilease Financing are being used for working capital and other general corporate operating needs. In addition, Tower Tech obtained construction financing from Great Western Bank in the amount of up to $10,000 pursuant to a construction loan agreement (the "Construction Loan Agreement"). Proceeds from the Construction Loan will be used to complete construction of Tower Tech's wind tower manufacturing facility in Brandon, South Dakota. In September 2009, Badger obtained from General Electric Capital Corporation a term loan in the principal amount of approximately $1,000. Proceeds from this loan will be used for working capital and other general operating needs.

        As of September 30, 2009, Brad Foote had $17.8 million of outstanding debt with Bank of America, N.A., its primary lender. Due to Brad Foote's weak operating performance, principally caused by customer order delays and cancellations in the weak economic environment, the Bank of America debt has been renegotiated and amended on multiple occasions since we acquired Brad Foote. On August 7, 2009, Brad Foote and Bank of America entered into the Third Omnibus Amendment of the Loan Agreement and the documents evidencing the Debt Facilities. Pursuant to this amendment, Bank of America waived Brad Foote's violation of the financial covenants for the second quarter of 2009 and reset the covenants for the remainder of 2009 and 2010. Bank of America also waived certain administrative breaches related to record keeping, timely delivery of financial information and other matters. The interest rate was increased to Libor (as defined below) +5%, with a 7% floor.

        Given the still uncertain economic climate and unknown timing on recovery of the U.S. wind energy market, it is our plan to utilize a portion of the proceeds from this offering to repay a portion of certain subsidiary company bank lines, including amounts owed by Brad Foote to Bank of America. Repayment of these lines will release us from significant subsidiary-specific financial covenant requirements and asset liens, reduce debt service requirements over the next twelve months by an estimated $7.4 million, and allow free flow of funds across the corporation. It is our intention to manage working capital and other short-term cash needs through implementing a consolidated asset-based credit line at the corporate level in the near future, which will allow us to shift all cash management activities to the corporate treasury department.

        Our ability to make scheduled payments on our debt and other financial obligations will depend on our future financial and operating performance. While we believe that we will continue to have sufficient cash flows to operate our businesses, there can be no assurances that our operations will generate sufficient cash flows or that we will be successful in our planned equity placement offering or that credit facilities will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If we cannot make scheduled payments on our debt, we will be in default and, as a result, among other things, our debt holders could declare all outstanding principal and interest to be due and payable and we could be forced into bankruptcy, liquidation or required to substantially restructure or alter our business operations and debt obligations.

Sources and Uses of Cash

Operating Cash Flows

        During the nine months ended September 30, 2008, net cash used in operating activities was $5,812, compared to net cash provided by operating activities of $2,853 during the nine months ended September 30, 2009. The increase in net cash provided by operating activities was primarily attributable to a decrease in our inventory balances and higher collections of accounts receivable, which were partially offset by a decrease in our accounts payable and customer deposits. Changes in our inventories during the nine months ended September 30, 2009 were primarily attributable to inventory turnover at our Manitowoc, Wisconsin and Abilene, Texas wind tower manufacturing facilities related to the scheduled completion of wind tower manufacturing orders and a decrease in gearing inventory due to a decline in gearing sales for the wind related industry. Additionally, the conversion of accounts receivable into cash collections improved our net cash provided by operating activities during the nine months ended September 30, 2009 relative to the nine months ended September 30, 2008. Cash flows from operations increased primarily as a result of higher cash collections on accounts receivable at Tower Tech and EMS. Accounts receivable balances decreased, but were partially offset by a decrease in customer deposits. The increase in net cash provided by operating activities also resulted in higher cash outflows for trade payables.

        During the year ended December 31, 2008, net cash flows used in operating activities totaled $2,359, compared to net cash provided by operating activities for the year ended December 31, 2007, which totaled $521. The decrease in net cash provided by operating activities as compared to the prior year was attributable to an increase in administrative expenses and increases in our accounts receivable and inventory balances as we ramped-up production and expanded our facilities and revenues. We also entered into an agreement with a customer in December 2008 to release $9,436 from a restricted cash down-payment on an order. The cash was being held under a letter of credit. The release of these funds provided liquidity for working capital and capital expenditure commitments. The details of this agreement are described further in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

        While our agreements with customers call for specified payments terms, the effects of the global economic downturn may result in our customers modifying or attempting to modify their payment terms, which could adversely affect our liquidity position during 2009. As a result, the Company may be exposed to credit risk associated with the write-off of these uncollectible balances in addition to a reduction in liquidity. Although we anticipate that we will be able to satisfy cash requirements for working capital needs, capital expenditures and commitments through at least the end of 2009 primarily with cash generated by our operations and existing cash balances, we will need to restructure our existing debt and credit agreements or seek additional sources of capital to fund capital commitments, business acquisitions and working capital requirements in future years.

Investing Cash Flows

        During the nine months ended September 30, 2008, net cash used in investing activities totaled $84,646, compared to $11,710 during the nine months ended September 30, 2009. The decrease in net cash used in investing activities was primarily attributable to a significant reduction in capital expenditures as a result of the completion of a number of capital projects and the fact that no acquisitions were completed by us during the nine months ended September 30, 2009. During the nine months ended September 30, 2008, we completed the acquisitions of EMS and Badger in January and September of 2008, respectively, for approximately $24,955, net of cash received. Capital expenditures were $49,613 during the nine months ended September 30, 2008 primarily as a result of equipment purchases at Brad Foote and construction and equipment expenditures for our new wind tower manufacturing facility in Abilene, Texas. During the nine months ended September 30, 2009, capital expenditures were $9,761 and primarily related to construction and equipment purchases as part of the completion of Tower Tech's wind tower manufacturing facility in Abilene, Texas. Additionally, changes in restricted cash decreased from $10,436 during the nine months ended September 30, 2008 to $2,003 during the nine months ended September 30, 2009. The decrease in restricted cash was primarily attributable to an agreement entered into by Tower Tech during the third quarter of 2008 whereby Tower Tech conveyed ownership of certain raw materials to a customer in exchange for the release of a down payment of $9,936 that was classified by us as restricted cash. An offsetting increase in restricted cash during the nine months ended September 30, 2009 related to a collateral assignment of a $2,000 deposit account in connection with the Construction Loan Agreement with Great Western Bank.

        During the years ended December 31, 2008 and 2007, net cash flows used in investing activities totaled $106,696 and $82,828, respectively. The increase in net cash used in investing activities as compared to the prior year was primarily attributable to the increase of $77,866 in capital expenditures, which primarily related to the construction of a wind tower manufacturing facility in Abilene, Texas and the partial construction of a wind tower manufacturing facility in Brandon, South Dakota at our Tower Tech subsidiary and the expansion of capacity through equipment additions at our Brad Foote subsidiary.

        Cash paid for acquisitions, net of cash received decreased from $76,474 during the year ended December 31, 2007 to $23,016 during the year ended December 31, 2008. The decrease is primarily attributable to smaller acquisitions completed during 2008 as compared to 2007. In January 2008, we acquired EMS for $32,250, exclusive of $536 in acquisition-related costs. The purchase price consisted of $18,429 in cash and 1,629,834 in unregistered shares of our common stock at a price per share of $8.48. In June 2008, we acquired Badger for $11,811, exclusive of $184 in acquisition-related costs. The purchase price consisted of $5,811 in cash and 581,959 in unregistered shares of our common stock at a price per share of $10.31.

        Capital expenditures are anticipated to be significantly lower during 2009 as compared to 2008 as a result of the completion of a significant number of capital projects during 2008. These capital projects included, among other things, significant investments in capacity and infrastructure in addition to equipment, machinery and transport vehicle expenditures.

        As of December 31, 2008, we had firm capital commitments that come due in 2009 which approximated $12,711. As of September 30, 2009, $9,411 of the firm commitments have been funded and fulfilled. We plan to fund our remaining firm commitments through existing debt agreements.

Financing Cash Flows

        During the years ended December 31, 2008 and 2007, net cash flows provided by financing activities totaled $118,526 and $87,964, respectively. The increase in net cash flows provided by financing activities was primarily attributable to approximately $117,389 in private equity placements completed during the year ended December 31, 2008, compared to $65,400 in private equity placements completed during the year ended December 31, 2007. To finance the purchase price of the EMS acquisition, we completed a private equity placement offering in January 2008 with TP and T25 for an aggregate amount of $17,225, or 2,031,250 shares of our unregistered common stock at a price per share of $8.48, pursuant to a previously disclosed Amended and Restated Securities Purchase Agreement. In addition, we completed transactions resulting in the sale of an aggregate of $100,500 of our unregistered common stock, of which $500, or 62,814 shares, was purchased by Charles H. Beynon, a member of our Board of Directors and an aggregate of $100,000, or 12,562,814 shares, were purchased by TCP, TP, T25 and TOF. Thomas Weisel Partners issued a fairness opinion in connection with these transactions.

        Proceeds from lines of credit and notes payable decreased from $25,283 during the year ended December 31, 2007 to $9,273 during the year ended December 31, 2008, primarily as a result of a $25,000 related party note conversion by TP, TOF and TMF. In April 2008, TP, TOF and TMF each converted the original notional amount of their respective 9.5% related party note for an aggregate of 3,333,332 shares of our unregistered common stock. Accrued interest of $1,223 on the notes was paid by us to TP, TOF and TMF in cash on the date of conversion.

        During the nine months ended September 30, 2008, net cash provided by financing activities totaled $119,068, compared to $1,264 during the nine months ended September 30, 2009. The decrease in net cash provided by financing activities as compared to the prior period was primarily attributable to the fact that we did not complete any equity offerings during the nine months ended September 30, 2009. During the nine months ended September 30, 2008, we completed a private equity placement in two tranches to TP, TOF, TCP and T25 for an aggregate of $100,000 for 12,562,814 shares of unregistered common stock at $7.96 per share. In January 2008, we also completed a private equity placement in the amount of $17,225 for 2,031,250 shares of unregistered common stock at $8.48 per share to TP and T25. Additionally, net cash provided by financing activities during the nine months ended September 30, 2009 decreased as a result of higher payments on lines of credit and notes payable as compared to the prior year. Payments on lines of credit and notes payable increased from $4,849 during the nine months ended September 30, 2008, to $8,312 during the nine months ended September 30, 2009. This increase was primarily attributable to higher debt repayments made to Bank of America due to amendments to the Debt Facilities (as defined below) during 2008 and 2009.

        On November 10, 2008, Tontine filed a Schedule 13D with the SEC in which it announced its intention to explore alternatives for the disposition of its equity interest in the Company. Tontine has previously been the primary source of capital for acquisitions and expansion projects for us, and there can be no assurance that we will be successful in securing a replacement source of capital to continue its long-term growth plans.

        We have completed much of our current capacity and infrastructure expansion projects, and in light of current market conditions we have turned our focus to optimizing current operations and liquidity needs, which is expected to result in improvements to operating cash flows. While we have also restructured some capital expenditure commitments with vendors, we expect the remaining capital expenditure commitments will be funded through operating cash, lease financing, and additional debt.

Credit Facilities

Brad Foote

        In connection with our acquisition of Brad Foote in October 2007, we assumed outstanding debt and available lines of credit totaling approximately $25,500 under various secured debt facilities (the "Debt Facilities") with Bank of America, as successor to LaSalle Bank. The Debt Facilities are governed by a Loan and Security Agreement dated as of January 17, 1997 (as previously amended and/or restated, the "Loan Agreement").

        Following a series of amendments to the Loan Agreement: (i) the interest rate under each of the Debt Facilities is the greater of (A) the London Interbank Offered Rate ("LIBOR") plus 5% and (B) 7%; (ii) the maturity dates for the Debt Facilities range from January 15, 2011 to December 31, 2011; (iii) the total amount outstanding under the Debt Facilities as of September 30, 2009 was approximately $17,797.

        The Loan Agreement requires Brad Foote to comply with standard covenants, including certain financial covenants, and that we and Brad Foote provide certain financial reporting and periodically certify financial statements to Bank of America. Other covenants contained in the Loan Agreement include restrictions on Brad Foote's ability to make distributions or dividends, incur indebtedness or make subordinated debt payments, as well as limitations on Brad Foote's ability to make capital expenditures, any of which could ultimately affect our ability to undertake additional debt or equity financing. Certain of these covenants have been amended and/or restated or waived from time to time pursuant to various amendments to the Loan Agreement. We intend to retire the Debt Facilities using a portion of the net proceeds from this offering.

Tower Tech

        In October 2007, Tower Tech obtained a secured line of credit (the "ICB Line") from Investors Community Bank ("ICB") in the amount of $2,500, which was increased to $5,500 on March 21, 2008. The ICB Line is secured by substantially all of the assets of Tower Tech and RBA. Draws on the ICB Line bear interest at a variable rate equal to the greater of (A) 4.25% or (B) 1.75% above LIBOR. On March 13, 2009, ICB agreed to extend the maturity date of the ICB Line to March 13, 2010 (the "ICB Line Extension Agreement"). As of September 30, 2009, Tower Tech had $1,160 available for additional borrowing under the ICB Line and was in compliance with all of its financial covenants under the ICB Line.

        On April 28, 2009 (the "Construction Loan Closing Date"), Tower Tech entered into a Construction Loan Agreement with Great Western Bank, pursuant to which Great Western Bank will provide up to $10,000 in financing (the "Construction Loan") to fund construction of Tower Tech's wind tower manufacturing facility in Brandon, South Dakota (the "Facility"). Also on the Construction Loan Closing Date, Great Western Bank agreed to advance $3,703, representing amounts previously paid by Tower Tech relating to construction of the Facility. Tower Tech anticipates making additional draws as needed until completion of the Facility.

        The Construction Loan bears interest at a rate of 7.5% per annum on all advances. Tower Tech is required to make monthly payments of accrued and unpaid interest beginning June 5, 2009 and on the fifth day of each month thereafter, and must pay the outstanding principal and all accrued and unpaid interest on the maturity date, which is January 5, 2010, unless the Construction Loan is converted as described below. Tower Tech was also required to pay a $100 origination fee on the Construction Loan Closing Date.

        The Construction Loan is secured by a first mortgage on the Facility and all fixtures, accounts and proceeds relating thereto, pursuant to a Mortgage and a Commercial Security Agreement, each between Tower Tech and Great Western Bank and entered into on the Construction Loan Closing Date. In addition, pursuant to an Assignment of Deposit Account entered into on the Construction Loan Closing Date, Tower Tech granted Great Western Bank a security interest in a $2,000 deposit account. The Company also executed a Commercial Guaranty and entered into a Subordination Agreement in connection with the Construction Loan, under which it has agreed to guarantee Tower Tech's performance and to subordinate all intercompany debt with Tower Tech to the Construction Loan.

        The Construction Loan may be accelerated under certain events of default (subject to applicable notice and cure provisions), including but not limited to: (i) failure to make any payment on the

Construction Loan when due; (ii) failure to comply with or perform any covenants or conditions under the Construction Loan; (iii) failure to construct the Facility in accordance with the plans and specifications approved by Great Western Bank or in accordance with the construction contracts relating to the Facility; and (iv) cessation of construction of the Facility. The Construction Loan contains representations, warranties and covenants that are customary to a construction financing arrangement.

        Pursuant to a Letter Agreement dated as of the Construction Loan Closing Date among Great Western Bank, Tower Tech and Broadwind (the "Letter Agreement"), Tower Tech may, any time prior to January 1, 2010, convert the Construction Loan into a term loan for up to $6,500, with an interest rate not to exceed 8.5% per annum (the "Great Western Term Loan"). Tower Tech would be required to pay a 1.0% origination fee upon the conversion, and would be required to make monthly payments of principal and accrued interest over the life of the Great Western Term Loan, which would be not less than seventy-eight months. Following the conversion to the Great Western Term Loan, Great Western Bank would retain its security position in the collateral given as security for the Construction Loan, except for the deposit account assigned pursuant to the Assignment of Deposit Account, which would be released upon conversion. All other customary terms and conditions would be mutually agreed upon by Great Western Bank and Tower Tech at the time of conversion. As of September 30, 2009, Tower Tech had received proceeds of approximately $3,808 under the Construction Loan and had the availability to borrow an additional $6,192.

Badger

        On March 13, 2009, Badger obtained a term loan (the "FNB Term Loan") from First National Bank ("FNB") in the amount of approximately $1,538. A portion of the proceeds from the FNB Term Loan was used to pay off Badger's existing term loan and revolving line of credit with FNB, with the remainder available for working capital. The FNB Term Loan is secured by the inventory, accounts receivable and certain equipment of Badger. The FNB Term Loan bears interest at a rate of 6.75% per annum, matures on March 13, 2013, and is guaranteed by the Company. As of September 30, 2009, FNB Term Loan contained no financial covenants and the total amount of outstanding indebtedness under the FNB Term Loan was $1,367.

        On September 30, 2009, Badger obtained from General Electric Capital Corporation a term loan (the "GE Capital Term Loan") in the principal amount of approximately $1,000. The GE Capital Term Loan bears interest at a rate of 7.76% per annum, requires monthly payments of principal and interest, is secured by certain equipment of Badger and is scheduled to mature on September 30, 2014. As of September 30, 2009, the total amount of outstanding indebtedness under the GE Capital Term Loan was $990.

RBA

        On April 7, 2008, RBA executed four (4) promissory notes in favor of ICB (the "ICB Notes"), in the aggregate principal amount of approximately $3,781, as follows: (i) a term note in the maximum principal amount of approximately $421, bearing interest at a per annum rate of 6.85%, with a maturity date of October 5, 2012; (ii) a term note in the maximum principal amount of $700, bearing interest at a per annum rate of 5.65%, with a maturity date of April 25, 2013; (iii) a term note in the maximum principal amount of $928, bearing interest at a per annum rate of 5.65%, with a maturity date of April 25, 2013; and (iv) a line of credit note in the maximum principal amount of $1,732, bearing interest at a per annum rate of 4.48% until May 1, 2008 and thereafter at LIBOR, with a maturity date of April 5, 2009 (the "Line of Credit Note"). The ICB Notes provide for multiple advances, and are secured by substantially all of the assets of RBA.

        On March 13, 2009, RBA and ICB extended the maturity date of the Line of Credit Note to March 13, 2010 (the "ICB Note Extension Agreement"). Pursuant to the ICB Note Extension

Agreement, RBA established new financial covenants with respect to minimum debt service coverage ratio and minimum tangible net worth (these covenants were subsequently modified by the parties on April 22, 2009, effective as of March 31, 2009). RBA also agreed to maintain its primary deposit accounts with ICB and that no additional loans or leases shall be entered into by RBA without the prior approval of ICB. As of September 30, 2009, (i) the total amount of indebtedness outstanding under the ICB Notes was $3,386, (ii) RBA was in compliance with all of its financial covenants with respect to the ICB Notes, and (iii) RBA had $32 available for additional borrowing under the Line of Credit Note.

Contractual Obligations

        As of September 30, 2009, minimum future cash payments due under contractual obligations, including, among others, our debt and credit agreements, non-cancelable operating and capital lease agreements, and other long-term arrangements, were as follows:

	Remaining 2009	2010	2011	2012	2013	2014 & Thereafter	Total
Debt and credit agreements(1)	$3,776	$19,981	$10,898	$4,184	$1,516	$294	$40,649
Operating lease obligations	1,515	4,850	4,642	3,966	2,615	7,482	25,070
Capital lease obligations(1)	359	1,425	1,377	1,211	955	—	5,327
Purchase commitments	3,300	3,564	—	—	—	—	6,864

Total contractual cash obligations	$8,950	$29,820	$16,917	$9,361	$5,086	$7,776	$77,910

(1)
Debt and credit agreements and capital lease obligations include both the future principal payment amount and an amount calculated for expected future interest payments.

  Debt and Credit Agreements

        Debt and credit agreements include outstanding borrowings under our lines of credit, term notes related to vehicle and equipment purchases, and notes payable related to an escrow agreement settlement and a purchase agreement for manufacturing equipment.

  Operating Lease Obligations

        We lease the majority of our facilities and certain equipment under operating leases expiring at various dates through 2023. Lease terms generally range from two to 15 years with renewal options for extended terms. The amounts in the table above represent future minimum lease payments for non-cancelable operating leases.

  Capital Lease Obligations

        We have capital lease obligations related to certain manufacturing equipment and vehicles expiring at various dates through 2013. As of September 30, 2009, the balance of our outstanding capital lease obligations was approximately $5,327, which includes accrued interest of approximately $868.

  Purchase Commitments

        Purchase commitments represent building and equipment purchase contracts related to the construction of a new wind tower manufacturing facility and gearing equipment purchases.

Off-Balance Sheet Arrangements

        During April 2009, Tower Tech entered into a sale-leaseback agreement with Varilease as described above, whereby Tower Tech sold certain equipment to Varilease in exchange for $2,935 in cash and agreed to lease the equipment back from Varilease for a certain period of time. The primary purpose of this arrangement was to provide additional liquidity for meeting working capital requirements. The lease agreement is for a three-year period with rental payments due monthly of $85. In addition, the sale of the assets resulted in a gain on disposition of $40, which will be amortized to other income in our statement of operations over the life of the operating lease.

        During March 2009, Badger entered into two sale-leaseback agreements, which consisted of one capital and one operating lease. As part of these agreements, Badger sold certain equipment to a third party financing company in exchange for $570 in cash and agreed to lease the equipment back from the purchaser for a certain period of time. The primary purpose of these arrangements was to provide additional liquidity for meeting working capital requirements. Each lease agreement is for a four-year period with rental payments due monthly. In addition, the sale of the assets resulted in a gain on disposition of $38, which will be amortized to other income in our statement of operations over the life of the operating lease.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to financial market risks, which primarily include changes in interest rates on our variable rate obligations. We use various techniques to manage our market risk, including the use of derivative financial instruments. We do not use derivative financial instruments for speculative purposes.

Interest Rate Exposure

        Following the repayment of a portion of our existing indebtedness using the net proceeds of this offering and the termination of certain interest rate swap agreements related to those borrowings, we do not expect to have any significant exposure to changes in interest rates.

Credit Risk Exposure

        We are exposed to credit risk on our accounts receivable balances. Historically, our accounts receivable are highly concentrated with a select number of customers. During the years ended December 31, 2008, 2007 and 2006, sales to three or fewer customers accounted for approximately 72%, 70% and 97%, respectively, of consolidated revenues. Additionally, as of December 31 2008, 2007 and 2006, three or fewer customers comprised approximately 61%, 63% and 78%, respectively, of our outstanding accounts receivable balances.

Commodity Risk Exposure

        We are dependent upon the supply of certain raw materials used in our production processes, and these raw materials are exposed to price fluctuations on the open market. The primary raw material used by us is steel. To reduce price risk caused by market fluctuations, we have incorporated price adjustment clauses in certain sales contracts. Management believes a hypothetical 10% change in the price of steel and other raw materials would not have a significant effect on our consolidated annual results of operations or cash flows because these costs are generally passed through to our customers.

 INDUSTRY AND MARKET DATA

        Unless otherwise indicated, information contained in this prospectus concerning the United States wind energy industry and our general expectations concerning this industry are based on information from independent industry analysts and publications and management estimates. We have derived management estimates from publicly available information as well as data from our internal research. Estimates of historical growth rates in the markets in which we operate are not necessarily indicative of future growth rates in such markets.

United States Wind Industry

        The U.S. wind energy market has experienced rapid growth over the last several years. According to AWEA, the U.S. wind industry installed approximately 8,500 MW of new generation capacity in 2008—more than any other country—to become the world leader in installed wind generation capacity. The United States currently generates 31,100 MW of electricity from wind according to AWEA, or enough to power approximately 7.7 million homes.

        Despite this leading installed base, industry analysts believe that substantial growth potential remains. According to the U.S. Department of Energy, wind accounted for only approximately 2.0% of U.S. energy generation in 2008. Spain and Denmark, by comparison, generated approximately 13.0% and 20.0%, respectively, of their total power from wind. According to AWEA, over the medium- to long-term, the U.S. wind energy market is expected to grow at 15-30% per annum, supported and enhanced by incentives and regulatory requirements at both the state and federal levels. Also according to AWEA, approximately 300,000 MW of proposed wind projects have been sited and are currently planned to be developed in the future.

        At the federal level, the American Recovery and Reinvestment Act of 2009 ("ARRA"), passed in February of 2009, includes several provisions that combine to provide significant incentives for renewable energy development. Among its provisions, the ARRA extended the Production Tax Credit ("PTC"), allowed wind developers to elect to take a 30% Investment Tax Credit ("ITC") in place of the PTC, and allowed the option to collect the ITC as a cash grant at or around commercial operation. This cash grant has stimulated significant recent development activity in the wind market and it is currently uncapped, providing security to wind developers that the program will not run out of funds. The ARRA also expanded the U.S. Department of Energy's Loan Guarantee Program, under which the Secretary of Energy is authorized to make loan guarantees to qualified projects, which is anticipated to help stimulate credit in support of new development. Finally, the U.S. Congress and the U.S. Environmental Protection Agency (the "EPA") are currently discussing several possible clean energy initiatives that would further stimulate the development of renewable energy. These include a federal-level combined energy efficiency and renewable energy portfolio standard, a greenhouse gas cap-and-trade program and regulation of greenhouse gases by the EPA under the Clean Air Act.

        The evolution and rise in importance of the U.S. wind market, and its potential for long-term growth, is causing a supply chain shift among global producers, several of whom have recently announced plans to build U.S. manufacturing capacity. Historically, global turbine manufacturers have assembled turbines abroad and imported them to the United States, a logistical challenge that has contributed to turbine shortages in the past. According to AWEA, as recently as 2005, 70% of the wind industry supply chain was sourced from foreign locations. By 2008, the supply chain was evenly sourced from domestic manufacturers and foreign companies, and we expect this trend to continue. This shift is due in large part to the desire by wind turbine manufacturers and wind developers to minimize delivery time and transportation costs, which can represent up to 15% of the final cost of a wind project. By sourcing components domestically, manufacturers also eliminate importation and customs duties, decrease working capital costs and limit exchange rate risk. For example, according to AWEA, manufacturers representing more than 95% of U.S. turbines installed by MW, including General Electric, Clipper Windpower, Acciona, Fuhrlander, Gamesa, Siemens Energy, Suzlon Wind Energy, and

Vestas, either maintain or have recently established or announced turbine assembly facilities in the United States. For all of these reasons, we believe manufacturers will increasingly look to U.S. firms to supply their components. We expect the shift to domestic suppliers will continue based on these industry factors and the size and weight of components used in larger turbines.

        Servicing the growing installed base of wind turbines—in the United States and abroad—is becoming an increasingly complex challenge. U.S. cumulative installed capacity continues to grow, reaching 31,100 MW at September 30, 2009, and, according to AWEA, is anticipated to reach 75,891 MW by 2012. The global cumulative installed capacity is showing similar trends, reaching 120,570 MW at the end of 2008, with projected growth to 287,940 MW by 2012 according to BTM Consult. With this growth, and the ongoing development of wind turbine technology, installed turbines have become increasingly larger, heavier and more complex. According to AWEA, the average size of installed turbines increased from 0.8 MW in 2000 to 1.7 MW in 2008. We expect this trend towards growth in turbine size to continue. Furthermore, this large installed base of wind turbines is aging, and with the significant growth of the installed base over the past several years, combined with reduced OEM warranty periods, an increasing number of turbines have been coming off warranty annually, and they will continue to do so over the next few years. We expect North American cumulative off-warranty MW to grow significantly in the coming years, which we believe will create a very active market for post-warranty, third party service. The installed base is composed of an increasingly diverse array of turbine makes and models as more previously domestic manufacturers move into new markets, increasing the complexity of the service challenge. Furthermore, individual wind portfolios are often composed of several different turbine types, which forces their owners either to maintain multiple ongoing service contracts with different original equipment manufactures or to utilize independent service providers capable of servicing a variety of different turbines.

BUSINESS

Business Overview

        We are the leading independent, horizontally integrated supplier of technologically advanced, high-value products and customized services in the U.S. wind industry. Our product and service portfolio provides our customers, including wind turbine manufacturers, wind farm developers and wind farm operators, with access to a broad array of wind component and service offerings, which we believe is becoming increasingly important in today's wind market. We are the number one U.S.-based manufacturer of gearing systems for the wind industry and the third largest U.S.-based manufacturer of wind towers, in each case based on total MW shipped in 2008. We also provide technical service and precision repair and engineering and specialized logistics to the wind industry in the United States, a highly-fragmented market in which we hold a significant position. We have long standing relationships with our primary customers, who include several leading participants in the U.S. wind sector.

        We believe we are well positioned to capture market opportunities associated with the anticipated turn-around in the wind farm development business in the United States and abroad. In the United States, we believe this turn-around will be driven by: (i) macroeconomic factors, including a broad economic recovery, an increase in overall energy prices and federal and state-level wind development incentives, (ii) broad upgrades to existing transmission infrastructure and increasing proliferation of smart grid technology, and (iii) the maturation of technologies and services within the wind industry, including increased turbine efficiencies, a coordinated global supply chain and improved equipment maintenance and reliability. Given our installed capital base, we believe we will be able to substantially grow revenues prior to investing in additional capital equipment.

        For the nine months ended September 30, 2009, our revenues were approximately $164.9 million, our EBITDA was approximately $6.1 million and our net loss was approximately $17.5 million. Please refer to the section of the prospectus entitled "Summary Consolidated Financial Data" for a reconciliation of EBITDA to net loss for the nine months ended September 30, 2009.

        Our businesses are currently organized in two operating segments, Products and Services.

Products

        We manufacture high precision gearing systems and structural towers for wind turbines. We also manufacture custom-engineered gearing systems, and fabrications and weldments for the mining, energy and other industrial sectors. For the nine months ended September 30, 2009, our Products segment generated approximately $130.9 million in revenues and had an operating loss of approximately $10.2 million.

  Wind Turbine Gearing Systems

        We are the largest U.S.-based precision gearing system manufacturer for the wind industry in North America, with plants in Illinois and Pennsylvania. We produce to the highest industry quality standards, and we were the first U.S. gear manufacturer to achieve ISO 9001 certification. We use an integrated manufacturing process, which includes our machining process in Cicero, Illinois, our heat treatment process in Neville Island, Pennsylvania and our finishing process in our Cicero factory. These complex production processes allow us to manufacture custom products to meet the stringent tolerances and high quality standards of our wind turbine customers. Our precision gearing manufacturing facilities have a production capacity to support turbines producing more than 4,000 MW of power annually. Our principal customers include General Electric and Clipper Windpower, both of whom have been long-standing customers. We are currently in discussions with large global gear drive original equipment manufacturers with the aim of becoming a gearing system supplier to one or more of these companies.

  Wind Turbine Structural Towers

        We are the third largest wind tower manufacturer in North America based on MW sold in 2008 in the United States. We specialize in heavier "next generation" wind towers that are larger, more technically advanced towers, designed for 2 MW and larger wind turbines. Since starting commercial production in 2005, we have produced over 500 towers. Our production facilities are strategically located in close proximity to the primary U.S. wind resource regions, sited in Wisconsin, Texas and South Dakota. Upon completion of our Brandon, South Dakota facility, scheduled in the first quarter of 2010, our three tower production facilities will have a combined annual tower production capacity sufficient to support turbines generating more than 1,500 MW of power. Our principal wind tower customers include Gamesa, Vestas and Nordex.

  Industrial Products

        We manufacture products for industrial markets including mining and oilfield equipment and cranes. Our industrial products include gearing, gear drives and custom weldments. We target niche markets and applications that require the strict tolerances and high quality standards of our processes. These products are produced in Illinois and Wisconsin and serve to diversify our customer and product portfolio and balance our plant loadings.

Services

        We offer a wide variety of services to our customers, including technical services, precision repair and engineering and logistics. For the nine months ended September 30, 2009, our services business generated approximately $34.5 million in revenues and had an operating loss of approximately $0.8 million. Our principal Services segment customers include Acciona, Fuhrlander, Gamesa, Horizon Wind Energy, NexGen Energy Partners, NextEra Energy Resources, Siemens Energy and Suzlon Wind Energy. Our service locations are in Illinois, California, South Dakota, Texas and Colorado. Our vision is to become the most comprehensive service provider to the United States and Canadian wind industry by expanding the number of our service centers.

  Technical Services

        We are a leading independent service provider of construction support and operations and maintenance services for the wind industry. Our specialty services include oil change-out, up-tower tooling for gearing systems, drive-train and blade repairs and component replacement. Our construction support capabilities include assembly of towers, nacelles, blades and other components. We also provide customer support, preventive maintenance and wind technician training. Our technicians utilize our regional service centers for storage and repair of parts as well as our training offerings.

  Precision Repair & Engineering Services

        Through our precision repair and engineering services, we repair and refurbish complex wind components, including control system, gearboxes and blades. We also conduct warranty inspections, commission turbines and provide technical assistance. Additionally, we build replacement control panels for kW class wind turbines and repair both kW and MW blades.

        A large portion of the approximately 31,100 MW installed base of wind turbines in the United States is now coming out of warranty creating a growing need for MW gearbox refurbishment. We plan to develop the first independent gearbox refurbishing center and gearbox test stand to perform full-load testing for MW class wind turbine units.

  Logistics

        We offer specialized transportation, permitting and logistics management to the wind industry for oversize and overweight machinery and equipment. We deliver complete turbines to the installation site, including blades, nacelles and tower sections for final erection. We focus on the project management of the delivery of complete wind turbine farms. We have a fleet of over 60 specialized heavy haul trailers supporting annual delivery of 500 MW of full turbine components.

Competitive Strengths

        We believe our business model offers a number of competitive strengths that have contributed to our commercial success and will enable us to capitalize on significant opportunities for growth. These competitive strengths include the following:

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  Strong relationships with leading wind industry players.  Our integrated business model has enabled us to hold leading positions in many of the markets we serve by successfully winning key contracts and establishing strong relationships with major wind sector manufacturers. We provide products and services to seven of the eight largest wind turbine manufacturers currently selling in the United States, Acciona, Clipper Windpower, Gamesa, General Electric, Siemens Energy, Suzlon Wind Energy, and Vestas. We believe our relationships with leading players endorse our product quality and service capabilities and position us well to sell effectively to new customers. We intend to continue to develop long-term, multi-year contracts and strategic customer relationships across our product and service businesses.

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  Leading service platform.  We are the largest horizontally integrated independent service provider to the U.S. wind industry. We believe that we are differentiated by the breadth of our offerings, which enables us to work with wind farm developers through a project lifecycle: construction support including logistics and transport, commissioning of the wind farm, ongoing maintenance and operational support services, precision repair and upgrades to existing installations. Our in-house gearing system manufacturing expertise positions us to enter the market for gearbox repair and refurbishment which, for MW-scale turbines, has historically been performed by non-domestic sources. We believe that our broad service offerings and technical capabilities will allow us to grow our services business significantly as the installed wind turbine base grows and wind turbines come off warranty.

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  Manufacturing and service capacity to support anticipated growth.  Over the past two years, we have made substantial upfront investments in property and equipment to position ourselves to take advantage of the expected rapid growth in the North American wind industry. We believe this capacity will allow us to quickly respond to increased demand from our customers and enable us to gain share as market growth returns. In our products businesses, we have invested substantial capital in technology, engineering and manufacturing capabilities and capacity for both wind turbine towers and gearing systems. We have also invested significantly in our service group and grown our capacity through the addition of personnel and new service offerings and by expanding our footprint of regional service centers. In connection with the expected growth of the wind power market, we believe these investments will allow us to realize significant operating leverage as we increase our revenues with minimal capital expenditure.

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  Ability to cross-sell our product and service offerings.  Our combined product and service suite provides us with opportunities to increase sales to existing customers and approach potential customers with a coordinated offering. Leveraging our broad existing customer base, we have realized additional revenues by selling products and services that our customers previously purchased from various other providers. As an example, we are now providing logistics services to customers to whom we had previously only supplied towers or operations and maintenance services. We have also recently entered into agreements with wind farm developers for comprehensive supply chain solutions including supply of towers, gearboxes, transport and logistics and construction and commissioning support services. We believe that the breadth of our comprehensive solution is unique and is compelling for the growing segment of smaller wind developers.

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  Horizontally integrated supply chain offering with strategically located operations. We believe that we have the leading North American platform designed to provide an integrated solution to the fragmented supply chain our customers face. Today, the manufacture and production of wind turbines involves over 8,000 components and many of the key inputs are both geographically dispersed and lack integration. This results in high transportation costs and quality control issues as many developers and manufacturers are forced to coordinate among multiple suppliers. While we do not provide all key components, our wind turbine component production capabilities combined with the broad array of services we offer allows our customers to simplify coordination for these increasingly complex wind development projects. We believe the breadth of our capabilities will prove attractive to new entrants and incumbents by improving speed to market, increasing product reliability and reducing costs. Additionally, our production facilities and service offerings are strategically located near existing wind centers, which allows us to maximize our response time and reduce logistics costs for our customers.

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  Industry leading technology and manufacturing expertise.  We utilize industry-leading technology and design capabilities and have wind product manufacturing expertise. We specialize in manufacturing "next generation" wind towers, and we were the first U.S. gear manufacturer to achieve ISO 9001 certification. Our gearing systems production facilities utilize state-of-the-art Höfler production centers and are experienced in designing and manufacturing customized products to meet specific customer needs. We have diverse technical repair expertise and the necessary spare inventory to minimize costs and response time and deliver the greatest long-term value for the lifecycle of our customers' projects. We believe our ability to design and manufacture high quality customized products and provide superior service creates high barriers to entry and allows us to maintain an advantage over our competition.

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  Experienced management team with decades of wind industry experience.  Our senior management team has significant industry experience and proven expertise in wind and other energy sectors and holds leadership positions in industry organizations such as the American Wind Energy Association, the Canadian Wind Energy Association and the American Gear Manufacturers Association. Key areas of expertise include high technical specification industrial manufacturing, operational execution in the wind industry, strategic business development, financial planning and acquisition integration. Members of our senior management team have held positions at leading global and national wind and industrial sector companies including Vestas, General Electric, Trinity Industries, DMI Industries, British Petroleum, Regal Beloit, FMC Technologies and Federal Signal.

Business and Operating Strategy

        We intend to capitalize on the anticipated growth of the wind sector in the United States and Canada by providing our technologically advanced, highly reliable, value-added products and components and customized services across the wind supply chain to enhance our leadership position.

        Our strategic objectives include the following:

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  Utilize our established platform to increase market share and satisfy customer demand.  During 2008, we took steps to enhance our manufacturing capabilities by increasing gearing production capacity and constructing a new state-of-the-art tower manufacturing plant in Abilene, Texas. We are also constructing an additional tower manufacturing plant in Brandon, South Dakota. We increased specialized heavy-haul capacity by over 20% and increased our service capacity through strategic hiring and the addition of a new facility capable of supporting MW-class blade repair. We believe our presence in key wind resource states provides us with an advantage on cost, efficiency and speed to market by limiting exchange rate risk and importation and customs duties (compared to international competitors) and substantially reducing transportation and working capital costs for our customers. As a result, we believe that we are well positioned with our existing infrastructure to take advantage of projected improvements in market conditions.

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  Continue to develop and grow our service businesses.  We have established a network of service centers strategically located near key wind farm sites with precision repair and engineering capabilities and skilled personnel. We believe that there is a significant opportunity to continue to develop this network to provide more comprehensive support to additional businesses in the wind industry. Wind turbine components are initially serviced by wind turbine manufacturers under applicable warranties, which have generally been shortening over time. We believe that, as the size of the installed base grows and ages, manufacturer warranties expire and as the complexity and size of wind turbines increase, wind farm operators will increasingly seek third party service providers to maintain their assets. We intend to support our customers' service strategies, to further develop our own service channels and to capture a share of the expanding service and aftermarket support business through relationships with wind turbine manufacturers, wind farm operators and independent service providers. Consistent with this strategy, we continually evaluate potential acquisition opportunities, some of which may be material.

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  Leverage our success in North America to pursue international business opportunities.  We have begun to expand our focus beyond the North American wind energy market to develop an international presence as a long-term strategic objective. We believe that there has been a rapid migration of turbine manufacturers to the United States, which has allowed us to develop relationships with leading global turbine assembly companies and increases our opportunity to leverage these relationships into global markets. We have recently restructured our management team to provide the framework for pursuing international business opportunities, which we believe will expand our revenue opportunities and enable us to better serve our customers, enhance our supply chain and develop additional synergies across our operating units.

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  Continue to improve production technology and operational efficiency.  We believe that the proper coordination and integration of the supply chain are key factors that enable high operating efficiencies, increased reliability and lower costs. Our manufacturing facilities include state-of-the-art equipment and lean processes to help enhance our operational efficiency and flexibility. We will continue to pursue strategies to further optimize our production processes to generate increased output, leverage our scale and lower our costs while maintaining product quality.

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  Broaden our product offerings.  We believe that we offer one of the most complete sets of product offerings addressing the needs of customers across the North American wind supply chain. We are dedicated to the identification, development and commercialization of new products that take advantage of our scale in order to provide comprehensive solutions for our customers. Since a turbine often contains more than 8,000 components, we plan to take advantage of our extensive expertise and technological capabilities to develop the complex product offerings required to compete in the North American wind market.

        As the North American wind industry matures and the complexity of wind turbines increases, complex product offerings, advanced supply chain management and specialized services will be critical for wind turbine manufacturers and wind farm developers and owners, and we intend to pursue our business strategies and maintain and enhance our established platform to more deeply penetrate our target markets and further diversify our customer base.

Wind Turbine Components

        A wind turbine and its components represent approximately 65% of the costs of new wind farms. The manufacture and production of wind energy-related infrastructure involves over 8,000 components. The five most expensive components, each of which generally accounts for more than 10% of the overall cost of a turbine, are the tower, blade system, nacelle, gearbox and pitch systems and bearings. Additional key components include the generator and the controller. The following illustration shows the key components of a wind turbine.

Towers

        A wind tower accounts for approximately 18-27% of the total capital cost of a wind turbine. A tower's cost is proportional to its height and diameter. Taller towers give access to stronger winds and more even wind flow, both of which lead to a higher electrical output. Industry research indicates that for tower sizes between 80 and 100 meters, each additional meter delivers 0.9% more yield. Doubling the height of the tower generally requires doubling its diameter and increasing the amount of material needed by a factor of eight, which results in a trade-off between the additional yield delivered by increasing tower height versus the additional cost of the tower. We are the third largest wind tower manufacturer in North America based on MW sold in 2008 in the United States.

Nacelle

        The nacelle houses most of the wind turbine's components including the generator, gearbox and control systems as well as thousands of smaller components and accounts for approximately 12-22% of a wind turbine's cost. Due to the decrease in global foundry capacity since World War II, only a few suppliers are capable of the precision production required for the large size and thinness of nacelle components. Some European wind turbine manufacturers have tried to identify cast product suppliers in India and China; however, it has been difficult finding the necessary standards and quality. We do not manufacture nacelles but we service and repair nacelle components.

Blade System

        The blade and hub system (rotor) is attached to the nacelle via the rotor shaft and rotates at an angular speed dependent on the power of the wind. Blades account for approximately 20-25% of the cost of a wind turbine and are typically made out of fiberglass and epoxy resin. Blades are currently the focus of significant research and development at both national research institutions and also at wind turbine manufacturers. With lengths upwards of 60 meters, blades can be difficult and expensive to manufacture and transport. The risk of damage in transit requires careful logistics planning and creates a demand for blade production sites near the end-market. We do not manufacture blade systems but we service and repair blade systems.

Gearbox

        The gearbox is made almost entirely of steel and is the heaviest component in the wind turbine's nacelle. The gearbox accounts for approximately 11-15% of a wind turbine's cost. The gearbox connects the low-speed shaft driven by the rotor blade to the high-speed shaft that drives the generator, increasing the rotational speeds from about 30 to 60 rotations per minute (rpm) to about 1,200 to 1,500 rpm, which is the rotational speed required by most generators to produce electricity. We are the largest U.S.-based precision gearing system manufacturer for the wind industry in North America, with plants in Illinois and Pennsylvania.

Pitch Systems and Bearings

        Pitch systems maximize a wind turbine's energy converting efficiency by optimizing the positioning of the machine housing and blades in relation to the wind direction. Pitch systems and bearings account for approximately 11-15% of a wind turbine's cost. We do not manufacture pitch systems or bearings.

Sales and Marketing

        Our sales and marketing strategy is to develop and maintain long-term relationships with our customers and to offer a comprehensive suite of products and services to them. We pursue this strategy by working closely with our customers in developing and designing customized product, manufacturing, and service solutions. We also intend for our offerings to fulfill needs that our customers may consider non-core and do not desire to provide for within their organizations. We target long-term agreements, under which we supply our customers with products or services. The majority of our customer base consists of wind turbine manufacturers who supply end-users and wind turbine developers with completed wind turbines. Within the wind industry, we have long-standing relationships with customers, engaging them at various levels from key account management, site management, research and development, product design and manufacturing up to senior management.

Competition

        We do not believe that any competitors exist that have developed a similar suite of products and services for the North American wind industry as those offered by our businesses. However, competition within each of our subsidiaries' niches exists and some of our customers maintain internal capabilities that compete with our offerings. Several domestic and international wind tower manufacturers compete in the United States, including Trinity Industries, Inc., Ameron International Corporation, Dong Kuk, Hendricks, Win&P, and DMI Industries. Approximately five companies worldwide have the proven ability and capacity to compete with Brad Foote to supply gear sets for the wind industry. Brad Foote is a major North American supplier of wind energy gear sets. Two of the major European suppliers are owned by wind turbine manufacturers: Hansen Transmissions (owned by Suzlon energy) and Winergy/Flender (owned by Siemens). The competitor group participating within the oil and gas exploration industry is slightly more fragmented. These companies compete based upon price, quality, location, available capacity, and several other factors. Anderson Trucking Service and Lonestar Trucking are Badger's main competitors, while additional competition within our Services segment market is fragmented.

Environmental Regulation and Compliance

        The operations of our businesses are subject to numerous federal, state, and local environmental laws and regulations. While it is our objective to maintain compliance with these respective laws and regulations, it may not be possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly remediation and other compliance efforts that we may undertake in the future. Many of our facilities have a history of industrial operations and contaminants have been detected at some of our facilities. We do not currently anticipate any material capital expenditures for environmental control facilities in the near term.

Backlog

        Many of our products are sold under long-term supply agreements. These long-term agreements have various terms, but generally range from several months to three years with some contracts carrying automatic renewal provisions. As of September 30, 2009, the dollar amount of our backlog believed to be firm was approximately $260.0 million, of which $30.7 million is expected to be completed during the remainder of 2009. The amount of backlog expected to be completed during the remainder of 2009 may be subject to change as a result of any subsequent modifications to our existing customer agreements. We experienced changes in 2008 such that our backlog did not translate into sales as scheduled because customers deferred and reduced contractual orders. In light of the experience of the Company's operations during 2008, management does not believe that providing a backlog number for the comparable period in 2008 will provide a useful comparison against the Company's current backlog.

Customers

        We manufacture or construct, and provide transportation and maintenance services to, a variety of customers in the wind energy, oil and gas, mining and industrial industries. The majority of our customer base consists of wind turbine manufacturers who supply end-users and wind turbine developers with completed wind turbines. In the industrial, mining and constructions sectors, we sell our products through our technically trained sales force to both owners and operators. The wind turbine market is very concentrated. According to the American Wind Energy Association's 2008 industry rankings, the top eight constituted over 90% of the North American market. As a result, we currently have concentrations with a limited number of customers for a majority of our revenues. Sales to each of Gamesa, Clipper Windpower and General Electric represents an amount greater than 10% of our Company's consolidated revenues and the loss of any such customer could have a material adverse effect on us.

        Our current portfolio of customers and collaborators includes: Clipper Windpower, Gamesa, General Electric, Nordex, Siemens Energy, Suzlon Wind Energy, Vestas and Bluearc.

Seasonality

        The majority of our business is not affected by seasonality. Our Services segment can be affected by weather-related constraints.

Employees

        We had approximately 800 employees as of September 30, 2009. As of September 30, 2009, approximately 85% of our employees were in manufacturing, service, and field support related functions and 15% of our employees were in administrative functions. As of September 30, 2009, approximately 24% of our employees are covered by two collective bargaining agreements with local unions. One of our collective bargaining agreements expires in February 2010 and the other, covering our Neville Island collective bargaining unit, expired in October 2009. We have reached an agreement with our Neville Island collective bargaining unit which will result in a three year extension for the contract and we are awaiting final approvals. We consider our union and employee relations to be good.

Raw Materials

        The primary raw material used in the construction of wind towers and gearing products is steel in the form of steel plate, forgings, and castings. Additionally, some agreements may allow customers to independently provide steel for the construction of wind towers.

        We operate a multiple sourcing strategy and source our raw materials through various suppliers located throughout the United States and abroad. We do not generally have long-term supply agreements with any of our raw materials suppliers and closely match terms with those of our customers to limit our exposure to price fluctuations. We believe that we will be able to obtain an adequate supply of steel and other raw materials to meet our manufacturing requirements.

Quality Control

        We have a long-standing focus on processes for ensuring the manufacture of high quality products. To achieve high standards of production and operational quality, we implement strict and extensive quality control and inspection throughout our production processes. We maintain full, in-house control over all core manufacturing processes and carry out quality assurance inspection at the completion of each major manufacturing step to ensure the quality of our products. The manufacturing process at Brad Foote, for example, involves transforming forged steel into high technical specification gears through to rough machining, hobbing, reinforcing thermal treatment, fine machining and fine grinding. We inspect and test raw materials before they enter the assembly process, re-test the raw materials after rough machining, test the functioning of gear teeth and cores after thermal treatment and accuracy test final outputs for product specifications. We believe our investment in industry-leading heat treatment, high precision machining, specialized grinding technologies, and cutting edge welding has contributed to our high product reliability and consistent performance of our products under varying operating conditions once installed.

        Our Brad Foote subsidiary is ISO 9001:2000 certified and our other companies have certification programs in various stages of completion.

Legal Proceedings

        From time to time, Broadwind and its subsidiaries are involved in litigation relating to claims arising out of their operations in the normal course of business. As of September 30, 2009, we are not aware of material pending legal proceedings or threatened litigation that would have a material adverse effect on our financial condition or results of operations, although no assurance can be given with respect to the ultimate outcome of actions.

Properties

        Our corporate headquarters is located in Naperville, Illinois, which is a suburb located west of Chicago, Illinois. In addition, our subsidiaries own or lease operating facilities, which are presented by operating segment as follows:

Operating Segment and Facility Type	Location	Owned / Leased	Approximate Square Footage
Products
Tower Manufacturing	Manitowoc, WI	Leased	200,000
Tower Manufacturing	Brandon, SD(1)	Owned	146,000
Tower Manufacturing	Abilene, TX	Owned	146,000
Specialized Welding	Manitowoc, WI	Leased	45,000
Specialized Welding	Clintonville, WI	Owned	63,000
Gearing Systems	Cicero, IL	Owned	198,000
Gearing Systems	Cicero, IL	Leased	301,000
Gearing Systems	Neville Island, PA	Owned	70,000
Services
Service and Maintenance	Gary, SD	Leased	25,000
Service and Maintenance	Abilene, TX	Leased	297,000
Service and Maintenance	Howard, SD	Owned	25,000
Logistics	Clintonville, WI	Owned	7,000
Service and Maintenance	Tehachapi, CA	Leased	5,000
Corporate
Administrative	Naperville, IL	Leased	6,800

(1)
Brandon, South Dakota location is a partially constructed wind tower manufacturing facility.

        We consider that our facilities are in good condition and are adequate for our present and future needs.

 PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of November 2, 2009, and as adjusted to reflect the sale of common stock in this offering, by:

  •
  Each person known to us to beneficially own 5% or more of our common stock;

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  Each of our executive officers named in the Summary Compensation Table, who in this prospectus are collectively referred to as the "named executive officers;"

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  All other executive officers (as that term is defined in the Securities Act);

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  Each of our directors (including nominees);

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  All of our executive officers and directors as a group; and

  •
  Each selling stockholder.

        We have determined beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to the shares of Broadwind common stock set forth opposite the stockholder's name. We have based our calculation of the percentage of beneficial ownership on 96,631,630 shares of our common stock outstanding on November 2, 2009.

        All of the selling stockholders' shares that will be held following this offering became registered for resale when our previous registration statement on Form S-1 became effective on August 17, 2009. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities. Except as indicated below, no selling security holder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, no selling security holder is a registered broker-dealer or an affiliate of a broker-dealer.

	Number and Percentage of Shares Beneficially Owned Prior to Offering (2)			Number and Percentage of Shares Beneficially Owned After the Offering
			Number of Shares Being Offered (3)
Name and Address of Beneficial Owner or Identity of Group(1)
	Shares	Percentage		Shares	Percentage
5% Beneficial Owners and Other Selling Stockholders
Tontine Capital Partners, L.P.(4)(5)	19,052,766	19.7%	2,066,970	16,985,796	15.9%
Tontine Partners, L.P.(4)(5)	12,903,491	13.4%	1,399,856	11,503,635	10.8%
Tontine Capital Overseas Master Fund, L.P.(4)(5)	5,448,497	5.6%	591,089	4,857,408	4.6%
Tontine Overseas Fund, Ltd.(4)(5)	5,003,800	5.2%	542,845	4,460,955	4.2%
Tontine 25 Overseas Master Fund, L.P.(4)(5)	3,680,081	3.8%	399,240	3,280,841	3.1%
Executive Officers and Directors
Charles H. Beynon(6)	82,814	*	—	82,814	*
Jesse E. Collins, Jr.(7)	30,846	*	—	30,846	*
J. Cameron Drecoll(3)(4)(8)	12,554,468	13.0%	—	12,554,468	11.8%
William E. Fejes, Jr.	—	*	—	—	*
Terence P. Fox(9)	2,245,175	2.3%	—	2,245,175	2.1%
Matthew J. Gadow(10)	12,500	*	—	12,500	*
Steven A. Huntington(11)	20,000	*	—	20,000	*
Kevin E. Johnson(12)	6,440	*	—	6,440	*
Stephanie Kushner	—	*	—	—	*
James M. Lindstrom(13)	—	*	—	—	*
Lars Moller(14)	205,000	*	—	205,000	*
Donald C. Naab(15)	37,419	*	—	37,419	*
Robert A. Paxton(16)	34,858	*	—	34,858	*
David P. Reiland(17)	8,333	*	—	8,333	*
J.D. Rubin(18)	36,019	*	—	36,019	*
All current executive officers and directors as a group (13 persons)	15,241,372	15.8%	—	15,241,372	14.3%

*
Less than 1%

(1)
The address for each of our directors and officers is 47 East Chicago Avenue, Suite 332, Naperville, Illinois 60540.

(2)
Based on 96,631,630 common shares issued and outstanding as of November 2, 2009. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of November 2, 2009, or within sixty days of such date, are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by a group.

(3)
This column excludes up to 2,250,000 shares that may be sold by the selling stockholders if the underwriters exercise their over-allotment option. The number of over-allotment shares that would be sold by each selling stockholder in the event the underwriters exercise their over-allotment option in full are: (i) TCP, 465,068 shares, (ii) TP, 314,968 shares, (iii) TMF, 132,995 shares, (iv) TOF, 122,140 shares, (v) T25 89,829 shares and (vi) Mr. Drecoll, 1,125,000 shares.

(4)
Based on a Schedule 13D/A filed on October 23, 2009 by Mr. Jeffrey L. Gendell, TCP, TMF, TP, TOF and T25. Mr. Gendell is the managing member of the following entities: (i) Tontine Capital Management, L.L.C., a Delaware limited liability company that is the general partner of TCP and T25; (ii) Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company that is the general partner of TMF; (iii) Tontine Management, L.L.C., a Delaware limited liability company that is the general partner of TP; and (iv) Tontine Overseas Associates, L.L.C., a Delaware limited liability company that is the investment advisor for TOF. Therefore, Mr. Gendell is deemed to beneficially own the shares owned by TCP, TMF, TP, TOF and T25, with aggregate beneficial ownership of 46,088,635 shares. Tontine and its affiliates have shared voting and dispositive powers with respect to these shares. See "Certain Transactions and Business Relationships" below for a description of the transactions in which Tontine acquired most of these shares. Tontine has voting control over additional shares of our common stock for certain matters, pursuant to the following proxy agreements:

  The Founding Stockholders' Proxy Agreements:    In connection with a Securities Purchase Agreement among TCP and TMF, as buyers, and Raymond L. Brickner III, Christopher C. Allie, Daniel P. Wergin and Terence P. Fox, as sellers (together, the "Founding Stockholders"), which was entered into in March 2007, each of the Founding Stockholders entered into an irrevocable proxy agreement with TCP and TMF (the "Founding Stockholders' Proxy Agreements"), whereby each Founding Stockholder appointed each of TCP or TMF and any other person appointed by those entities as a proxy with respect to any and all shares of our common stock then beneficially owned or subsequently acquired by such persons, including shares over which such persons have voting control as trustee or in any other capacity, with respect to the following matters: (i) ensuring that any future acquisitions by Tontine entities of up to 35% of our fully-diluted outstanding common stock will not be subject to anti-takeover provisions included in any of our organizational documents or the laws and regulations of any governmental authority; and (ii) electing directors for the purpose of enforcing the rights of TCP and TMF to appoint designees to our Board of Directors, which right was granted to TCP and TMF in a Securities Purchase Agreement dated March 1, 2007, among TCP, TMF and us (the "March 2007 Agreement") and a Securities Purchase Agreement dated August 22, 2007 among TCP, TMF and us (the "August 2007 Agreement"). Pursuant to the Founding Stockholders' Proxy Agreements, each of the Founding Stockholders also agreed in his capacity as a director on our Board of Directors to vote for the Board of Directors designees of TCP and TMF and to enforce the rights of those entities in connection with any future acquisitions by them of our common stock. The Founding Stockholders' Proxy Agreements terminate automatically at such time as Tontine no longer has the right to acquire our common stock or appoint directors to our Board of Directors.

  The Brad Foote Proxy Agreement:    In connection with our acquisition of Brad Foote, a gearing systems manufacturer and the appointment of J. Cameron Drecoll as our director and Chief Executive Officer, the former Brad Foote stockholders and Tontine entered into a proxy agreement, whereby Tontine agreed that, so long as the former Brad Foote stockholders collectively own at least 15% of our common stock, Tontine will vote its shares of our common stock for Mr. Drecoll in any election of directors to our Board of Directors. The former Brad Foote stockholders similarly agreed that, so long as Tontine and its affiliates have the right to appoint at least one director to our Board of Directors under either the March 2007 Agreement or the August 2007 Agreement, the Brad Foote stockholders will vote their shares of our common stock in favor of the election of those individuals appointed by Tontine.

  In connection with the March 2007 Agreement and the August 2007 Agreement, Broadwind agreed that for so long as Tontine holds at least 10% of the then issued and outstanding common stock, Tontine shall have the right to have a representative attend meetings of Broadwind's Board of Directors as an observer, and that for so long as Tontine holds at least 20% of the then issued and outstanding common stock, Tontine shall have the right to appoint three members to Broadwind's Board of Directors. On October 24, 2007, our Board of Directors elected William Barrett, Charles Beynon and James Lindstrom, each of whom was nominated by Tontine, as directors. Mr. Barrett resigned from our Board of Directors on February 3, 2009. William T. Fejes, Jr., who was nominated by Tontine, was elected to our Board of Directors on March 19, 2009 to fill the vacancy created by Mr. Barrett's resignation.

(5)
Tontine entered into a Right of First Offer and Right of First Refusal Letter with Broadwind, Integritas Inc. and the Founding Stockholders and certain trusts controlled by the Founding Stockholders pursuant to which Tontine has the right to purchase additional shares of our common stock in certain instances.

(6)
Includes 20,000 vested but unexercised options to purchase Broadwind common stock.

(7)
Includes 15,000 vested but unexercised options to purchase Broadwind common stock.

(8)
Mr. Drecoll acquired his shares of our common stock, and was appointed as a director and Chief Executive Officer, in connection with our acquisition of Brad Foote. Mr. Drecoll has entered into the Brad Foote Proxy Agreement with Tontine, the terms of which are described above in Footnote 4 to this table.

(9)
With respect to certain matters, as described above in Footnote 4 to this Beneficial Ownership Table, Mr. Fox has appointed TCP and TMF as a proxy with respect to any and all shares of Broadwind common stock beneficially owned by him, including shares over which he has voting control as trustee or in any other capacity.

(10)
Includes 12,500 vested but unexercised options to purchase Broadwind common stock. Mr. Gadow resigned from his positions as our Executive Vice President and Chief Financial Officer, effective April 30, 2009.

(11)
Includes 20,000 vested but unexercised options to purchase Broadwind common stock. Mr. Huntington resigned as Chief Financial Officer effective May 1, 2008 at which time he began serving as the Vice President of Finance of Tower Tech. Mr. Huntington has resigned as Vice President of Finance of Tower Tech, effective August 21, 2009.

(12)
Includes 5,000 vested but unexercised options to purchase Broadwind common stock.

(13)
Mr. Lindstrom is employed by an affiliate of Tontine. He disclaims beneficial ownership of the shares beneficially owned by Tontine.

(14)
Includes 200,000 vested but unexercised options to purchase Broadwind common stock.

(15)
Includes 20,000 vested but unexercised options to purchase Broadwind common stock.

(16)
Includes 15,000 vested but unexercised options to purchase Broadwind common stock.

(17)
Includes 8,333 vested but unexercised options to purchase Broadwind common stock.

(18)
Includes 15,000 vested but unexercised options to purchase Broadwind common stock.

 BOARD OF DIRECTORS AND MANAGEMENT

Directors and Executive Officers

        The names and ages of all of our directors and executive officers and the positions held by each with us are as follows:

Name	Age	Position
Charles H. Beynon(1)(2)	63	Director
J. Cameron Drecoll(3)	55	Chief Executive Officer; Director
William T. Fejes, Jr.(2)(4)(5)	53	Director
Terence P. Fox(1)(4)	54	Director
James M. Lindstrom(1)(3)(4)	37	Chairman of the Board
David P. Reiland(2)(3)(6)	55	Director
Jesse E. Collins, Jr.	43	Group President, Tower Tech, RBA and Badger
Kevin E. Johnson	39	Corporate Controller and Chief Accounting Officer
Stephanie Kushner	54	Chief Financial Officer
Lars Moller	42	President, Technology and International
Donald C. Naab	57	Group President, Brad Foote and EMS
Robert A. Paxton	35	Senior Vice President, Human Resources
J.D. Rubin	33	Vice President, General Counsel and Secretary

(1)
Member of the Compensation Committee.

(2)
Member of the Audit Committee.

(3)
Member of the Executive Committee.

(4)
Member of the Governance/Nominating Committee.

(5)
Mr. Fejes was appointed to the Board of Directors effective March 19, 2009.

(6)
Member of the Finance Committee

        Charles H. Beynon has served as a member of our Board of Directors since October 24, 2007. He is the Chairman of the Audit Committee and is designated as a financial expert. Mr. Beynon is also a member of the Compensation Committee. Mr. Beynon is a Certified Public Accountant in Texas and also serves as a director of Integrated Electrical Services, Inc., a public company. Mr. Beynon retired as a partner from Arthur Andersen & Co. in 2002 after a 29-year career with the firm, including 19 years as a partner. He served as a division head in the firm's Houston office where he was principally responsible for the firm's services to middle market non-energy related clients.

        John Cameron Drecoll has served as our Chief Executive Officer and also as a director since October 19, 2007. He was appointed to these positions in connection with our acquisition of Brad Foote on October 19, 2007, where Mr. Drecoll was the majority stockholder and held the position of Chief Executive Officer since 1996. Mr. Drecoll has more than 30 years of experience in the industrial manufacturing segment. Prior to acquiring Brad Foote, Mr. Drecoll was a Vice President of Regal Beloit Corporation, a public company that designs, manufactures and markets industrial power transmission equipment. In that role he specialized in integration and turnaround of new acquisitions. Mr. Drecoll served on the Board of Directors of the American Gear Manufacturer Association and served as Chairman in 2003. Mr. Drecoll received a Mechanical Engineering degree and a Masters of Business Administration from Marquette University.

        William T. Fejes, Jr. has served as a member of our Board of Directors since March 19, 2009. Mr. Fejes is a member of the Audit Committee and Chairman of the Nominating/Governance

Committee. Mr. Fejes has been the Chief Operating Officer of Seakeeper, Inc., a company that designs, manufactures and markets motion stabilization equipment for boats under 50 meters in length, since 2007. Prior to joining Seakeeper, Mr. Fejes was the President and Chief Executive Officer of TB Wood's Incorporated, a public company that designs, manufactures and markets industrial power transmission components, for three years. Mr. Fejes also held various executive management roles at Danaher Corporation, a public company that designs, manufactures and markets industrial and consumer products, for eighteen years. Mr. Fejes received both his Bachelor of Science degree and Master of Science degree in electrical engineering from the Massachusetts Institute of Technology.

        Terence P. Fox has served as a member of our Board of Directors since February 2006. Mr. Fox is a member of the Compensation Committee and Governance/Nominating Committee. He has been a partner in the law firm of Kummer, Lambert & Fox, LLP, and its predecessor, Dewane, Dewane, Kummer, Lambert & Fox, LLP, located in Manitowoc, Wisconsin, since June 1987. Mr. Fox graduated from the University of Wisconsin—Milwaukee and the Marquette University Law School. He has many business and real estate interests and sits on the board of directors of several non-profit and for-profit organizations in the Manitowoc, Wisconsin area.

        James M. Lindstrom has served as a member of our Board of Directors since October 24, 2007. He is Chairman of the Board of Directors and is Chairman of the Compensation and Executive Committees. Mr. Lindstrom is also a member of the Governance/Nominating Committee. He has been employed by Tontine Associates, LLC, a Greenwich, Connecticut-based investment partnership, since February 2006. From 2003 to 2006, Mr. Lindstrom was Chief Financial Officer of Centrue Financial Corporation, a regional financial services company, and has prior experience in private equity and investment banking. Mr. Lindstrom received his BA from Colby College and his MBA from the Tuck School of Business at Dartmouth.

        David P. Reiland has served as a member of our Board of Directors since April 16, 2008, is a member of the Audit Committee and is designated as a financial expert. Mr. Reiland is also Chairman of the Finance Committee and a member of the Executive Committee. Mr. Reiland was employed by Magnetek, Inc., a public company that develops, manufacturers and markets power and motion control systems, from August 1986 until January 2009, where he held numerous high-level positions, including executive vice president, chief financial officer, controller and vice president of finance, and served as Chief Executive Officer and President of Magnetek from October 2006 until October 2008. Mr. Reiland continues to serve on the board of directors of Magnetek. Prior to joining Magnetek, Mr. Reiland was an audit manager with Arthur Andersen & Co. Mr. Reiland is a certified public accountant who also holds an undergraduate degree in financial management from California State University, Long Beach, and a Masters in Business Administration from the University of Southern California.

        Jesse E. Collins, Jr. was appointed Group President for our Tower Tech, RBA and Badger subsidiaries on June 23, 2009. Mr. Collins is responsible for the growth, operational execution and successful integration of our wind tower, heavy manufacturing and transportation business units. Prior to joining us in August 2008, he was employed by Dallas-based Trinity Industries, Inc. ("Trinity") where he held various operational roles of increasing responsibility for 15 years. Among these roles, he served as President of Trinity Containers, LLC, the largest propane container manufacturer in North America, and President of Trinity Structural Towers, Inc., the continent's largest wind tower manufacturer. Prior to his employment with Trinity, Mr. Collins worked for Triumph Group, a flight control surface manufacturer in the aerospace industry. Mr. Collins holds an undergraduate degree in accounting from the University of Texas at Arlington. Mr. Collins has been a member of both the American Wind Energy Association and the National Propane Gas Association.

        Kevin E. Johnson became our Corporate Controller and Chief Accounting Officer on August 15, 2009. Prior to that role, Mr. Johnson served as our Interim Chief Financial Officer beginning July 13, 2009. Previously, he had been our Director of Compliance since June 2008. Prior to joining us,

Mr. Johnson served as Vice President, Internal Audit for RR Donnelley & Sons Company from 2002 to 2008. Mr. Johnson brings more than 16 years of finance, audit, and senior management experience, including working at Cadant Inc., Salton Inc. and Deloitte. He also serves on the Board of Directors of Chicago Christian Industrial League. Mr. Johnson earned his undergraduate degree from Purdue University and is a certified public accountant.

        Stephanie Kushner has served as our Chief Financial Officer since August 15, 2009. Immediately prior to her role as Chief Financial Officer, Ms. Kushner served as a financial and business advisor beginning July 29, 2009. Ms. Kushner has 30 years of accounting and finance experience, including the last six years serving as Chief Financial Officer for publicly traded global manufacturer Federal Signal Corporation. Ms. Kushner held several global finance leadership positions with FMC Corporation and began her career with Amoco Corporation. Ms. Kushner holds an MBA from the Wharton School and a bachelor's degree in economics from Douglass College at Rutgers University. Ms. Kushner has served on the Board of Directors of Wabash National Corporation since 2004 and currently chairs the audit committee.

        Lars Moller has served as our President, Technology and International, since June 23, 2009. He was our Executive Vice President and Chief Operating Officer from May 1, 2008 until June 23, 2009, when the position of Chief Operating Officer was eliminated, and served as our Executive Vice President of Business Development from October 2007 to May 2008. Mr. Moller has been working in wind energy-related industries for more than 20 years. In his position, Mr. Moller is focused on technology leadership and international expansion, along with managing key customer and other third-party relationships. Prior to joining us, Mr. Moller was President of DMI Industries, a wind tower manufacturer based in West Fargo, North Dakota ("DMI") from January 2003 to October 2007. As its President, he transformed DMI from a small steel fabrication shop into one of the North American leaders in wind tower manufacturing. Mr. Moller began his career with Bonus Energy (now Siemens Wind Power) in 1986 and held senior management positions with Vestas American and Difko (now enXco). Mr. Moller serves on the boards of both the American Wind Energy Association and Canadian Wind Energy Association.

        Donald C. Naab was appointed as Group President for our Brad Foote and EMS subsidiaries on June 23, 2009. In this role, Don currently leads two of our business units, gears/bearings and energy services. Prior to joining Broadwind, beginning in the first quarter of 2007, Mr. Naab was the President of Smiths Interconnect, a group of 17 companies within Smiths Group, a $5 billion dollar public company in the United Kingdom. From the third quarter of 2004 to the third quarter of 2006, he was Chief Executive Officer of Sanders Industries, a privately held company focused on manufacturing for the medical, aerospace, industrial and defense markets. From 1995 through 2003, Mr. Naab served in leadership roles at Kidde International, Harris Corporation, Pacific Research and Engineering Corporation, Centurion Wireless Technologies, Inc. and Invensys PLC. Mr. Naab began his leadership career as the director of engineering at Robertshaw Controls Company from 1980 to 1995. Mr. Naab earned his Bachelor of Science in electrical engineering at the University of Wisconsin-Madison and an MBA from the University of Notre Dame.

        Robert A. Paxton has served as our Senior Vice President, Human Resources, since June 30, 2008. Prior to joining us, Mr. Paxton worked for consumer brand Whirlpool Corporation from June 2002 to June 2008 where he held several human resources leadership positions at locations worldwide. Mr. Paxton completed his tenure at Whirlpool Corporation as Vice President, Human Resources. Mr. Paxton began his career with global energy producer BP, where he held various human resources leadership positions from June 1995 to June 2002. Mr. Paxton earned his undergraduate degree from Ohio University and holds an MBA from the University of Houston-Victoria.

        J.D. Rubin has served as our Vice President, General Counsel and Secretary since June 30, 2008. Prior to joining us, Mr. Rubin was with the Chicago-based law firm of Barack Ferrazzano

Kirschbaum & Nagelberg LLP, where he practiced corporate and securities law from September 2003 to June 2008. Mr. Rubin earned his undergraduate degree from the University of Wisconsin-Madison and his law degree from Northwestern University School of Law.

Proxy Agreements

The Founding Stockholders' Proxy Agreements

        In connection with a Securities Purchase Agreement among TCP and TMF, as buyers, and Raymond L. Brickner III, Christopher C. Allie, Daniel P. Wergin and Terence P. Fox, as sellers (together, the "Founding Stockholders"), which was entered into in March 2007, each of the Founding Stockholders entered into an irrevocable proxy agreement with TCP and TMF (the "Founding Stockholders' Proxy Agreements"), whereby each Founding Stockholder appointed each of TCP or TMF and any other person appointed by those entities as a proxy with respect to any and all shares of our common stock then beneficially owned or subsequently acquired by such persons, including shares over which such persons have voting control as trustee or in any other capacity, with respect to the following matters: (i) ensuring that any future acquisitions by Tontine entities of up to 35% of our fully-diluted outstanding common stock will not be subject to anti-takeover provisions included in any of our organizational documents or the laws and regulations of any governmental authority; and (ii) electing directors for the purpose of enforcing the rights of TCP and TMF to appoint designees to our Board of Directors, which right was granted to TCP and TMF in the March 2007 Agreement. Pursuant to the Founding Stockholders' Proxy Agreements, each of the Founding Stockholders also agreed in his capacity as a director on our Board of Directors to vote for the Board of Directors designees of TCP and TMF and to enforce the rights of those entities in connection with any future acquisitions by them of our common stock. The Founding Stockholders' Proxy Agreements terminate automatically at such time as Tontine no longer has the right to acquire our common stock or appoint directors to our Board of Directors.

The Brad Foote Proxy Agreement

        In connection with our acquisition of Brad Foote and the appointment of J. Cameron Drecoll as our director and Chief Executive Officer, the former Brad Foote stockholders and Tontine entered into a proxy agreement, whereby Tontine agreed that, so long as the former Brad Foote stockholders collectively own at least 15% of our common stock, Tontine will vote its shares of our common stock for Mr. Drecoll in any election of directors to our Board of Directors. The former Brad Foote stockholders similarly agreed that, so long as Tontine and its affiliates have the right to appoint at least one director to our Board of Directors under either the March 2007 Agreement or the August 2007 Agreement, the Brad Foote stockholders will vote their shares of our common stock in favor of the election of those individuals appointed by Tontine. We issued a total of 16,036,450 shares of our common stock, including Mr. Drecoll's 12,700,868 shares, to the former Brad Foote stockholders as consideration for the acquisition.

Independence

        The Board of Directors has determined that currently and at all times during the year ended December 31, 2008, a majority of its members are and have been "independent" as defined by the listing standards of the Nasdaq Stock Market ("Nasdaq"). The Board of Directors considers in its evaluation of independence any existing related-party transactions, which are discussed later in this prospectus in the section entitled "Certain Transactions and Business Relationships." The Board of Directors' determination is based on its belief that none of the independent directors have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The current independent directors are James M. Lindstrom, Charles H. Beynon, Terence P. Fox, David P. Reiland and William T. Fejes, Jr.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

        Under our charter and applicable provisions of our Code of Ethics, the Audit Committee has the responsibility to review transactions that are considered "related party transactions" under Rule 404 of Regulation S-K of the Securities Act and to assess whether such transactions meet applicable legal requirements. Directors who believe that they may be related parties in transactions with us will inform the Board of Directors or Audit Committee of such belief and provide all relevant information. In accordance with Delaware law, the transaction must be approved or ratified in good faith by the Board of Directors or Audit Committee by a majority vote of disinterested directors, be approved in good faith by a vote of stockholders sufficient for the purpose, or be fair to us at the time the transaction is approved or ratified. In addition, under applicable law, a transaction would not be void or voidable solely because it was with a related party, the related party was present at or participated in a meeting of the Board of Directors or Audit Committee in which the transaction was approved or the related party's vote was counted for such purpose, if the material facts as to the related party's relationship or interest as to the transaction are disclosed or known to the Board of Directors or Audit Committee or to the stockholders entitled to vote thereon.

Certain Transactions and Business Relationships

  Indebtedness of Company to Founding Stockholders

        Prior to March 2007, we financed our operations primarily through capital contributed by, and borrowings from, Raymond L. Brickner III, Terence P. Fox, Daniel P. Wergin and Christopher C. Allie (the "Founding Stockholders"), or entities controlled by the Founding Stockholders, as well as through borrowings from financial institutions with personal guarantees being provided by the Founding Stockholders.

        During 2006 and the first three months of our 2007 fiscal year, we had six outstanding notes payable to entities controlled by certain of the Founding Stockholders. Each of the notes were due upon demand and accrued interest at 5% per annum. The notes were originally issued in 2005 and ranged from $8,000 to $125,000 in principal amount. In addition, in 2005 Messrs. Brickner, Fox and Wergin each agreed to maintain a $1,750,000 line of credit for the benefit of Broadwind, and Mr. Allie agreed to maintain a $1,500,000 line of credit for the benefit of Broadwind. We had drawn approximately $3,710,000 on the lines of credit as of December 31, 2006 but had repaid this debt in full by December 31, 2007. Each line of credit accrued interest at 8% per annum.

        In 2007 and 2006, we incurred interest expense of $547,000 and $287,000 on debt to the Founding Stockholders, respectively, and, accordingly, we included $488,000 and $197,000 in accrued liabilities on our audited consolidated balance sheet at December 31, 2007 and 2006, respectively. The debt was extinguished in March 2007. We used $3,815,000 of the proceeds from the March 2007 private placement to Tontine to repay a portion of the debt and issued 722,297 shares of restricted common stock at $1.50 per share in exchange for the remaining $1,083,000.

        In July 2006, Whitehorse LLC, which is an entity controlled by Mr. Wergin, issued a letter of credit to Broadwind, in order to back up our agreement to perform under a wind tower purchase agreement that we had executed with a customer and to induce this customer to make a down payment thereunder. This letter of credit expired in November 2006 and there were no draws made or fees assessed during 2006, 2007 or 2008. We entered into an additional letter of credit with Whitehorse LLC in October 2006, which had a maximum amount available of $64,700 and provided an assurance of payment to our utility company. This letter of credit expired in October 2007 and there were no draws made or fees assessed during 2006, 2007 or 2008.

  Indebtedness of Founding Stockholders to Company

        At December 31, 2007, the Founding Stockholders owed us an aggregate of $282,000, which represents amounts paid by Broadwind on behalf of the Founding Stockholders in connection with a finders' fee for the March 2007 sale of stock by each of the stockholders to TCP and TMF. We wrote off this amount in the fourth quarter of 2008 and no longer consider it a receivable.

  Bank Guarantees

        In 2006 and for a portion of 2007, a portion of the third-party debt of our Tower Tech subsidiary was secured by personal guarantees of the Founding Stockholders, who were related parties at the time the funds were borrowed. The aggregate principal amount of the debt was approximately $903,000 at December 31, 2006. The debt was repaid during 2006 and 2007, and no personal guarantees existed at December 31, 2008.

        The third-party debt of our Tower Tech subsidiary which has already been repaid and which was secured by the personal guarantees of the Founding Stockholders is described below.

        On September 15, 2005, Tower Tech borrowed $580,000 from Associated Bank, Green Bay, Wisconsin, at an interest rate of prime plus 0.5%. The loan required monthly payments of $8,710, including interest, and was due September 15, 2012. In addition to the personal guarantees referenced above, the loan was secured by substantially all of the assets of Tower Tech.

        Tower Tech borrowed $90,000 from Associated Bank on March 31, 2005 at an interest rate of prime plus 1.0%. The loan was originally due October 15, 2005 but was extended to January 15, 2006.

        Tower Tech borrowed $250,000 from Associated Bank on July 20, 2005 at an interest rate of prime plus 2.5%. The loan was originally due October 15, 2005 but was extended to January 20, 2006.

        Also on September 15, 2005, Tower Tech borrowed $434,000 from Wisconsin Business Development Finance Corporation, Madison, Wisconsin, at an interest rate of 6.796% per annum. The loan required monthly payments of $4,982, including interest, and was due September 1, 2015. In addition to the personal guarantees referenced above, the loan was secured by substantially all of the assets of Tower Tech.

  Managerial Services

        During the year ended December 31, 2005, and December 31, 2006, the Founding Stockholders provided managerial services to Broadwind without charge. We determined the fair value of these services for each such year to be $208,000, and $242,500, respectively. This amount was recorded as selling, general and administrative expense and contributed capital in our audited financial statements. No managerial services were provided without charge during the years ended December 31, 2007 and December 31, 2008.

  Subcontracted Labor

        During the years ended December 31, 2007, 2006, 2005 and 2004, we subcontracted a portion of our labor from RBA, then controlled by Mr. Brickner. Our billings from RBA for the years ended December 31, 2007, 2006, 2005 and 2004 were $63,852, $80,660, $653,538 and $378,811, respectively, for contracted labor, equipment set up, and general maintenance. At December 31, 2006, 2005 and 2004, $419,408, $286,872 and $71,579 was owed to RBA and was included in accounts payable, respectively.

  Tontine Financing Agreements

        On March 1, 2007, we completed a private placement to TCP and TMF in which TCP and TMF purchased a total of 10,266,667 unregistered shares of our common stock from us at $1.50 per share.

Also on March 1, 2007, TCP and TMF purchased a total of 2,400,000 shares of our common stock from Christopher Allie, Raymond L. Brickner III, Terence P. Fox and Daniel P. Wergin.

        On August 28, 2007, TCP and TMF purchased a total of unregistered 2,200,000 shares of our common stock from Alex C. Allie, Peter C. Allie, Christopher C. Allie, Stacey C. Culligan, Wergin Family Dynasty Trust 2005, Daniel P. Wergin and Terence P. Fox.

        On October 19, 2007, in accordance with the August 2007 Agreement, we completed a private placement to Tontine, in which we sold an aggregate of 12,500,000 shares of our common stock at $4.00 per share for a total purchase price of $50,000,000. In addition, TP, TMF and TOF provided interim debt financing of $25,000,000 in exchange for senior subordinated convertible promissory notes (each, a "Tontine Note," and collectively, the "Tontine Notes"). We used the proceeds to finance the Brad Foote acquisition.

        The Tontine Notes, which accrued interest at 9.5% per annum until July 19, 2008 and 13.5% thereafter, were to mature on October 19, 2010 and were subject to acceleration upon customary events of default. For each Tontine Note, Broadwind was to repay 10% of the original principal amount on the first anniversary of issuance, 40% of the original principal amount on the second anniversary and the remaining outstanding balance on the third anniversary. Each Tontine Note holder had the right to convert the outstanding principal of its Tontine Note into newly issued shares of Broadwind common stock at a conversion rate of $7.50 per share (the "Conversion Rights"). The Conversion Rights became effective January 19, 2008.

        On January 16, 2008, in accordance with an amended and restated securities purchase agreement that was executed on January 3, 2008 (the "January 2008 Agreement"), we completed a private placement to TP and T25. TP and T25 purchased an aggregate of 2,031,250 unregistered shares of our common stock at $8.48 per share for a total purchase price of $17,225,000. We used the proceeds to finance the acquisition of EMS.

        In connection with the March 2007 Agreement and the August 2007 Agreement, we agreed that for so long as Tontine holds at least 10% of the then issued and outstanding common stock, Tontine shall have the right to have a representative attend meetings of our Board of Directors as an observer, and that for so long as Tontine holds at least 20% of the then issued and outstanding common stock, Tontine shall have the right to appoint three members to our Board of Directors. On October 24, 2007, our Board of Directors elected William Barrett, Charles Beynon and James Lindstrom, each of whom was nominated by Tontine, as directors. Mr. Barrett resigned from our Board of Directors on February 3, 2009. William T. Fejes, Jr., who was nominated by Tontine, was appointed to our Board of Directors on March 19, 2009 to fill the vacancy created by Mr. Barrett's resignation. For a further description of Tontine's rights as to the Board of Directors, please refer to "Management."

        On April 24, 2008, in accordance with a securities purchase agreement that was executed on April 22, 2008, we completed the first of two installments of a private placement to TCP, TP, TOF and T25, in which TP, TOF and T25 purchased an aggregate of 5,025,126 unregistered shares of our common stock at $7.96 per share for a total purchase price of approximately $40,000,000. TCP also agreed to purchase at a subsequent date an additional 7,537,688 unregistered shares of our common stock at $7.96 per share for a total purchase price of approximately $60,000,000. TCP purchased such shares on June 5, 2008. We used a majority of the proceeds for general working capital requirements, capital expansion projects and its acquisition of Badger.

        On April 24, 2008, TP, TMF and TOF exercised the Conversion Rights under the Tontine Notes and converted the original principal amount of their respective senior subordinated convertible promissory notes issued in October 2007 into newly issued shares of our common stock at a conversion rate of $7.50 per share. Upon conversion, TP received 1,652,996 shares, TMF received 601,472 shares and TOMF received 1,078,864 shares.

  Tontine Registration Rights Agreement

        In March 2007, we entered into a Registration Rights Agreement (as amended, the "Tontine Registration Rights Agreement") with TCP and TOF. The Tontine Registration Rights Agreement was subsequently amended on October 19, 2007, July 18, 2008, September 12, 2008 and October 31, 2008. Pursuant to the Tontine Registration Rights Agreement, we agreed to register Tontine's shares for resale and have provided Tontine with certain demand and piggyback registration rights. Tontine's shares became registered for resale when our previous registration statement on Form S-1 (the "Tontine Registration Statement") became effective on August 17, 2009.

        Under the terms of the Tontine Registration Rights Agreement, in certain circumstances, Tontine was entitled to deliver a demand notice to the Company, which then triggered the obligation of the Company to file a registration statement with the SEC to register the shares held by Tontine as soon as reasonably practicable thereafter. Additionally, whenever the Company proposed to register any of its securities under the Securities Act, with certain exceptions, the Company was obligated to give notice to Tontine and provide an opportunity for piggyback registration of the shares held by the Tontine.

        The amendment to the Tontine Registration Rights Agreement dated October 31, 2008 extended the deadline for our obligation to file a registration statement to December 31, 2008. On January 9, 2009, Tontine executed a Waiver (the "Waiver") relating to the Registration Rights Agreement. The Waiver waived the requirement that we file a registration statement to register shares held by Tontine no later than December 31, 2008 and extended the deadline for our obligation to file the Tontine Registration Statement to March 31, 2009. On April 15, 2009, Tontine provided written notice to us with a demand that we file the Tontine Registration Statement as soon as possible and reserving all of Tontine's rights under the Tontine Registration Rights Agreement. We filed the Tontine Registration Statement on Form S-1 and it became effective on August 17, 2009.

  Brad Foote Registration Rights Agreement

        In connection with our acquisition of Brad Foote, we entered into a registration rights agreement with the former stockholders of Brad Foote (the "Former Stockholders") on October 19, 2007 (the "Brad Foote Registration Rights Agreement"). The Brad Foote Registration Rights Agreement grants to the Former Stockholders (and their qualifying transferees) certain demand and piggyback registration rights with respect to the shares of common stock issued to them under the August 2007 Agreement. Pursuant to the Brad Foote Registration Rights Agreement, the Former Stockholders may deliver a demand notice to the Company at any time after October 19, 2008 which then triggers the obligation of the Company to file a registration statement with the SEC to register the shares held by the Former Stockholders as soon as reasonably practicable thereafter. Additionally, whenever the Company proposes to register any of its securities under the Securities Act, with certain exceptions, the Company must give notice to the Former Stockholders and provide an opportunity for piggyback registration of the shares held by the Former Stockholders.

  Agreements with City Centre, LLC

        The manufacturing facilities for our Tower Tech and RBA subsidiaries are leased pursuant to agreements with City Centre, LLC ("City Centre"), a limited liability company owned 25% by the Brickner Family Partnership and 75% by Peninsula Investments, LLC. The Brickner Family Partnership is owned and controlled by Raymond L. Brickner III, who was our President and a member of our Board of Directors until his retirement in April 2008. Peninsula Investments, LLC is comprised of two members, each owning 50%, which are entities controlled by Daniel P. Wergin and Christopher C. Allie. Messrs. Wergin and Allie were members of our Board of Directors until their resignations in June 2007 and January 2008, respectively.

        The lease between Tower Tech and City Centre was originally negotiated in 2005, and amended in December 2007. As amended, the lease provides for monthly rent of $42,000, expires on December 31, 2014, and has five 5-year options to renew. Rent expense for the years ended December 31, 2008 and 2007 was $508,000 and $410,000, respectively. Accrued rent payable to City Centre was $0 and $117,000 as at December 31, 2008 and 2007, respectively.

        RBA negotiated its lease with City Centre in June 2007, prior to the acquisition of RBA by Broadwind. The lease calls for monthly rent of $8,000. Rent expense for the years ended December 31, 2008 and 2007 was $101,000 and $25,000, respectively.

        On December 26, 2007, Tower Tech executed an additional Lease Agreement with City Centre, the premises of which is a storage facility in Manitowoc, Wisconsin (the "Storage Facility Lease"). The Storage Facility Lease provides that Tower Tech will assume the tenant's interest in a preexisting lease between City Centre and a third party. The prior tenant continued to pay rent through May 31, 2008, but Tower Tech was liable for 2008 real estate taxes and interest due on a $200,000 advance from City Centre to that tenant for leasehold improvements. The term of the Storage Facility Lease is 15 years, and monthly rent is $19,000. Rent expense for the year ended December 31, 2008 was $130,000.

        Management believes that the terms of the agreements with City Centre are consistent with those that could have been obtained in lease agreements with unrelated third parties.

  Brad Foote Lease Agreements and Real Property Purchases

        In February 2008, Brad Foote completed the purchase of two real estate parcels located in Cicero, Illinois and Pittsburgh, Pennsylvania. Brad Foote previously leased these properties for a portion of the year ended December 31, 2008 pursuant to a lease agreements dated August 22, 2007 (collectively, the "Lease Agreements"). Brad Foote acquired the Cicero property from BFG Cicero LLC, an Illinois limited liability company ("BFG Cicero") and acquired the Pittsburgh property from BFG Pittsburgh LLC, a Pennsylvania limited liability company ("BFG Pittsburgh", together with BFG Cicero, collectively the "LLCs") pursuant to two Real Property Purchase Agreements that were executed on February 14, 2008 and effective February 11, 2008 (collectively, the "Purchase Agreements"). The sole member of each of BFG Cicero and BFG Pittsburgh is BFG Acquisition LLC, an Illinois limited liability company whose sole member is the wife of one of the directors and our Chief Executive Officer. The Purchase Agreements were entered into pursuant to 90-day options to purchase contained in each Lease Agreement. The options to purchase provided that Brad Foote could acquire the properties upon the terms of the Purchase Agreements, which were attached to the respective Lease Agreements as addenda.

        We negotiated the Lease Agreements and the Purchase Agreements with the LLCs in connection with our agreement to acquire Brad Foote in August 2007. Brad Foote was formerly owned by our Chief Executive Officer and director, J. Cameron Drecoll, and Brad Foote was acquired by us in an arm's length transaction. On December 13, 2007, Brad Foote provided notice of its intent to exercise its options to purchase the real estate parcels for $3,400,000, plus closing costs, as provided in the Purchase Agreements. Subsequent to such notice, and following approval by Brad Foote's disinterested directors, the parties agreed to reimburse the LLCs at closing for certain costs totaling $154,000, which the LLCs had incurred in connection with their purchase and sale of the properties. The total cost of the transactions, including aggregate closing costs of $80,000 and the reimbursement of $154,000 to the LLCs, was $3,634,000.

  Director Financing Agreement

        On April 24, 2008, in accordance with a securities purchase agreement that was executed on April 22, 2008 (the "Beynon SPA"), we completed a private placement to Mr. Charles H. Beynon, who is a director and a member of the Audit Committee of the Board of Directors. Mr. Beynon purchased

62,814 shares of our common stock at $7.96 per share for a total purchase price of approximately $500,000. We used the proceeds of the Beynon SPA along with the proceeds from the April 2008 Agreement with Tontine for general working capital requirements, capital expansion projects and to undertake certain acquisitions.

  Tax Payments in connection with Acquisition of Brad Foote

        In June 2008, we reimbursed the former owners of Brad Foote, including J. Cameron Drecoll, one of our directors and our Chief Executive Officer (together, the "Brad Foote Selling Shareholders"), for the Section 338(h)(10) elections made by such former owners in the aggregate amount of approximately $2,800,000 pursuant to the terms of the August 2007 Agreement pursuant to which Brad Foote was acquired by us. Pursuant to a Settlement Agreement with the Brad Foote Selling Shareholders, we have agreed to make additional payments in respect of certain tax obligations incurred in connection with our acquisition of Brad Foote as described below under "Release of Brad Foote Acquisition Escrow Fund."

  Release of Brad Foote Acquisition Escrow Fund

        On May 26, 2009, the Company entered into a settlement agreement (the "Settlement Agreement") with the Brad Foote Selling Shareholders, including J. Cameron Drecoll, the Company's current Chief Executive Officer, related to the post-closing escrow established in connection with the Company's acquisition of Brad Foote. Under the terms of the Settlement Agreement, the Company received the entire cash escrow balance of $5,000,000 plus accrued interest income of $82,000, which was recorded as other income. In exchange, the Company agreed to cause the release to the Brad Foote Selling Shareholders of 2,500,000 shares of the Company's common stock held under the escrow agreement in proportion to their ownership interest in Brad Foote prior to its acquisition by the Company. In addition, we agreed to make a cash payment of $30,000 to one Brad Foote Selling Shareholder and issued promissory notes to the three Selling Shareholders in the aggregate principal amount of $3,000,000 (each a "Selling Shareholder Note", and collectively the "Selling Shareholder Notes") in respect of certain tax reimbursement obligations arising in connection with our acquisition of Brad Foote, and which was recorded as an increase to the purchase price in goodwill as they related to tax settlements calculated in accordance with the purchase agreement. The Company also paid to Mr. Drecoll certain tax refunds in the aggregate amount of approximately $2,212,000 related to our acquisition of Brad Foote and tax payments in respect of the period prior to the acquisition to which we believe the Brad Foote Selling Shareholders may be entitled (or to which we may be entitled on their behalf). The Selling Shareholder Notes mature on May 28, 2012 and bear interest at a rate of 7% per annum, with interest payments due quarterly. The Selling Shareholder Note issued to Mr. Drecoll in the principal amount of $2,320,000 and pursuant to the terms of the Settlement Agreement is deemed by the Company to be a related party transaction. As of September 30, 2009, principal of $3,000,000 and accrued interest of $53,000 was outstanding under the Selling Shareholder Notes. The Company has accounted for the Selling Shareholder Notes as long-term debt in our condensed consolidated balance sheets as of September 30, 2009.

 DESCRIPTION OF CAPITAL STOCK

        The following descriptions are summaries of material terms of our certificate of incorporation and bylaws. They may not contain all of the information that is important to you. To understand them fully, you should read our certificate of incorporation and bylaws, which have been filed with the Securities and Exchange Commission. The following descriptions are qualified in their entirety by reference to the certificate of incorporation and bylaws and to the applicable provisions of the Delaware General Corporation Law.

General

        Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of stock, par value $0.001 per share, which may be designated as one or more series of preferred stock by resolution or resolutions providing for the issuance of such series adopted by our Board of Directors. At the completion of this offering, there will be 106,631,630 shares of our common stock issued and outstanding. We will have no preferred stock outstanding at the completion of this offering.

        The number of shares to be outstanding after this offering is based on 96,631,630 shares outstanding as of November 2, 2009, and does not include, as of November 2, 2009:

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  1,508,603 shares of common stock issuable upon the exercise of stock options with a weighted average exercise price of $11.81 per share;

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  324,552 shares subject to outstanding restricted stock units; and

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  3,515,478 shares that are reserved for issuance pursuant to our equity incentive plan.

Common Stock

        Voting.    The holders of common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Generally, all matters to be voted on by stockholders must be approved by a majority in voting power of the stock having voting power present in person or represented by proxy. However, questions governed expressly by provisions of the certificate of incorporation, bylaws, applicable stock exchange rules or applicable law require approval as set forth in the applicable governing document, stock exchange rule or law. The election of directors shall be by plurality vote, and there is no cumulative voting for the election of directors.

        Dividend Rights.    The holders of common stock will be entitled to such dividends and other distributions of cash or any other right or property as may be declared by the Board of Directors out of the assets or funds legally available for such dividends or distributions.

        Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of common stock would be entitled to share ratably, based upon the number of shares held, in assets that are legally available for distribution to stockholders after payment of liabilities. If there is any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences.

        Conversion, Redemption and Preemptive Rights.    Our certificate of incorporation provides that holders of common stock shall not have any preference, preemptive right, or right of subscription, other than to the extent, if any, the Board of Directors may determine from time to time.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors, subject to limitations prescribed by law, to designate and issue up to 10,000,000 shares of preferred stock in one or more series without further stockholder approval. The board will have discretion to determine the rights, powers, preferences, privileges and restrictions of, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of our preferred stock.

Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law that May Have an Anti-Takeover Effect

        Certificate of Incorporation and Bylaws.    Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the Chief Executive Officer, the Chairman of the Board, president, or any two members of the Board of Directors. Stockholders are not permitted to call, or to require that the Board of Directors call, a special meeting of stockholders.

        Delaware Takeover Statute.    Our certificate of incorporation provides that we will not be subject to Section 203 of the Delaware General Corporation Law (the "DGCL"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" (as defined below) with any "interested stockholder" (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 of the DGCL defines "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 of the DGCL defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

SHARES ELIGIBLE FOR FUTURE SALE

        If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of options, in the public market following the offering, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

        Upon completion of this offering, we will have outstanding 106,631,630 shares of common stock. Shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

        All of the shares of our common stock outstanding upon completion of this offering are freely tradeable, subject to the lock-ups described in the next sentence and except those held by affiliates. A total of 61,031,674 shares held by each of our directors and executive officers and the selling stockholders are subject to lock-up agreements with the underwriters that are described in the "Underwriting" section of this prospectus. The restrictions imposed by the lock-up agreements will be in effect for a period of at least 90 days (or, in the case of Tontine, 60 days) after the date of this prospectus, subject to extension under certain circumstances for an additional period of up to 18 days.

Rule 144

        In general, Rule 144 allows a stockholder (or stockholders where shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months (including the holding period of any prior owner other than an affiliate) to sell its shares, subject to the availability of current pubic information about us.

        An "affiliate" is a person that directly, or indirectly, through one or more intermediates, controls or is controlled by, or is under common control with us.

        Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, would be entitled to sell those shares without regard to the public information requirement of Rule 144.

        To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate. There are 59,789,503 shares of common stock subject to a previously filed, effective registration statement.

Stock Options

        As of September 30, 2009, we had 1,553,193 outstanding options to purchase shares of common stock, of which 283,600 options to purchase shares of common stock were exercisable. On June 17, 2009, we filed a registration statement on Form S-8 under the Securities Act covering approximately 5,500,00 shares of common stock reserved for issuance under our 2007 Equity Incentive Plan. Please see "Executive Compensation" for additional information regarding this plan. Accordingly, shares registered under the registration statement will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions and lock-up agreements applicable to these shares.

 CERTAIN UNITED STATES FEDERAL INCOME TAX
CONSIDERATIONS TO NON-UNITED STATES HOLDERS

        The following discussion is a summary of the material United States federal income tax considerations generally applicable to non-United States holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all the potential United States federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or non-United States tax laws or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder ("Treasury Regulations"), judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the "IRS"), all as in effect as of the date of this offering. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

        This discussion is limited to non-United States holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all United States federal income tax considerations that may be relevant to a particular holder in light of that holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation, former United States citizens or residents, partnerships and other pass-through entities, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid United States federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation and persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

        PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-UNITED STATES TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

        For purposes of this discussion, a non-United States holder is any beneficial owner of our common stock that is not a "United States person" for United States federal income tax purposes. A United States person is any of the following:

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  an individual who is or is treated as a citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust (i) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

        If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, such partners are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of being a partner in a partnership that holds our common stock.

Distributions on our Common Stock

        Distributions of cash or property on our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes first will constitute a return of capital and be applied against and reduce a holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as gain from the sale or exchange of such stock, the treatment of which is described below.

        Dividends paid to a non-United States holder of our common stock that are not effectively connected with a United States trade or business conducted by such holder generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-United States holder must furnish a valid IRS Form W-8BEN (or applicable successor form) certifying such holder's qualification for the reduced rate. This certification must be provided prior to the payment of dividends and may be required to be updated periodically. Non-United States holders that do not timely provide the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-United States holders should consult their tax advisors regarding possible entitlement to benefits under a tax treaty.

        If a non-United States holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder's United States trade or business, the non-United States holder will be exempt from United States federal withholding tax. To claim the exemption, the non-United States holder must furnish a valid IRS Form W-8ECI (or applicable successor form) certifying that the dividends are effectively connected with the non-United States holder's conduct of a trade or business within the United States.

        Any dividends paid on our common stock that are effectively connected with a non-United States holder's United States trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-United States holder in the United States) generally will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person. A non-United States holder that is a corporation also may be subject to a branch profits tax at a 30% rate or such lower rate specified by an applicable tax treaty. Non-United States holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale or Disposition of our Common Stock

        A non-United States holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

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  the gain is effectively connected with the non-United States holder's conduct of a trade or business in the United States (and, if required by an applicable tax treaty, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-United States holder in the United States);

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  the non-United States holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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  our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation, or USRPHC, during the relevant statutory period.

        Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person. A non-United States holder that is a corporation also may be subject to a branch profits tax at a 30% rate or such lower rate specified by an applicable tax treaty. Non-United States holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

        Gain described in the second bullet point above generally will be subject to United States federal income tax at a flat 30% rate, but may be offset by United States source capital losses of the non-United States holder.

        With respect to the third bullet point above, we believe that we are not currently and are not likely to become a USRPHC.

Information Reporting and Backup Withholding

        Information concerning the amount of dividends and the amount of any tax withheld with respect to those dividends must be reported to the IRS and to each non-United States holder. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder's conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement to the tax authorities of the country in which the non-United States holder resides or is established. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. However, backup withholding generally will not apply to payments of dividends to a non-United States holder of our common stock provided the non-United States holder furnishes the required certification as to its non-United States status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption.

        Information reporting, but not backup withholding, will generally apply to payments of the proceeds from a disposition by a non-United States holder of our common stock made by or through a non-United States office of a broker if the broker is a United States person or a non-United States person with certain types of relationships to the United States, unless the broker has documentary evidence that the beneficial owner is a non-United States holder or an exemption is otherwise established.

        Payment of the proceeds from a non-United States holder's disposition of our common stock made by or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-United States holder certifies as to its non-United States holder status under penalties of perjury, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption. Non-United States holders should consult their tax advisors on the application of information reporting and backup withholding to them in their particular circumstances.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-United States holder's United States federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Macquarie Capital (USA) Inc. and J.P. Morgan Securities Inc. are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Macquarie Capital (USA) Inc.
J.P. Morgan Securities Inc.
Raymond James & Associates, Inc.
Total

        The underwriters are offering the shares of our common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $                a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        Tontine and J. Cameron Drecoll have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 2,250,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters elect to purchase some, but not all, of the shares covered by the over-allotment option, these shares will be purchased evenly between Tontine and J. Cameron Drecoll. If the underwriters' option is exercised in full, the total price to the public would be $                , the total underwriters' discounts and commissions would be $                , total proceeds to Tontine would be $                and total proceeds to J. Cameron Drecoll would be $                .

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "BWEN."

        We have, and each of the selling stockholders, our directors and executive officers has, agreed that, without the prior written consent of Macquarie Capital (USA) Inc. and J.P. Morgan Securities Inc. on

behalf of the underwriters, we and they will not, during the period ending 90 days (or, in the case of Tontine, 60 days) after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

  •
  file, or make any demand to file any (as the case may be) any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to, among other things:

  •
  the sale of shares to the underwriters;

  •
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

  •
  transactions by a selling stockholder relating to shares of our common stock or other securities acquired in open market transactions after the completion of the offering of the shares hereof, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

  •
  transfers by a selling stockholder of shares of our common stock or any security convertible into our common stock as a bona fide gift, provided that in the case of any transfer or distribution pursuant to this subparagraph, (i) each donee or distributee shall enter into a written agreement accepting the restrictions set forth in the preceding paragraph and this paragraph as if it were a selling stockholder and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made in respect of the transfer or distribution during the 90 day (or, in the case of Tontine, 60 day) restricted period;

  •
  distributions by a selling stockholder of shares of our common stock or any security convertible into our common stock to limited partners or stockholders or affiliates (as defined under Rule 12b-2 of the Exchange Act) of the selling stockholder or transfers of any direct or indirect ownership interest in our common stock by a Tontine selling stockholder (including distributions of ownership interests in such Tontine selling stockholder) to TCP Overseas Master Fund II, L.P.; provided that in the case of any transfer or distribution pursuant to this subparagraph, (i) each donee or distributee shall enter into a written agreement accepting the restrictions set forth in the preceding paragraph and this paragraph as if it were a selling stockholder and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made in respect of the transfer or distribution during the 90 day (or, in the case of Tontine, 60 day) restricted period;

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock, provided that such plan does not provide for the transfer of our common stock during the 90 day (or, in the case of Tontine, 60 day) restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the selling stockholders, our directors and executive officers or us;

  •
  transfers by a member of our management or board by will or intestacy; or

  •
  the exercise of options by a member of our management or board to purchase shares of our common stock pursuant to employee benefit plans described in this prospectus and the related transfer of shares deemed to occur upon the cashless exercise of such options.

Notwithstanding the foregoing, if (1) during the last 17 days of the 90 day (or, in the case of Tontine, 60 day) restricted period we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90 day (or, in the case of Tontine, 60 day) restricted period we announce that it will release earnings results during the 16-day period beginning on the last day of the 90 day (or, in the case of Tontine, 60 day) period, the above restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over allotment option. The underwriters may also sell shares in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        From time to time, the underwriters have provided, and continues to provide, investment banking services to us.

        We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, an offer of shares of our common stock may not be made to the public in that Member State, except that, with effect from and including such date, an offer of shares of our common stock may be made to the public in that Member State:

  •
  at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  •
  at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of any such offer; or

  •
  at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of shares to the public" in relation to any shares of our common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

        Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of shares of our common stock in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares of our common stock in, from or otherwise involving the United Kingdom.

 LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by our counsel, Sidley Austin LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Broadwind Energy, Inc. and subsidiaries as of the years ended December 31, 2008 and 2007 and management's assessment of the effectiveness of internal control over financial reporting as of the year ended December 31, 2008 of Broadwind Energy, Inc. and subsidiaries included herein, the consolidated financial statements of Brad Foote Gear Works, Inc. as of the nine months ended September 30, 2007 incorporated by reference from our Current Report on Form 8-K/A as filed on May 27, 2009, the consolidated financial statements of Energy Maintenance Service, LLC for the years ended December 31, 2007 and 2006 incorporated by reference from our Current Report on Form 8-K/A as filed on April 15, 2008 and the consolidated financial statements of Badger Transport, Inc. for the year ended December 31, 2007 incorporated by reference from our Current Report on Form 8-K/A as filed on November 14, 2008 have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their reports (which internal control report expressed an adverse opinion) appearing herein and elsewhere in the registration statement. The consolidated financial statements of Brad Foote Gear Works, Inc. as of the years ended December 31, 2006, 2005 and 2004 incorporated by reference from our Current Report on Form 8-K/A as filed on January 4, 2008 have been audited by Pasquesi Sheppard LLC, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement. The consolidated financial statements of Tower Tech Holdings Inc. and subsidiaries as of the year ended December 31, 2006 incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Moquist Thorvilson Kaufmann Kennedy & Pieper LLC (formerly known as Carver Moquist & O'Connor, LLC), an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement. Such consolidated financial statements and financial statement schedules are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information contained in documents that we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to those documents and that the information included in those documents is considered part of this prospectus. The following documents filed with the SEC are incorporated by reference into this prospectus, unless otherwise indicated:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2008, as filed on March 16, 2009;

  •
  Amendment No. 2 to our Quarterly Report on Form 10-Q for the period ended September 30, 2008;

  •
  Our Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 2009;

  •
  Our Definitive Proxy Statement on Schedule 14A as filed on April 29, 2009;

  •
  Our Current Reports on Form 8-K filed on January 15, January 22, February 9, March 16, March 20, May 1, June 11, June 23, July 14, August 3, 2009 and on Form 8-K/A as filed on May 27, 2009;

  •
  The financial statements included in Exhibits 99.1, 99.2 and 99.3 to our Current Report on Form 8-K/A as filed on January 4, 2008;

  •
  The financial statements included in Exhibits 99.1 and 99.2 to our Current Report on Form 8-K/A as filed on April 15, 2008;

  •
  The financial statements included in Exhibits 99.1, 99.2 and 99.3 to our Current Report on Form 8-K/A as filed on November 14, 2008; and

  •
  The financial statements included as Exhibits 99.1 and 99.2 to our Current Report on Form 8-K/A as filed on May 27, 2009.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of our common stock offered by this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents. We have included copies of those documents as exhibits to the registration statement.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports and documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. We will provide these documents, at no cost to the requestor, upon written or oral request directed to: Broadwind Energy, Inc., 47 East Chicago Avenue, Suite 332, Naperville, Illinois, 60540, Attention: J.D. Rubin, telephone number (630) 637-0315.

        We file annual, quarterly, and current reports, proxy statements and other information with the SEC. All documents we file with the SEC, including the registration statement of which this prospectus form a part and the exhibits thereto may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The registration statement and other information filed by us with the SEC, including the documents incorporated by reference in the prospectus, are also available at the SEC's website at http://www.sec.gov, as well as on our website, www.broadwindenergy.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

        After the offering, we and our stockholders will continue to be subject to the proxy solicitation rules, annual and periodic reporting requirements, restrictions of stock purchases and sales by affiliates and other requirements of the Exchange Act. We will furnish our stockholders with annual reports containing audited financial statements certified by independent auditors and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

INDEX TO FINANCIAL STATEMENTS

Broadwind Energy, Inc.

        Unaudited Financial Statements for the Three and Nine Months Ended September 30, 2009 and September 30, 2008:

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,660	$15,253
Restricted cash	2,503	500
Accounts receivable, net of allowance for doubtful accounts of $455 and $1,504 as of September 30, 2009 and December 31, 2008, respectively	26,673	36,709
Inventories, net	14,923	41,895
Prepaid expenses and other current assets	3,996	3,862

Total current assets	55,755	98,219

Property and equipment, net	138,488	144,707
Goodwill	33,984	30,954
Intangible assets, net	96,875	105,593
Other assets	3,227	275

TOTAL ASSETS	$328,329	$379,748

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$10,544	$3,340
Current maturities of long-term debt	8,996	9,711
Current portions of capital lease obligations	1,068	978
Accounts payable	19,178	40,225
Accrued liabilities	7,353	10,386
Customer deposits	8,275	21,102

Total current liabilities	55,414	85,742

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	18,126	25,792
Long-term capital lease obligations, net of current portions	3,535	3,521
Interest rate swap agreements	320	582
Deferred income tax liabilities	1,580	1,497
Other	2,128	458

Total long-term liabilities	25,689	31,850

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 150,000,000 shares authorized; 96,614,282 and 96,470,415 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	97	96
Additional paid-in capital	299,811	297,222
Accumulated deficit	(52,682)	(35,162)

Total stockholders' equity	247,226	262,156

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$328,329	$379,748

The accompanying notes are an integral part of these condensed consolidated financial statements.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues	$59,507	$63,688	$164,882	$139,682
Cost of sales	52,925	54,706	150,464	112,599

Gross profit	6,582	8,982	14,418	27,083

OPERATING EXPENSES:
Selling, general and administrative	8,247	12,110	27,688	28,475
Intangible amortization	2,906	2,932	8,718	8,249

Total operating expenses	11,153	15,042	36,406	36,724

Operating loss	(4,571)	(6,060)	(21,988)	(9,641)

OTHER (EXPENSE) INCOME, net:
Interest (expense) income, net	(732)	90	(1,831)	(1,921)
Other, net	243	(319)	5,910	57

Total other (expense) income, net	(489)	(229)	4,079	(1,864)

Net loss before (benefit) provision for income taxes	(5,060)	(6,289)	(17,909)	(11,505)
(BENEFIT) PROVISION FOR INCOME TAXES	(116)	1,210	(389)	1,410

NET LOSS	$(4,944)	$(7,499)	$(17,520)	$(12,915)

NET LOSS PER COMMON SHARE—Basic and diluted	$(0.05)	$(0.08)	$(0.18)	$(0.15)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—Basic and diluted	96,609	96,470	96,550	87,692

The accompanying notes are an integral part of these condensed consolidated financial statements.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Nine Months Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,520)	$(12,915)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	20,131	15,706
Change in fair value of interest rate swap agreements	(262)	16
Deferred income taxes	83	1,134
Stock-based compensation	1,491	988
Allowance for doubtful accounts	(1,032)	(1,850)
(Gain) loss on disposal of assets	(78)	4
Changes in operating assets and liabilities:
Accounts receivable	11,067	(11,454)
Inventories	26,972	(18,970)
Prepaid expenses and other current assets	(140)	(15,711)
Accounts payable	(21,046)	19,709
Accrued liabilities	(4,116)	6,071
Customer deposits	(11,070)	12,132
Other non-current assets	(1,627)	(672)

Net cash provided by (used in) operating activities	2,853	(5,812)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash received	—	(24,597)
Purchases of property and equipment	(9,761)	(49,613)
Proceeds from disposals of property and equipment	54	—
Increase in restricted cash	(2,003)	(10,436)

Net cash used in investing activities	(11,710)	(84,646)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock	547	117,390
Payments on lines of credit and notes payable	(8,312)	(3,484)
Payments on related party notes payable	—	(1,365)
Proceeds from lines of credit and notes payable	5,033	6,840
Proceeds from capital and sale-leaseback transactions	3,686	—
Proceeds from deposits on equipment	665	—
Principal payments on capital leases	(906)	(453)
Issuance of restricted stock grants	551	140

Net cash provided by financing activities	1,264	119,068

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(7,593)	28,610
CASH AND CASH EQUIVALENTS, beginning of period	15,253	5,782

CASH AND CASH EQUIVALENTS, end of period	$7,660	$34,392

Supplemental cash flow information:
Interest paid, net of capitalized interest	$1,697	$2,812
Income taxes paid	$531	$33
Non-cash investing and financing activities:
Common stock issued for acquisitions	$—	$19,821
Non-cash purchase accounting allocation changes	$3,030	$2,758

The accompanying notes are an integral part of these condensed consolidated financial statements.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 1—DESCRIPTION OF THE COMPANY

        As used in this Quarterly Report on Form 10-Q, the terms "we," "us," "our," "Broadwind," and the "Company" refer to Broadwind Energy, Inc., a Delaware incorporated company headquartered in Naperville, Illinois, and its wholly-owned subsidiaries.

Business Overview

        We are an independent, horizontally integrated supplier of customized products and services to the U.S. wind industry. Our product and service portfolio provides our customers, including wind turbine manufacturers, wind farm developers and wind farm operators, with access to a broad array of wind component and service offerings. We are a manufacturer of gearing systems and wind tower for the wind industry. We also provide technical service and precision repair and engineering and specialized logistics to the wind industry in the United States.

        Our businesses are currently organized in two operating segments, Products and Services.

Products

        We manufacture high precision gearing systems and structural towers for wind turbines. We also manufacture custom-engineered gearing systems, and fabrications and weldments for the mining, energy and other industrial sectors.

Wind Turbine Gearing Systems

        We manufacture precision gearing systems for the wind industry in North America, with plants in Illinois and Pennsylvania. We use an integrated manufacturing process, which includes our machining process in Cicero, Illinois, our heat treatment process in Neville Island, Pennsylvania and our finishing process in our Cicero factory.

Wind Turbine Structural Towers

        We manufacture wind towers, specifically the large and heavier wind towers that are designed for 2 megawatts ("MW") and larger wind turbines. Our production facilities are strategically located in close proximity to the primary U.S. wind resource regions, sited in Wisconsin and Texas, with a third wind tower manufacturing facility currently under construction in Brandon, South Dakota.

Industrial Products

        We manufacture products for industrial markets including mining and oilfield equipment and cranes. Our industrial products include gearing, gear drives and custom weldments. These products are produced in Illinois and Wisconsin and serve to diversify our customer and product portfolio and balance our plant loadings.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 1—DESCRIPTION OF THE COMPANY (Continued)

Services

        We offer a variety of services to our customers, including technical services, precision repair and engineering and logistics. Our service locations are in Illinois, California, South Dakota, Texas and Colorado.

Technical Services

        We are an independent service provider of construction support and operations and maintenance services to the wind industry. Our specialty services include oil change-out, up-tower tooling for gearing systems, drive-train and blade repairs and component replacement. Our construction support capabilities include assembly of towers, nacelles, blades and other components. We also provide customer support, preventive maintenance and wind technician training. Our technicians utilize our regional service centers for storage and repair of parts as well as our training offerings.

Precision Repair & Engineering Services

        Through our precision repair and engineering services, we repair and refurbish complex wind components, including control systems, gearboxes and blades. We also conduct warranty inspections, commission turbines and provide technical assistance. Additionally, we build replacement control panels for kilowatts ("kW") class wind turbines and repair both kW and MW blades.

Logistics

        We offer specialized transportation, permitting and logistics management to the wind industry for oversize and overweight machinery and equipment. We deliver complete turbines to the installation site, including blades, nacelles and tower sections for final erection. We focus on the project management of the delivery of complete wind turbine farms.

Financing and Liquidity

        We have a limited history of operations and have incurred operating losses since inception. The Company has amended several of its primary debt agreements during 2009, which have resulted in reducing debt obligations coming due during the current year and obtained waivers for financial covenant violations. While we expect that we will be in compliance with the amended and restated covenants contained in the loan agreements, there can be no certainty that we will be in compliance with such covenants for any future periods or that we will be able to attain a waiver from our lenders in the event of a violation of one or more such covenants. As a result, among other things, our debt holders could declare all outstanding principal and interest to be due and payable. In addition, if sales and subsequent collections from several large customers, as well as revenues generated from new customer orders, are not materially consistent with management's plans, we may encounter cash flow and liquidity issues. Additional funding may not be available when needed or on terms acceptable to us and we may not be able to obtain financing under our current primary debt agreements. If we are unable to obtain additional capital or if our current sources of financing are reduced or unavailable, we will likely be required to delay, reduce the scope of or eliminate our plans for expansion and growth

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 1—DESCRIPTION OF THE COMPANY (Continued)

and this could affect our overall operations. On October 30, 2009, the Company filed a registration statement with the Securities and Exchange Commission (the "SEC") related to a proposed public equity offering of 15,000,000 shares of the Company's common stock, of which the Company proposes to sell 10,000,000 shares and Tontine Capital Partners, L.P., and its affiliated funds propose to sell 5,000,000 shares. Any additional equity financing, if available, may be dilutive to stockholders, and additional debt financing, if available, will likely require covenants that restrict us and certain of such covenants may materially restrict us.

NOTE 2—BASIS OF PRESENTATION

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the financial statements do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments, including normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009. The December 31, 2008 condensed consolidated balance sheets were derived from audited financial statements, but do not include all disclosures required by GAAP. This financial information should be read in conjunction with the consolidated financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

        The unaudited condensed consolidated financial statements presented herein include the accounts of Broadwind Energy, Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated. The results of operations of all acquired businesses have been consolidated for all periods subsequent to the date of acquisition. Additionally, certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

NOTE 3—INVENTORIES

        Inventories are stated at the lower of cost or market value and primarily consist of raw material, work-in-process, and finished goods. Work-in-process consists of labor and overhead, processing costs and materials purchased for specific customer orders. Finished goods consist of components

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 3—INVENTORIES (Continued)

manufactured by the Company that will be used to produce final customer products. The components of inventories as of September 30, 2009 and December 31, 2008 are summarized as follows:

	September 30, 2009	December 31, 2008
Raw materials	$5,205	$16,429
Restricted material(1)	2,293	9,936
Work-in-process	5,216	16,226
Finished goods	3,707	401

	16,421	42,992
Less: Reserve for excess and obsolete inventory	(1,498)	(1,097)

Net inventories	$14,923	$41,895

(1)
In December 2008, Tower Tech entered into an agreement pursuant to which it agreed to convey to a customer ownership of certain raw materials (the "Bailment Materials") that Tower Tech had acquired for use in constructing wind turbine towers for such customer, in exchange for the release of a down payment of $9,936 paid by the customer pursuant to the terms of a purchase order. In connection with the transaction, the customer caused the release/cancellation of a letter of credit securing the down-payment (the "L/C") in order for the cash being held by the L/C issuer as security for the L/C to be released to Tower Tech. The customer also granted Tower Tech a security interest in a portion of the Bailment Materials in the event the purchase order is not fully performed by the customer for any reason other than the breach or default of Tower Tech. Tower Tech issued a new performance letter of credit in the amount of $500 as a guarantee of complete performance by Tower Tech of its obligations under the purchase order. The Bailment Materials continue to be held by Tower Tech as a bailment for the sole and exclusive benefit and use of the customer, and are intended to be used by Tower Tech for construction of the wind turbine towers for such customer under the purchase order. As a result of this transaction, $9,436 was released from restricted cash and made available for other operating purposes. Based upon current production volumes, the remaining Bailment Materials are scheduled to be used in the construction of wind turbine towers during November 2009.

NOTE 4—BUSINESS ACQUISITIONS

Energy Maintenance Service, LLC

        On January 16, 2008, the Company acquired all of the outstanding membership interests in EMS, a South Dakota-based company engaged in construction, operations and maintenance, and component repair services for the wind energy industry. The aggregate purchase price was $32,250, excluding $536 of transaction-related costs. The purchase price consisted of $18,429 of cash and 1,629,834 unregistered shares of the Company's common stock at a price per share of $8.48. The Company entered into a

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 4—BUSINESS ACQUISITIONS (Continued)

registration rights agreement with the former owners of EMS that provides the former owners with demand and piggyback registration rights. The cash portion of the purchase price was financed by a private placement of the Company's common stock.

Badger Transport, Inc.

        On June 4, 2008, the Company acquired all of the outstanding shares of Badger, a Wisconsin-based provider of transportation services for oversize/overweight equipment and machinery, primarily to the wind energy industry, for an aggregate purchase price of $11,811, excluding $184 of transaction-related costs. The purchase price consisted of $5,811 of cash and 581,959 unregistered shares of the Company's common stock at a price per share of $10.31. The Company entered into a registration rights agreement with the former owner of Badger that provides the former owner with limited piggyback registration rights. The cash portion of the purchase price was financed with cash on hand.

Pro Forma Financial Information

        The following table represents selected consolidated financial information for the Company on a pro-forma basis, assuming the acquisitions of EMS and Badger had each occurred as of January 1, 2008. The historical financial information for EMS and Badger has been adjusted to give effect to pro-forma items that are directly attributable to the acquisitions and expected to have a continuing impact on the consolidated results. These items include adjustments to depreciation expense related to the fair value of machinery and equipment acquired and amortization expense related to intangible assets assigned as a result of these acquisitions.

        The table sets forth unaudited financial information and has been compiled from historical financial statements and other information, but is not necessarily indicative of the results that actually would have been achieved had the transactions occurred on the dates indicated or of the results that may be achieved in the future.

	Nine Months Ended September 30,
	2009	2008
	As reported	As reported	Pro-forma adjustments (Unaudited)		Pro-forma (Unaudited)
Revenues	$164,882	$139,682	$5,710	(1)	$145,392
Net loss	(17,520)	(12,915)	(1,826	)(2)	(14,741)
Loss per share
Basic and diluted	$(0.18)	$(0.15)	$(0.02)		$(0.17)

(1)
Represents revenues of EMS for the period of January 1, 2008 through January 15, 2008 and revenues of Badger for the period of January 1, 2008 through June 3, 2008.

(2)
Represents net loss of EMS for the period of January 1, 2008 through January 15, 2008 and net loss of Badger for the period of January 1, 2008 through June 3, 2008. Adjustments to net loss

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 4—BUSINESS ACQUISITIONS (Continued)

  include depreciation expense adjustments related to the fair value of machinery and equipment acquired and amortization of assigned intangible assets.

NOTE 5—GOODWILL AND INTANGIBLE ASSETS

        Changes in the carrying value of goodwill as of and during the nine months ended September 30, 2009 were as follows:

	Products segment	Services segment	Total
Goodwill balance as of December 31, 2008	$21,239	$9,715	$30,954
Purchase accounting adjustments	3,030	—	3,030

Goodwill balance as of September 30, 2009	$24,269	$9,715	$33,984

        In May 2009, the Company recorded purchase accounting adjustments of $3,030 in connection with an escrow settlement agreement with the former owners of Brad Foote, as more fully described in Note 7, "Related Party Transactions." These adjustments related to the final settlement of tax obligations as part of the purchase price of the Company's acquisition of Brad Foote.

        Intangible assets represent the fair value assigned to definite-lived assets such as trade names, customer relationships and non-compete agreements as part of acquisitions completed by the Company. Intangible assets are amortized on a straight-line basis over their estimated useful lives, which range from 3 to 20 years. The Company performs its impairment test of goodwill as of October 31 of each year and tests intangible assets for impairment only when events or circumstances indicate that the carrying value of these assets may not be recovered. During the three and nine months ended September 30, 2009 and 2008, the Company did not record an impairment charge related to its intangible assets.

        A continued economic slowdown may result in impairment to our goodwill and intangible assets and could result in changes to the Company's expectations with respect to future financial results and cash flows. These changes could indicate an unfavorable change in management's estimates of the fair value of the Company's reportable segments and could result in a review of our goodwill and intangible assets, which could indicate potential impairment to the carrying value of the Company's assets.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS (Continued)

        As of September 30, 2009 and December 31, 2008, the cost basis, accumulated amortization and net book value of intangible assets were as follows:

	September 30, 2009			December 31, 2008
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Intangible assets:
Customer relationships	$106,638	$(19,899)	$86,739	$106,638	$(11,939)	$94,699
Trade names	10,279	(971)	9,308	10,279	(585)	9,694
Non-compete agreements	1,490	(662)	828	1,490	(290)	1,200

Intangible assets	$118,407	$(21,532)	$96,875	$118,407	$(12,814)	$105,593

        Amortization expense on customer relationships, trade names and non-compete agreements, which are being amortized ratably over the estimated life of the related intangible assets, was $2,906 and $8,718 for the three and nine months ended September 30, 2009, respectively, compared to $2,932 and $8,249 for the three and nine months ended September 30, 2008, respectively.

NOTE 6—ACCRUED LIABILITIES

        Accrued liabilities as of September 30, 2009 and December 31, 2008 consisted of the following:

	September 30, 2009	December 31, 2008
Accrued operating expenditures	$183	$1,110
Accrued payroll and benefits	3,406	3,631
Accrued capital expenditures	—	2,204
Accrued warranty liability	1,477	890
Accrued professional fees	601	514
Accrued other	1,686	2,037

Total accrued liabilities	$7,353	$10,386

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 7—RELATED PARTY TRANSACTIONS

        On May 26, 2009, the Company entered into a settlement agreement (the "Settlement Agreement") with the former owners of Brad Foote (the "Selling Shareholders"), including J. Cameron Drecoll, the Company's Chief Executive Officer and a member of the Company's board of directors, related to the post-closing escrow established in connection with the Company's acquisition of Brad Foote. Under the terms of the Settlement Agreement, the Company received the entire cash escrow balance of $5,000 plus accrued interest income of $82, which was recorded as other income. In exchange, the Company agreed to cause the release to the Selling Shareholders of 2,500,000 shares of the Company's common stock held under the escrow agreement in proportion to their ownership interest in Brad Foote prior to its acquisition by the Company. In addition, we agreed to make a cash payment of $30 to one Selling Shareholder and issued promissory notes to the three Selling Shareholders in the aggregate principal amount of $3,000 (each a "Selling Shareholder Note", and collectively the "Selling Shareholder Notes"). The cash payment and promissory notes were recorded as an increase to the purchase price through goodwill as these amounts were calculated in accordance with the purchase agreement. The Company also paid to Mr. Drecoll certain tax refunds in the aggregate amount of approximately $2,212 related to our acquisition of Brad Foote and tax payments in respect of the period prior to the acquisition to which we believe the Selling Shareholders may be entitled (or to which we may be entitled on their behalf). The Selling Shareholder Notes mature on May 28, 2012 and bear interest at a rate of 7% per annum, with interest payments due quarterly. The Selling Shareholder Note issued to Mr. Drecoll in the principal amount of $2,320 and pursuant to the terms of the Settlement Agreement is deemed by the Company to be a related party transaction. As of September 30, 2009, principal of $3,000 and accrued interest of $53 was outstanding under the Selling Shareholder Notes. The Company has accounted for the Selling Shareholder Notes as long-term debt in our condensed consolidated balance sheets as of September 30, 2009.

NOTE 8—DEBT AND CREDIT AGREEMENTS

        The Company's outstanding debt balances as of September 30, 2009 and December 31, 2008 consisted of the following:

	September 30, 2009	December 31, 2008
Lines of credit	$6,040	$10,831
Related party note	2,320	—
Term loans and notes payable	29,306	28,012

	37,666	38,843
Less—Current portion	(19,540)	(13,051)

Long-term debt, net of current maturities	$18,126	$25,792

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 8—DEBT AND CREDIT AGREEMENTS (Continued)

Credit Facilities

Brad Foote

        In connection with our acquisition of Brad Foote in October 2007, we assumed outstanding debt and available lines of credit totaling approximately $25,500 under various debt facilities (the "Debt Facilities") with Bank of America, as successor to LaSalle Bank ("BOA"). The Debt Facilities are governed by a Loan and Security Agreement dated as of January 17, 1997 (as previously amended and/or restated, the "Loan Agreement"). Each of the Debt Facilities becomes immediately due and payable upon breach of any covenants or representations made by Brad Foote in the Loan Agreement and upon other customary events of default.

        Brad Foote's obligations under the Loan Agreement are secured by the following: (i) all of the assets of Brad Foote; (ii) all of the shares of stock of Brad Foote and all of Brad Foote's indebtedness to us; (iii) an unconditional guaranty from us and from the BF Subsidiaries (hereinafter defined); and (iv) mortgages from the BF Subsidiaries and Brad Foote to BOA ("BF Subsidiaries" means the following wholly-owned subsidiaries of Brad Foote that hold record title to certain facilities used in Brad Foote's operations: 1309 South Cicero Avenue, LLC, a Delaware limited liability company; and 5100 Neville Road, LLC, a Delaware limited liability company).

        The Loan Agreement requires Brad Foote to comply with standard covenants, including certain financial covenants, to provide monthly financial reporting and to submit the Company's annual audited financial statements to BOA at the close of each fiscal year. Other covenants contained in the Loan Agreement include restrictions on Brad Foote's ability to make distributions or pay dividends, incur indebtedness or make subordinated debt payments, as well as limitations on Brad Foote's ability to make capital expenditures, any of which could ultimately affect our ability to undertake additional debt or equity financing. Certain of these covenants (as well as certain other terms and conditions of the Debt Facilities) have been amended and/or restated from time to time pursuant to various amendments to the Loan Agreement. In addition, BOA has waived violations of certain covenants in certain instances.

        On March 13, 2009 and May 8, 2009, the Loan Agreement was amended as a result of violations of certain covenants that occurred during the fourth quarter of 2008 and the first quarter of 2009, respectively. Among other provisions, these amendments provided for the waiver by BOA of such violations, the amendment and/or restatement of certain financial covenants, and the modification of certain other terms and conditions of the Debt Facilities.

        On August 7, 2009, Brad Foote, the BF Subsidiaries and BOA entered into a Third Omnibus Amendment Agreement (the "Third Omnibus Amendment"), further amending the Loan Agreement and the documents evidencing the Debt Facilities. The Third Omnibus Amendment provided that (i) BOA waive Brad Foote's violation of the financial covenants set forth in the Loan Agreement (i.e., the senior debt to EBITDA and minimum EBITDA covenants) for the second quarter of 2009 and the calendar month of June 2009, respectively, (ii) the requirements with respect to maintenance of ratios for the remainder of 2009 relating to senior debt to EBITDA, cash flow coverage, a minimum monthly revenue requirement, and starting in 2010 a minimum monthly EBITDA requirement, be

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 8—DEBT AND CREDIT AGREEMENTS (Continued)

amended and restated, (iii) BOA waive certain breaches or events of default under the Loan Agreement relating to Brad Foote's inventory record keeping, the reporting of liens filed against certain of Brad Foote's property (which have subsequently been released by the lien holders), and the delivery of certain Brad Foote financial information, (iv) certain provisions pertaining to insurance, ownership of collateral and tax returns be amended to clarify the language therein, (v) Brad Foote pay BOA a $35 amendment and waiver fee, as well as all accrued and unpaid fees and expenses under the Loan Agreement and all reasonable fees and expenses of BOA incurred in connection with the Third Omnibus Amendment, (vi) the interest rate payable under each of the Debt Facilities shall be equal to the greater of (A) the London Interbank Offered Rate ("LIBOR") plus five percent (5%) and (B) seven percent (7%), and (vii) Brad Foote may borrow funds from the Company on a revolving basis, up to a maximum principal amount of $3,000, which shall be subordinated to indebtedness owed by Brad Foote to BOA and which shall not be subject to certain restrictions imposed on reporting and payment of otherwise previously existing intercompany debt between Brad Foote and the Company. As of September 30, 2009, Brad Foote had borrowed $1,932 from the Company. Additionally, the Company and the BF Subsidiaries executed a Reaffirmation dated August 7, 2009, reaffirming that each of the Loan Documents (as defined in the Loan Agreement) to which they are a party remains in full force and effect and is ratified and confirmed.

        As of September 30, 2009, the total amount outstanding under the Debt Facilities was $17,797 and required principal payments of $7,364 were due under the Debt Facilities over the following twelve (12) months, with additional principal payments due thereafter. The interest rate under each of the Debt Facilities is the greater of (A) LIBOR plus 5% and (B) 7%, and the maturity dates for the Debt Facilities range from January 15, 2011 to December 31, 2011. Brad Foote was in compliance with all of its financial covenants under the Loan Agreement and had no availability for borrowings as of September 30, 2009.

Tower Tech

ICB Line

        In October 2007, Tower Tech obtained from Investors Community Bank ("ICB") a secured line of credit (the "ICB Line") in the amount of $2,500, which was increased to $5,500 on March 21, 2008. The ICB Line is secured by substantially all of the assets of Tower Tech and RBA. Borrowings on the ICB Line bear interest at a variable rate equal to the greater of (A) 4.25% or (B) 1.75% above LIBOR. Pursuant to a Commercial Debt Modification Agreement dated as of October 22, 2008, the maturity date of the ICB Line was extended to April 22, 2009. In connection with the extension, the Company provided re-executed guaranties to ICB for all debt owed to ICB by each of Tower Tech and RBA. In addition, Tower Tech re-executed its guaranty for debts owed to ICB by RBA and RBA re-executed its guaranty for debts owed to ICB by Tower Tech. On March 13, 2009, the maturity date of the ICB Line was extended to March 13, 2010 (the "ICB Line Extension Agreement"). Pursuant to the ICB Line Extension Agreement, Tower Tech agreed to establish new financial covenants with respect to minimum debt service coverage ratio and minimum tangible net worth, and agreed to maintain its primary deposit accounts with ICB and that no additional loans or leases shall be entered into by Tower Tech without the prior approval of ICB. As of September 30, 2009, Tower Tech had

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 8—DEBT AND CREDIT AGREEMENTS (Continued)

$1,160 available for additional borrowing under the ICB Line and was in compliance with all of its financial covenants under the ICB Line.

Great Western Construction Loan

        On April 28, 2009 (the "Construction Loan Closing Date"), Tower Tech entered into a Construction Loan Agreement with Great Western Bank ("Great Western"), pursuant to which Great Western will provide up to $10,000 in financing (the "Construction Loan") to fund construction of Tower Tech's wind tower manufacturing facility in Brandon, South Dakota (the "Facility"). The Construction Loan bears interest at a rate of 7.5% per annum, requires monthly interest payments, and is scheduled to mature on January 5, 2010, unless the Construction Loan is converted as described below. On the Construction Loan Closing Date, (i) Tower Tech was required to pay a $100 origination fee, and (ii) Great Western agreed to advance $3,703, representing amounts previously paid by Tower Tech relating to construction of the Facility. Tower Tech anticipates making additional draws as needed until completion of the Facility.

        The Construction Loan is secured by a first mortgage on the Facility and all fixtures, accounts and proceeds relating thereto, pursuant to a Mortgage and a Commercial Security Agreement, each between Tower Tech and Great Western and entered into on the Construction Loan Closing Date. In addition, pursuant to an Assignment of Deposit Account entered into on the Construction Loan Closing Date, Tower Tech granted Great Western a security interest in a $2,000 deposit account. The Company also executed a Commercial Guaranty and entered into a Subordination Agreement in connection with the Construction Loan, under which it has agreed to guarantee Tower Tech's performance and to subordinate all intercompany debt with Tower Tech to the Construction Loan.

        The Construction Loan may be accelerated under certain events of default (subject to applicable notice and cure provisions), including but not limited to: (i) failure to make any payment on the Construction Loan when due; (ii) failure to comply with or perform any covenants or conditions under the Construction Loan; (iii) failure to construct the Facility in accordance with the plans and specifications approved by Great Western or in accordance with the construction contracts relating to the Facility; and (iv) cessation of construction of the Facility. The Construction Loan contains representations, warranties and covenants that are customary to a construction financing arrangement.

        Pursuant to a Letter Agreement dated as of the Construction Loan Closing Date among Great Western, Tower Tech and the Company (the "Letter Agreement"), Tower Tech may, any time prior to January 5, 2010, convert the Construction Loan into a term loan for up to $6,500, with an interest rate not to exceed 8.5% per annum (the "Great Western Term Loan"). Tower Tech would be required to pay a 1.0% origination fee on the outstanding loan balance upon the conversion, and would be required to make monthly payments of principal and accrued interest over the life of the Great Western Term Loan, which would be not less than seventy-eight months. Following the conversion to the Great Western Term Loan, Great Western would retain its security position in the collateral given as security for the Construction Loan, except for the deposit account assigned pursuant to the Assignment of Deposit Account, which would be released upon conversion. All other customary terms and conditions would be mutually agreed upon by Great Western and Tower Tech at the time of

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 8—DEBT AND CREDIT AGREEMENTS (Continued)

conversion. As of September 30, 2009, Tower Tech had received proceeds of $3,808 under the Construction Loan and had the availability to borrow an additional $6,192.

Badger

        On March 13, 2009, Badger obtained from First National Bank ("FNB") a term loan (the "FNB Term Loan") in the amount of $1,538. A portion of the proceeds from the FNB Term Loan was used to pay off Badger's existing term loan and revolving line of credit with FNB, with the remainder available for working capital. The FNB Term Loan is secured by the inventory, accounts receivable and certain equipment of Badger. The FNB Term Loan bears interest at a rate of 6.75% per annum, matures on March 13, 2013, and is guaranteed by the Company. As of September 30, 2009, FNB Term Loan contained no financial covenants and the total amount of outstanding indebtedness under the FNB Term Loan was $1,367.

        On September 30, 2009, Badger obtained from General Electric Capital Corporation a term loan (the "GE Capital Term Loan") in the principal amount of approximately $1,000. The GE Capital Term Loan bears interest at a rate of 7.76% per annum, requires monthly payments of principal and interest, is secured by certain equipment of Badger and is scheduled to mature on September 30, 2014. As of September 30, 2009, the total amount of outstanding indebtedness under the GE Capital Term Loan was $990.

RBA

        On April 7, 2008, RBA issued four promissory notes to ICB (the "ICB Notes") in the aggregate principal amount of approximately $3,781, as follows: (i) a term note in the maximum principal amount of approximately $421, bearing interest at a per annum rate of 6.85%, with a maturity date of October 5, 2012; (ii) a term note in the maximum principal amount of $700, bearing interest at a per annum rate of 5.65%, with a maturity date of April 25, 2013; (iii) a term note in the maximum principal amount of $928, bearing interest at a per annum rate of 5.65%, with a maturity date of April 25, 2013; and (iv) a line of credit note in the maximum principal amount of $1,732, bearing interest at a per annum rate of 4.49% until May 1, 2008 and thereafter at 1.75% above the previous month average 30 day LIBOR Rate, with a maturity date of April 5, 2009 (the "Line of Credit Note"). The ICB Notes provide for multiple advances, and are secured by substantially all of the assets of RBA.

        On March 13, 2009, RBA and ICB extended the maturity date of the Line of Credit Note to March 13, 2010 (the "ICB Note Extension Agreement"). Pursuant to the ICB Note Extension Agreement, RBA established new financial covenants with respect to minimum debt service coverage ratio and minimum tangible net worth (these covenants were subsequently modified by the parties on April 22, 2009, effective as of March 31, 2009). RBA also agreed to maintain its primary deposit accounts with ICB and that no additional loans or leases shall be entered into by RBA without the prior approval of ICB. As of September 30, 2009, (i) the total amount of indebtedness outstanding under the ICB Notes was $3,386, (ii) RBA was in compliance with all of its financial covenants with

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 8—DEBT AND CREDIT AGREEMENTS (Continued)

respect to the ICB Notes, and (iii) RBA had $32 available for additional borrowing under the Line of Credit Note.

Selling Shareholder Notes

        As described in Note 7, "Related Party Transactions," in May 2009 the Company entered into the Settlement Agreement with the Selling Shareholders, including Mr. Drecoll, the Company's Chief Executive Officer and a member of the Company's board of directors, related to the post-closing escrow established in connection with the Company's acquisition of Brad Foote. Under the terms of the Settlement Agreement, among other terms, the Company issued the three Selling Shareholder Notes in the aggregate principal amount of $3,000. The Selling Shareholder Notes mature on May 28, 2012 and bear interest at a rate of 7% per annum, with interest payments due quarterly. The Selling Shareholder Note issued to Mr. Drecoll in the principal amount of $2,320 and pursuant to the terms of the Settlement Agreement is deemed by the Company to be a related party transaction. As of September 30, 2009, principal of $3,000 and accrued interest of $53 were outstanding under the Selling Shareholder Notes. The Company has accounted for the Selling Shareholder Notes as long-term debt in our condensed consolidated balance sheets as of September 30, 2009.

NOTE 9—INTEREST RATE SWAP AGREEMENTS

        As part of our acquisition of Brad Foote in October 2007, we assumed two interest rate swap agreements. These swap agreements are intended to minimize the impact of interest rate fluctuations on certain debt instruments. Interest rate swap agreements involve exchanges of fixed or floating rate interest payments periodically over the life of the agreement without the exchange of the underlying principal amounts. Derivatives are measured at fair value and recognized as either assets or liabilities on the Company's balance sheet. The accounting for changes in the fair value of a derivative is dependent upon the use of the derivative and its resulting designation. Unless specific hedge accounting criteria are met, changes in the fair value of the derivative must be recognized currently in earnings. The Company's interest rate swaps do not qualify for hedge accounting, and therefore, the Company is required to recognize the swap agreements at their fair market value and record the fluctuations in the fair value of the swap agreements in current earnings. During the three and nine months ended September 30, 2009, the Company reported a gain related to these fluctuations of approximately $64 and $262, respectively, compared to a loss of approximately $27 and $16, respectively, for the three and nine months ended September 30, 2008. The fair market value of the interest rate swaps of $320 and $582 is recorded as a long-term liability in our condensed consolidated balance sheets as of September 30, 2009 and December 31, 2008, respectively.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 9—INTEREST RATE SWAP AGREEMENTS (Continued)

        The following table presents the fair values of derivative instruments included on our condensed consolidated balance sheets as of September 30, 2009:

	Liability Derivatives
	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments
Interest rate contracts	Long-term liabilities(1)	$320

Total derivatives not designated as hedging instruments		$320

(1)
The Company's interest rate contracts are classified on a separate line item titled "Interest rate swap agreements" in the long-term liabilities section on our condensed consolidated balance sheets.

        The following table presents the pretax amounts of interest rate contracts affecting our condensed consolidated statements of operations for the three and nine months ended September 30, 2009:

		Amount of Gain or (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income on Derivative	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009
Interest rate contracts	Other income (expense)	$64	$262

Total		$64	$262

NOTE 10—FAIR VALUE MEASUREMENTS

        The Company measures its financial assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., exit price) in an orderly transaction between market participants at the measurement date. Additionally, the Company is required to provide disclosure and categorize assets and liabilities measured at fair value into one of three different levels depending on the assumptions (i.e., inputs) used in the valuation. Level 1 provides the most reliable measure of fair value while Level 3 generally requires significant management judgment. Financial assets and liabilities are classified in their entirety based on the lowest level of input significant to the fair value measurement. The fair value hierarchy is defined as follows:

        Level 1—Valuations are based on unadjusted quoted prices in active markets for identical assets or liabilities.

        Level 2—Valuations are based on quoted prices for similar assets or liabilities in active markets, or quoted prices in markets that are not active for which significant inputs are observable, either directly or indirectly.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

        Level 3—Valuations are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management's best estimate of what market participants would use in valuing the asset or liability at the measurement date.

        The following table represents the fair values of the Company's financial liabilities as of September 30, 2009:

	Level 1	Level 2	Level 3	Total
Liabilities:
Interest rate swaps	$—	$320	$—	$320

Total liabilities at fair value	$—	$320	$—	$320

        See Note 9, "Interest Rate Swap Agreements" of the notes to our unaudited condensed consolidated financial statements for a discussion of the Level 2 interest rate swap agreements.

Fair value of financial instruments

        The carrying amounts of the Company's financial instruments, which include cash and cash equivalents, accounts receivable and accounts payable, approximate their respective fair values due to the relatively short-term nature of these instruments. Based upon interest rates currently available to the Company for debt with similar terms, the carrying value of the Company's long-term debt is approximately equal to its fair value.

NOTE 11—INCOME TAXES

        The Company accounts for income taxes based upon an asset and liability approach. Deferred tax assets and liabilities represent the future tax consequences of the differences between the financial statement carrying amounts of assets and liabilities versus the tax basis of assets and liabilities. Under this method, deferred tax assets are recognized for deductible temporary differences, and operating loss and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The impact of tax rate changes on deferred tax assets and liabilities is recognized in the year that the change is enacted.

        The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of September 30, 2009, the Company had accrued interest or penalties related to uncertain tax positions totaling $67.

        The Company files income tax returns in U.S. federal and state jurisdictions. As of September 30, 2009, open tax years in federal and some state jurisdictions date back to 1996 due to the taxing authorities' ability to adjust operating loss carryforwards. No changes in settled tax years have occurred

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 11—INCOME TAXES (Continued)

through September 30, 2009. The Company does not anticipate there will be a material change in the total amount of unrecognized tax benefits within the next 12 months.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Loss before (benefit) provision for income taxes	$(5,060)	$(6,289)	$(17,909)	$(11,505)
(Benefit) provision for income taxes	(116)	1,210	(389)	1,410

Net loss	$(4,944)	$(7,499)	$(17,520)	$(12,915)

        Effective tax rates differ from federal statutory income tax rates primarily due to changes in valuation allowance, permanent differences and provisions for state and local income taxes. As of September 30, 2009, the Company had a net deferred tax liability of $1,580 primarily related to temporary differences in indefinite-lived assets. These indefinite-lived assets consist of tax deductible goodwill from business acquisitions completed during 2007 and 2008. During the three and nine months ended September 30, 2009, the Company recorded a benefit for income taxes of $116 and $389, respectively, compared to a provision for income taxes for the three and nine months ended September 30, 2008 of $1,210 and $1,410, respectively. The decrease in income taxes was primarily attributable to higher net losses during the nine months ended September 30, 2009, a full income tax valuation allowance for federal income tax reporting purposes as a result of the Company's net operating loss carryforwards, and a decrease in state income taxes and deferred state income tax liabilities resulting from a favorable change in the state of Wisconsin's method of calculating state income taxes on a prospective basis.

NOTE 12—SHARE-BASED COMPENSATION

        The Company grants incentive stock options and other equity awards pursuant to the Broadwind Energy, Inc. 2007 Equity Incentive Plan (the "EIP"), which was approved by the Company's Board of Directors in October 2007 and by the Company's stockholders in June 2008. The EIP was subsequently amended in August 2008 by the Company's Board of Directors to include certain non-material amendments to clarify the terms and conditions of restricted stock awards and to provide that the administrator of the EIP has the authority to authorize future amendments to the EIP. The EIP was further amended by the Company's stockholders in June 2009 to increase the number of shares of common stock authorized for issuance under the EIP. As amended, the EIP reserves 5,500,000 shares of our common stock for grants to officers, directors, employees, consultants and advisors upon whose efforts the success of the Company and its affiliates will depend to a large degree. As of September 30, 2009, the Company had reserved 1,553,193 shares for the exercise of stock options outstanding, 324,552 shares for restricted stock unit awards outstanding and 3,470,888 additional shares for future stock awards under the EIP. As of September 30, 2009, 151,367 shares of common stock reserved for stock options and restricted stock unit awards under the EIP have been issued in the form of common stock.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 12—SHARE-BASED COMPENSATION (Continued)

        Stock Options.    The exercise price of stock options granted under the EIP is equal to the closing price of our common stock on the date of grant. Stock options generally become exercisable on the anniversary of the grant date, with vesting terms that may range from one to five years from the date of grant. Additionally, stock options expire ten years after the date of grant. If a plan participant's employment is terminated during the vesting period, he or she forfeits the right to unvested stock option awards.

        Stock option activity during the nine months ended September 30, 2009 was as follows:

	Options	Weighted Average Exercise Price
Outstanding as of December 31, 2008	2,030,000	$11.60
Granted	194,193	7.58
Exercised	(67,500)	8.10
Forfeited	(588,167)	10.03
Cancelled	(15,333)	9.32

Outstanding as of September 30, 2009	1,553,193	$11.87

Exercisable as of September 30, 2009	283,600	$11.91

        Restricted Stock.    The granting of restricted stock units is provided for under the EIP. Restricted stock units generally vest on the anniversary of the grant date; with vesting terms that range from immediate vesting to five years from the date of grant. The fair value of each unit granted is equal to the closing price of our common stock on the date of grant and is expensed ratably over the vesting term of the restricted stock award. If a plan participant's employment is terminated during the vesting period, he or she forfeits the right to any unvested portion of the restricted stock units.

        Activity related to restricted stock unit awards during the nine months ended September 30, 2009 was as follows:

	Number of Units	Weighted Average Grant-Date Fair Value Per Unit
Outstanding as of December 31, 2008	127,500	$10.71
Granted	275,919	6.85
Vested	(76,367)	3.31
Forfeited	(2,500)	3.10

Outstanding as of September 30, 2009	324,552	$9.10

        The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model. Our determination of the fair value of each stock option is affected by our stock price on the date of grant, as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the expected life of the awards and projected stock option exercise behavior. The weighted

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 12—SHARE-BASED COMPENSATION (Continued)

average fair value per share of stock option awards granted during the nine months ended September 30, 2009 and 2008, and assumptions used to value stock options, are as follows:

	Nine Months Ended September 30,
	2009	2008
Dividend yield	—	—
Risk-free interest rate	2.6%	3.1%
Weighted average volatility	85.0%	64.9%
Expected life (in years)	6.5	6.5
Weighted average grant date fair value per share of options granted	$5.58	$9.88

        Dividend yield is zero as the Company currently does not pay a dividend.

        Risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life of the award.

        Volatility is estimated based on comparable volatility averages for the energy related sector at the time of grant.

        The expected life of each stock option award granted during the nine months ended September 30, 2009 was derived using the simplified method for estimating the expected term. The expected life of each stock option award granted during the nine months ended September 30, 2008 was estimated based on the service period of the stock option award.

        The fair value of each unit of restricted stock is equal to the fair market value per share of our common stock on the date of grant.

        The following table summarizes share-based compensation expense included in our condensed consolidated statements of operations for the nine months ended September 30, 2009 and 2008:

	Nine Months Ended September 30,
	2009	2008
Share-based compensation expense:
Selling, general and administrative	$2,042	$1,128
Income tax benefit(1)	—	—

Net effect of share-based compensation expense on net loss	$2,042	$1,128

Reduction in earnings per share:
Basic and diluted earnings per share(2)	$0.02	$0.01

(1)
Income tax benefit is not illustrated because the Company is currently operating at a loss and an actual income tax benefit may not be realized for the nine months ended September 30, 2009 and 2008, respectively. The result of the loss situation creates a timing difference, resulting in a deferred tax asset, which is reserved for in the valuation allowance.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 12—SHARE-BASED COMPENSATION (Continued)

(2)
Diluted earnings per share for the nine months ended September 30, 2009 and 2008 does not include common stock equivalents due to its anti-dilutive nature as a result of the Company's net losses for these respective periods. Accordingly, basic earnings per share and diluted earnings per share are identical for all periods presented.

        As of September 30, 2009, we estimate that pre-tax compensation expense for all unvested share-based awards, including both stock options and restricted stock units, in the amount of approximately $9,772 will be recognized in our results of operations through the year 2014. We expect that the exercising of stock options and future vesting of restricted stock units will be satisfied by issuing new shares of our common stock.

NOTE 13—RECENT ACCOUNTING PRONOUNCEMENTS

        The Financial Accounting Standards Board ("FASB") implemented the FASB Accounting Standards Codification (the "Codification") effective July 1, 2009. The Codification will become the source of authoritative GAAP recognized by FASB to be applied to nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of the Codification, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.

        Following the effective date of the Codification, FASB will not release new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force abstracts, but instead will issue Accounting Standards Updates ("ASU's"). ASU's will not be considered authoritative in their own right, but will serve only to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes in the Codification. The ASU's issued by FASB that would be applicable to the Company are as follows:

        In June 2009, FASB issued ASU 2009-01 Topic 105—Generally Accepted Accounting Principles. ASU 2009-01 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. ASU 2009-01 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In June 2009, FASB issued ASU 2009-02 Omnibus Update. ASU 2009-02 provides amendments to various topics for technical corrections to the Codification. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In August 2009, FASB issued ASU 2009-05 Fair Value Measurements and Disclosure (Topic 820). ASU 2009-05 provides amendments for the fair value measurement of liabilities and clarification on fair value measuring techniques. ASU 2009-05 is effective for the first reporting period, including interim periods, beginning after the issuance. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 13—RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

        In September 2009, FASB issued ASU 2009-07 Accounting for Various Topics. ASU 2009-07 provides certain technical corrections to certain SEC paragraphs. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In October 2009, FASB issued ASU 2009-13 Revenue Recognition (Topic 605). ASU 2009-05 provides accounting and financial reporting disclosure amendments for multiple-deliverable revenue arrangements. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The adoption of this ASU is not anticipated to have a material impact on the Company's financial position or results of operations.

NOTE 14—SEGMENT REPORTING

        During the second quarter of 2008, management changed the Company's reportable segments to reflect changes in the management reporting structure of the organization and the manner in which our chief operating decision maker assesses information for decision-making purposes, including the allocation of resources. The revised reporting structure includes two reportable segments: "Products" (formerly "Products and Components") and "Services" (formerly "Service, Transportation and Maintenance"). Accordingly, all prior period segment information has been reclassified to properly reflect our current reportable segments.

        The Company's segments and their product and service offerings are summarized below:

Products

        We manufacture high precision gearing systems and structural towers for wind turbines. We also manufacture custom-engineered gearing systems, and fabrications and weldments for the mining, energy and other industrial sectors.

Wind Turbine Gearing Systems

        We manufacture precision gearing systems for the wind industry in North America, with plants in Illinois and Pennsylvania. We use an integrated manufacturing process, which includes our machining process in Cicero, Illinois, our heat treatment process in Neville Island, Pennsylvania and our finishing process in our Cicero factory.

Wind Turbine Structural Towers

        We manufacture wind towers, specifically the large and heavier wind towers that are designed for 2 MW and larger wind turbines. Our production facilities are strategically located in close proximity to the primary U.S. wind resource regions, sited in Wisconsin and Texas, with a third wind tower manufacturing facility currently under construction in Brandon, South Dakota.

Industrial Products

        We manufacture products for industrial markets including mining and oilfield equipment and cranes. Our industrial products include gearing, gear drives and custom weldments. These products are

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 14—SEGMENT REPORTING (Continued)

produced in Illinois and Wisconsin and serve to diversify our customer and product portfolio and balance our plant loadings.

Services

        We offer a variety of services to our customers, including technical services, precision repair and engineering and logistics. Our service locations are in Illinois, California, South Dakota, Texas and Colorado.

Technical Services

        We are an independent service provider of construction support and operations and maintenance services to the wind industry. Our specialty services include oil change-out, up-tower tooling for gearing systems, drive-train and blade repairs and component replacement. Our construction support capabilities include assembly of towers, nacelles, blades and other components. We also provide customer support, preventive maintenance and wind technician training. Our technicians utilize our regional service centers for storage and repair of parts as well as our training offerings.

Precision Repair & Engineering Services

        Through our precision repair and engineering services, we repair and refurbish complex wind components, including control systems, gearboxes and blades. We also conduct warranty inspections, commission turbines and provide technical assistance. Additionally, we build replacement control panels for kW class wind turbines and repair both kW and MW blades.

Logistics

        We offer specialized transportation, permitting and logistics management to the wind industry for oversize and overweight machinery and equipment. We deliver complete turbines to the installation site, including blades, nacelles and tower sections for final erection. We focus on the project management of the delivery of complete wind turbine farms.

Corporate and Other

        The Company has combined all operating segments that do not individually meet the aggregation criteria or quantitative thresholds to form the "Corporate and Other" segment for segment reporting. The "Corporate and Other" segment is comprised of adjustments to reconcile segment results to consolidated results, which primarily includes corporate administrative expenses and intercompany eliminations.

        Below is a summary of segment operations as of September 30, 2009 and December 31, 2008 and for the three and nine months ended September 30, 2009 and 2008. Segment information related to the

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 14—SEGMENT REPORTING (Continued)

three and nine months ended September 30, 2008 has been reclassified to conform to our current segment presentation.

	Revenues		Operating Profit (Loss)
	Three Months Ended September 30,		Three Months Ended September 30,
	2009	2008	2009	2008
Segments:
Products segment	$47,890	$51,042	$(678)	$(1,018)
Services segment	11,788	13,501	28	(358)
Corporate and Other(1)	(171)	(855)	(3,921)	(4,684)

	$59,507	$63,688	$(4,571)	$(6,060)

	Revenues		Operating Profit (Loss)
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Segments:
Products segment	$130,916	$115,331	$(10,205)	$2,024
Services segment	34,502	25,205	(756)	(1,121)
Corporate and Other(1)	(536)	(854)	(11,027)	(10,544)

	$164,882	$139,682	$(21,988)	$(9,641)

	Total Assets as of
	September 30, 2009	December 31, 2008
Segments:
Products segment	$265,243	$308,044
Services segment	59,184	65,795
Corporate and Other(2)	3,902	5,909

	$328,329	$379,748

(1)
"Corporate and Other" includes corporate selling, general and administrative expenses and intercompany eliminations. Corporate selling, general and administrative expenses includes corporate salaries and benefits, share-based compensation, and professional fees.

(2)
"Corporate and Other" includes assets of the corporate headquarters and intercompany eliminations.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 15—COMMITMENTS AND CONTINGENCIES

Customer Disputes

        During the third quarter of 2009, the Company was involved in a contract dispute with a customer. The Company and the customer have reached a tentative resolution on this matter. Based on the discussions that occurred, the Company has reserved $1,500, of which $1,200 relates to a settlement of this contract dispute and $300 for a warranty reserve associated with this matter.

        During 2008, the Company was involved in a pricing dispute with a customer, which included accumulated unpaid accounts receivable balances totaling approximately $2,249. In the fourth quarter of 2008, the Company and the customer reached a tentative resolution on this matter, which is still being finalized. Based on the discussions that occurred in 2008, the Company wrote-off accounts receivable balances in the amount of $2,249 during the fourth quarter of 2008.

Purchase Commitments

        We have issued building and equipment purchase commitments associated with the construction of a new wind tower manufacturing facility located in Brandon, South Dakota totaling approximately $3,300 as of September 30, 2009.

        During 2007, we entered into a purchase contract for equipment with a foreign vendor, which was subsequently modified on December 31, 2008. Under the terms of this amended purchase agreement, we agreed to equipment purchases totaling $3,674, of which $978 was paid as a down payment and the remaining $2,784 in principal plus accrued interest at 6% per annum is to be paid in twelve equal monthly installments through December 2009. We have accounted for this purchase agreement as a promissory note and the outstanding balances of $696 and $2,784 are included in lines of credit and notes payable in the current liabilities section of the Company's condensed consolidated balance sheets as of September 30, 2009 and December 31, 2008, respectively.

        During 2008, we entered into two purchase agreements for equipment totaling $4,888. Under the terms of the purchase agreements, we were required to make a $1,324 deposit and must purchase the stated equipment in the purchase agreement or equipment of equal or lesser value. If the equipment is not purchased prior to the expiration of the purchase agreement on December 31, 2010, we would be required to surrender its deposit for the equipment to the vendor. As of September 30, 2009, the deposit balance was $1,324 and is included in other assets in of our condensed consolidated balance sheets as of September 30, 2009.

Legal Proceedings

        The Company is subject to legal proceedings in the normal course of business. We periodically evaluate the need to record liabilities in connection with loss contingencies, including, but not limited to, settlement of legal proceedings and regulatory compliance matters. The Company accrues for costs related to loss contingencies when such costs are probable and reasonably estimable.

Environmental Compliance and Remediation Liabilities

        Our operations and products are subject to a variety of environmental laws and regulations in the jurisdictions in which we operate and sell products governing, among other things, air emissions,

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 15—COMMITMENTS AND CONTINGENCIES (Continued)

wastewater discharges, the use, handling and disposal of hazardous materials, soil and groundwater contamination, employee health and safety, and product content, performance and packaging. Also, certain environmental laws can impose the entire cost or a portion of the cost of investigating and cleaning up a contaminated site, regardless of fault, upon any one or more of a number of parties, including the current or previous owner or operator of the site. These environmental laws also impose liability on any person who arranges for the disposal or treatment of hazardous substances at a contaminated site. Third parties may also make claims against owners or operators of sites and users of disposal sites for personal injuries and property damage associated with releases of hazardous substances from those sites.

        In September 2007, Tower Tech received a notice of violation from the Wisconsin Department of Natural Resources ("WDNR") stating that Tower Tech was in violation of several provisions of the state's air pollution laws and regulations in connection with the construction and operation of two new paint booths at its Manitowoc, Wisconsin facility. During the third quarter of 2009, Tower Tech and the WDNR entered into a settlement agreement to resolve this alleged violation which provided for a payment by Tower Tech of $95,000 to the WDNR and the installation of certain equipment that could result in the potential reduction of certain emissions related to paints and thinners used by Tower Tech.

Warranty Liability

        Within our Products segment, we provide warranty terms that generally range from two to seven years for various products relating to workmanship and materials supplied by the Company. We reserve for warranty claims based on industry experience and estimates made by management. From time to time, customers may submit warranty claims against the Company. In certain contracts, we have recourse provisions for items that would enable recovery from third parties for amounts paid to customers under warranty provisions. As of September 30, 2009 and December 31, 2008, our estimated product warranty liability was $1,477 and $890, respectively, and is recorded within accrued liabilities in our condensed consolidated balance sheets.

Sale-Leaseback Transactions

        We have entered into sale-leaseback agreements whereby certain owned equipment is sold to a third party financing company in exchange for cash and the subsidiary then leases back the equipment from the purchaser. The primary purpose of these arrangements is to provide additional liquidity to meet working capital requirements. Depending on the terms of the lease agreement, the lease may be classified as an operating or capital lease. In addition, the sale of the assets may result in a gain or loss, which must be amortized to other income or loss in our statement of operations over the life of the operating lease. As of September 30, 2009, the minimum monthly payments due under these lease agreements totaled $98.

Other

        As of September 30, 2009, approximately 24.5% of our employees were covered by two collective bargaining agreements with local unions. These agreements are scheduled to expire in October 2009

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

(In thousands, except share and per share data)

NOTE 15—COMMITMENTS AND CONTINGENCIES (Continued)

and February 2010. We have reached a tentative agreement on new terms for the agreement set to expire in October 2009 that would result in a three year extension.

NOTE 16—EARNINGS PER SHARE

        The Company computes earnings per share under the basic and diluted methodology and presents per share data for all periods in which statements of operations are presented. Basic earnings per share is computed by dividing net income or loss by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income or loss by the weighted average number of shares of common stock and common stock equivalents outstanding.

        The following table provides a reconciliation of the numerators and denominators used in calculating basic and diluted earnings per share for the three and nine months ended September 30, 2009 and 2008:

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Basic earnings per share calculation:
Net loss to common stockholders	$(4,944)	$(7,499)	$(17,520)	$(12,915)
Weighted average number of common shares outstanding	96,608,575	96,470,415	96,549,710	87,692,295
Basic net loss per share	$(0.05)	$(0.08)	$(0.18)	$(0.15)
Diluted earnings per share calculation:
Net loss to common stockholders	$(4,944)	$(7,499)	$(17,520)	$(12,915)
Weighted average number of common shares outstanding	96,608,575	96,470,415	96,549,710	87,692,295
Common stock equivalents:
Stock options and restricted stock units(1)	—	—	—	—

Weighted average number of common shares outstanding	96,608,575	96,470,415	96,549,710	87,692,295
Diluted net loss per share	$(0.05)	$(0.08)	$(0.18)	$(0.15)

(1)
Stock options and restricted stock units granted and outstanding of 1,877,745 and 1,903,000 as of September 30, 2009 and 2008, respectively, are excluded from the computation of diluted earnings due to the anti-dilutive effect as a result of the Company's net loss for these respective periods.

NOTE 17—SUBSEQUENT EVENTS

        On October 30, 2009, the Company filed a registration statement with the SEC related to a proposed public offering of 15,000,000 shares of its common stock. Included in this offering, the Company proposes to sell 10,000,000 shares and Tontine Capital Partners, L.P., and certain of its affiliated funds (collectively "Tontine"), propose to sell 5,000,000 shares. In addition, the underwriter has the option to purchase from Tontine and J. Cameron Drecoll, the Company's Chief Executive Officer, up to an additional 2,250,000 shares of its common stock under the same terms and conditions to cover over-allotments, if any.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Broadwind Energy, Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of Broadwind Energy, Inc. (a Delaware corporation) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Broadwind Energy, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Broadwind Energy, Inc.'s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2009 expressed an adverse opinion.

/s/ GRANT THORNTON LLP

Milwaukee, Wisconsin
March 16, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of Tower Tech Holdings Inc.

        We have audited the accompanying consolidated balance sheet of Tower Tech Holdings Inc. and its subsidiary as of December 31, 2006, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tower Tech Holdings Inc. and its subsidiary as of December 31, 2006, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Carver Moquist & O'Connor, LLC

Plymouth, Minnesota
March 30, 2007

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	As of December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,253	$5,782
Restricted cash	500	500
Accounts receivable, net	36,709	13,541
Inventories, net	41,895	12,983
Prepaid expenses and other current assets	3,862	1,946

Total current assets	98,219	34,752

Property and equipment, net	144,707	58,890
Goodwill	30,954	27,611
Intangible asset, net	105,593	84,022
Other assets	275	543

TOTAL ASSETS	$379,748	$205,818

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$3,340	$440
Current maturities of long-term debt	9,711	12,693
Notes payable to related parties	—	25,000
Current portions of capital lease obligations	978	300
Accounts payable	40,225	10,136
Accrued liabilities	10,386	12,457
Customer deposits	21,102	1,423

Total current liabilities	85,742	62,449

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	25,792	17,620
Long-term capital lease obligations, net of current portions	3,521	686
Interest rate swap agreements	582	388
Deferred income tax liabilities	1,497	139
Other	458	—

Total long-term liabilities	31,850	18,833

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $0.001 par value; 150,000,000 and 100,000,000 shares authorized as of December 31, 2008 and 2007, respectively; 96,470,415 and 76,260,912 shares issued and outstanding as of December 31, 2008 and 2007, respectively	96	76
Additional paid-in capital	297,222	133,033
Accumulated deficit	(35,162)	(9,877)
Interest in variable interest entity	—	1,304

Total stockholders' equity	262,156	124,536

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$379,748	$205,818

The accompanying notes are an integral part of these consolidated financial statements.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the Years Ended December 31,
	2008	2007	2006
Revenues	$217,321	$29,804	$4,023
Cost of sales	183,951	25,865	4,822

Gross margin (deficit)	33,370	3,939	(799)

OPERATING EXPENSES:
Selling, general and administrative	41,545	5,724	1,501
Goodwill impairment	2,409	—	—
Intangible amortization	11,159	1,750	21

Total operating expenses	55,113	7,474	1,522

Operating loss	(21,743)	(3,535)	(2,321)

OTHER INCOME (EXPENSE), net:
Interest income	584	400	—
Interest expense	(2,860)	(1,239)	(411)
Other, net	(204)	(27)	(3)

Total other expense, net	(2,480)	(866)	(414)

Net loss before provision (benefit) for income taxes	(24,223)	(4,401)	(2,735)
PROVISION (BENEFIT) FOR INCOME TAXES	1,062	(1,039)	—

NET LOSS	$(25,285)	$(3,362)	$(2,735)

NET LOSS PER COMMON SHARE—Basic and diluted	$(0.28)	$(0.07)	$(0.08)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—Basic and diluted	89,899	51,535	33,772

The accompanying notes are an integral part of these consolidated financial statements.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(In thousands, except share data)

	Common Stock
					Interest in Variable Interest Entity
	Shares Issued and Outstanding	Issued Amount	Additional Paid-in Capital	Accumulated Deficit		Total
BALANCE, December 31, 2005	22,750,000	$23	$428	$(3,875)	$—	$(3,424)
Recapitalization of shares issued by Blackfoot prior to merger	9,750,000	10	(10)	—	—	—
Stock issued for merger transaction costs	2,500,000	2	248	—	—	250
Share-based compensation	235,500	—	353	—	—	353
Contributed capital—management salaries	—	—	242	—	—	242
Net loss	—	—	—	(2,735)	—	(2,735)

BALANCE, December 31, 2006	35,235,500	35	1,261	(6,610)	—	(5,314)

Stock issuance for private placement to accredited investors, net of costs of $1,209	22,766,667	22	64,169	—	—	64,191
Stock issued for satisfaction of third-party debt	1,500,000	2	2,248	—	—	2,250
Stock issued for satisfaction of related-party debt	722,295	1	1,083	—	—	1,084
Stock issued for acquisition of Brad Foote Gear Works, Inc.	16,036,450	16	64,130	—	—	64,146
Share-based compensation	—	—	142	—	—	142
Capital contributions	—	—	—	—	1,399	1,399
Net loss	—	—	—	(3,267)	(95)	(3,362)

BALANCE, December 31, 2007	76,260,912	76	133,033	(9,877)	1,304	124,536

Stock issued for restricted stock	7,500	—	—	—	—	—
Stock issued for the acquisition of Energy Maintenance Service, LLC	1,629,834	2	13,819	—	—	13,821
Stock issued for acquisition of Badger Transport, Inc.	581,959	1	5,999	—	—	6,000
Stock issued for the conversion of related-party notes	3,333,332	3	24,997	—	—	25,000
Stock issued in private equity placements, net of costs of $336,	14,656,878	14	117,375	—	—	117,389
Share-based compensation	—	—	1,999	—	—	1,999
Acquisition of variable interest entity	—	—	—	—	(1,304)	(1,304)
Net loss	—	—	—	(25,285)	—	(25,285)

BALANCE, December 31, 2008	96,470,415	$96	$297,222	$(35,162)	$—	$262,156

The accompanying notes are an integral part of these consolidated financial statements.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(25,285)	$(3,362)	$(2,735)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	21,866	3,523	328
Goodwill impairment	2,409	—	—
Change in valuation of interest rate swap	194	153	—
Deferred income taxes	506	139	—
Stock-based compensation	1,785	142	353
Contributed services by shareholders	—	—	243
Stock issued for merger costs	—	—	250
Allowance for doubtful accounts	(1,703)	175	—
Inventory reserve	—	—	—
Loss on disposal of assets	113	2	—
Changes in operating assets and liabilities:
Accounts receivable	(16,355)	(4,963)	19
Inventories	(28,419)	715	(5)
Prepaid expenses and other current assets	(1,323)	453	(6)
Other noncurrent assets	(63)	508	(493)
Accounts payable	21,586	2,266	406
Accrued liabilities	2,656	(259)	947
Customer deposits	18,201	1,135	(18)
Unearned revenue	1,473	(106)	—

Net cash (used in) provided by operating activities	(2,359)	521	(711)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash received	(23,016)	(76,474)	—
Purchases of property and equipment	(83,720)	(5,854)	(408)
Proceeds from disposals of property and equipment	40	—	—
Increase in restricted cash	—	(500)	—

Net cash used in investing activities	(106,696)	(82,828)	(408)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock	117,389	65,400	—
Payment on lines of credit and short term notes payable	(1,847)	(3,796)	—
Proceeds from lines of credit and short term notes payable	9,273	25,283	1,169
Payments on related party notes payable	(1,365)	—	—
Proceeds from long-term debt	42	3,759	—
Payments on long-term debt	(4,490)	(2,496)	(91)
Principal payments on capital leases	(690)	(186)	—
Issuance of restricted stock grants	214	—	—

Net cash provided by financing activities	118,526	87,964	1,078

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,471	5,657	(41)
CASH AND CASH EQUIVALENTS, beginning of the year	5,782	125	166

CASH AND CASH EQUIVALENTS, end of the year	$15,253	$5,782	$125

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$2,969	$783	$308
Income taxes paid	$65	$—	$—
Non-cash financing activities:
Stock issued for acquisitions	$19,821	$64,146	$—
Conversion of related party notes payable to equity	$25,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

1. DESCRIPTION OF THE COMPANY

        As used in this Annual Report on Form 10-K, the terms "we," "us," "our," "Broadwind," and the "Company," refer to Broadwind Energy, Inc., a Delaware incorporated company headquartered in Naperville, Illinois, and its wholly-owned subsidiaries.

        We are a supplier of value-added products and services to the North American wind energy sector as well as other energy-related industries. We provide our customers, such as leading wind turbine manufacturers and developers, wind farm operators and service companies, with a broad range of component and service offerings. Since 2006, we have made significant investments in the growth of our business through a series of acquisitions. In doing so, we have developed a broad, U.S.-based supply chain for wind development in North America. Our five businesses are currently organized in two operating segments: Products and Services.

        We have a limited history of operations and have incurred operating losses since inception. We anticipate that the Company's current cash resources and cash to be generated from operations in 2009 will be adequate to meet the Company's liquidity needs for at least the next twelve months. As discussed in Note 12, the Company has amended several of its primary debt agreements subsequent to December 31, 2008, which have resulted in reducing the debt obligations coming due in 2009. However, if sales and subsequent collections from several large customers, as well as revenues generated from new customer orders, are not materially consistent with management's plans, we may encounter cash flow and liquidity issues. Additional funding may not be available when needed or on terms acceptable to us. If we are unable to obtain additional capital, we will likely be required to delay, reduce the scope of or eliminate our plans for expansion and growth and could affect our overall operations. Any additional equity financing, if available, may be dilutive to stockholders, and additional debt financing, if available, will likely require covenants that restrict us, and certain of such covenants may materially restrict us.

Products

        The Products segment includes three subsidiaries that manufacture and sell products such as high precision gears for wind turbines, custom-engineered gearing systems for the mining, energy, and industrial sectors, structural wind towers, internal tower components, and large fabricated and machined components (e.g., crane parts and dipper buckets). Specific services provided include key technology areas such as grinding and finishing of gears and gear sets, steel plate processing, heavy welding and custom corrosion protection of components. Our primary focus is on the wind energy industry; however, our Products segment also services mining, construction, oil and gas, and other industrial energy applications.

        The Products segment has undergone a significant expansion in the last two years and reflects the operations of Brad Foote Gear Works, Inc. ("Brad Foote") Tower Tech Systems Inc. ("Tower Tech"), and R.B.A., Inc. ("RBA").

Services

        The Services segment was established upon our acquisition of Energy Maintenance Service, LLC ("EMS") in January 2008 and expanded with our acquisition of Badger Transport, Inc. ("Badger") in

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

1. DESCRIPTION OF THE COMPANY (Continued)

June 2008. This segment specializes in construction, operations and maintenance of and component repair services for the wind industry as well as specialized heavy haul trucking services to installation sites. Services provided include construction and technical support in the erection of wind turbine generators, scheduled and un-scheduled maintenance, fiberglass inspections, general repair and training, and the transportation of oversize/overweight equipment and machinery.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

        These consolidated financial statements include the accounts of Broadwind and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The results of operations of all acquired businesses have been consolidated for all periods subsequent to the date of acquisition.

Reclassifications

        Where appropriate, certain reclassifications have been made to prior years' financial statements to conform to the current year presentation.

Management's Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. ("GAAP") requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reported period. Significant estimates, among others, include revenue recognition, future tax rates, inventory reserves, warranty reserves, stock option fair value, allowance for doubtful accounts, and allocation of purchase price to the fair value of net assets and liabilities acquired in connection with business combinations. Although these estimates are based upon management's best knowledge of current events and actions that we may undertake in the future, actual results could differ from these estimates.

Cash and Cash Equivalents

        Cash and cash equivalents primarily consist of cash balances maintained at financial institutions in all cash accounts. Cash equivalents consist of money market account funds and are generally invested for a short-term duration based upon operating requirements.

Restricted Cash

        Restricted cash consists of cash down payments pertaining to certain contracts, with respect to which the use of such cash is restricted as per the terms of the contract. As of December 31, 2008, we had restricted cash in the amount of $500, which relates to a bailment agreement with a customer. This agreement is scheduled to be completed during 2009.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

        We recognize revenue when the earnings process is complete and when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable, collectability is reasonably assured, and delivery has occurred per the terms of the contract. Customer deposits and other receipts are deferred and recognized when the revenue is realized and earned.

        In some instances, products are sold under terms included in bill and hold sales arrangements that result in different timing for revenue recognition. Assuming all other revenue criteria are met, revenue is recognized upon completion of product manufacture and customer acceptance certificate. The Company has reviewed SEC Staff Accounting Bulletin No. 104 ("SAB 104") and concludes that its revenue recognition policy to be in compliance with SAB 104.

Cost of Sales

        Cost of sales represents all direct and indirect costs associated with the production of products for sale to customers. These costs include operation, repair and maintenance of our equipment, direct and indirect labor and benefit costs, insurance, equipment rentals, freight in, and depreciation. Freight out to customers is classified as a selling expense and is excluded from cost of sales. For the years ended December 31, 2008, 2007 and 2006, freight out was $235, $65 and $7, respectively.

Accounts Receivable

        The Company generally grants uncollateralized credit to customers on an individual basis based upon the customer's financial condition and credit history. Credit is typically on net 30-day terms and customer deposits are frequently required at various stages of the production process to minimize credit risk.

        Historically, our corresponding accounts receivable are highly concentrated to a select number of customers. During the years ended December 31, 2008, 2007 and 2006, sales to three or fewer customers accounted for approximately 72%, 70% and 97%, respectively, of consolidated revenues. In addition, as of December 31, 2008 and 2007, three or fewer customers comprised approximately 61% and 63%, respectively, of our total outstanding accounts receivable balances.

Allowance for Doubtful Accounts

        Based upon past experience and judgment, we establish an allowance for doubtful accounts with respect to account receivables. Our standard allowance estimation methodology considers a number of factors that, based on our collections experience, we believe have an impact on our credit risk and the realizability of our accounts receivable. These factors include individual customer circumstances, history with the Company, and other relevant criteria.

        We monitor our collections and write-off experience to assess whether or not adjustments to our allowance percentage estimates are necessary. Changes in trends in any of the factors that we believe impact the realizability of our accounts receivable, as noted above, or modifications to our credit

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

standards, collection practices and other related policies may impact our allowance for doubtful accounts and our financial results. Bad debt expense for the years ended December 31, 2008, 2007 and 2006 was $1,196, $2,983 and $0, respectively.

Inventories

        Inventories are stated at the lower of cost or market. Any excess of cost over market value is included in the Company's inventory allowance. Market value of inventory, and management's judgment of the need for reserves, encompasses consideration of other business factors including physical condition, inventory holding period, contract terms and usefulness. Inventories are valued based on an average cost method that approximates the first-in, first-out (FIFO) basis.

        Inventories consist of raw materials, work-in-process and finished goods. Raw materials consist of components and parts for general production use. Work-in-process consists of labor and overhead, processing costs, purchased subcomponents and materials purchased for specific customer orders. Finished goods consist of components purchased from third parties as well as components manufactured by the Company that will be used to produce final customer products.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation. Depreciation is recognized using the straight-line method over the estimated useful lives of the related assets for financial reporting purposes and an accelerated method for income tax reporting purposes. Expenditures for additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the useful lives of the respective assets are expensed as incurred. We capitalize interest costs incurred on indebtedness used to construct property, plant and equipment in accordance with the pronouncement provisions of SFAS No. 34, Capitalization of Interest Cost ("SFAS 34"). Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. Interest cost capitalized was $230 and $18 for the years ended December 31, 2008 and 2007, respectively. Property or equipment sold or disposed of is removed from the respective property accounts, with any corresponding gains and losses recorded to other income or expense in our consolidated statement of operations.

Goodwill and Intangible Assets

        Goodwill and intangible assets are reviewed for impairment on at least an annual basis by applying a fair-value-based test. In evaluating the recoverability of the carrying value of goodwill and other intangible assets, we must make assumptions regarding the fair values of our reporting units, as defined under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). Our estimate of the fair value of each of our reporting units is based primarily on projected future operating results and cash flows and other assumptions. The failure of a reporting unit to achieve projected future operating results and cash flows, or adjustments to other valuation assumptions, could change our estimate of reporting unit fair value, in which case we may be required to record an impairment charge related to goodwill and other intangible assets.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Warranty Liability

        Within the Products segment, we provide warranty terms that generally ranges from two to seven years for various products relating to workmanship and materials supplied by the Company. From time to time, customers may submit warranty claims against the Company. In certain contracts, we have recourse provisions for items that would enable recovery from third parties for amounts paid to customers under warranty provisions. As of December 31, 2008 and 2007, our estimated product warranty liability was $890 and $242, respectively, and is recorded within accrued liabilities in our consolidated balance sheets.

Income Taxes

        We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires the recognition of deferred income tax assets and liabilities based upon the income tax consequences of temporary differences between financial reporting and income tax reporting by applying enacted statutory income tax rates applicable to future years to differences between the financial statement carrying amounts and the income tax basis of existing assets and liabilities. SFAS 109 also requires that deferred income tax assets be reduced by a valuation allowance if it is more likely than not that some portion of the deferred income tax asset will not be realized.

        On January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"), which is an interpretation of SFAS 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The initial application of FIN 48 to our tax position had no effect on our results of operations or stockholders' equity.

Derivative Financial Instruments

        We currently use derivative financial instruments in the form of interest rate swaps to minimize the effect of interest rate fluctuations on certain of our outstanding debt and account for our derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") as amended. Our derivative financial instruments are recognized on our consolidated balance sheet at fair value. These derivatives do not qualify for hedge accounting treatment as defined under SFAS 133; accordingly, all respective gains or losses on these derivative financial instruments are reported in other income or expense in our consolidated statements of operations.

Share-Based Compensation

        On January 1, 2006, we adopted the provisions of SFAS No. 123 (revised), Share-Based Payment ("SFAS 123R"). SFAS 123R replaced our previous accounting for share-based awards under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for periods beginning in

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2006. SFAS 123R requires that all share-based payments to employees and non-employee directors, including grants of stock options and shares of non-vested stock, be recognized in the financial statements based on the estimated fair value of the equity or liability instruments issued.

        See Note 20 "Share-Based Compensation" of these notes to our consolidated financial statements for further discussion of our share-based compensation plans, the nature of share-based awards issued under the plans and our accounting for share-based awards.

3. EARNINGS PER SHARE

        The following table presents a reconciliation of basic and diluted earnings per share for the years ended December 31, 2008, 2007 and 2006 as follows:

	For the Year Ended December 31,
	2008	2007	2006
Basic earnings per share calculation:
Net loss to common stockholders	$(25,285)	$(3,362)	$(2,735)
Weighted average of common shares outstanding	89,899	51,535	33,772
Basic net loss per share	$(0.28)	$(0.07)	$(0.08)
Diluted earnings per share calculation:
Net loss to common stockholders	$(25,285)	$(3,362)	$(2,735)
Weighted average of common shares outstanding	89,899	51,535	33,772
Common stock equivalents:
Stock options and non-vested stock awards(1)	—	—	—
Convertible promissory note(2)	—	—	—

Weighted average of common shares outstanding	89,899	51,535	33,772
Diluted net loss per share	$(0.28)	$(0.07)	$(0.08)

(1)
Stock options and restricted stock units granted and outstanding of 2,157,500 and 965,000 as of December 31, 2008 and 2007, respectively, are excluded from the computation of diluted earnings due to the anti-dilutive effect as a result of the Company's net loss for these respective years.

(2)
Common stock equivalents of 685,000 with respect to the conversion feature of the senior subordinated convertible promissory notes outstanding as of December 31, 2007 were excluded from the computation of diluted earnings due to the anti-dilutive effect as a result of the Company's net loss for the year ended December 31, 2007.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

4. BUSINESS ACQUISITIONS

2008 Acquisitions

Energy Maintenance Service, LLC

        On January 16, 2008, the Company acquired all of the outstanding membership interests in EMS, a South Dakota-based company engaged in construction support, engineering and maintenance services for the wind energy industry. The aggregate purchase price was $32,250, excluding $536 of transaction-related costs. The purchase price consisted of $18,429 of cash and 1,629,834 unregistered shares of the Company's common stock at a price per share of $8.48. The Company entered into a registration rights agreement with the former owners of EMS which provides the former owners with demand and piggyback registration rights. The cash portion of the purchase price was financed by a private placement of the Company's common stock. See Note 18 "Stockholders' Equity" for further discussion.

        The following table summarizes the estimated fair values of the EMS assets acquired and liabilities assumed on the date of the acquisition:

Current assets	$4,712
Property and equipment	1,549
Intangible—trade name	1,790
Intangible—customer relationships	24,700
Goodwill	4,561

Total assets acquired	37,312
Current liabilities	(3,545)
Long term liabilities	(981)

Total purchase consideration	$32,786

        The Company may adjust goodwill as necessary as it finalizes purchase price allocations for acquisitions. Typical adjustments include outstanding professional fees and fixed asset valuations. Goodwill of $4,561 and other intangibles of $26,490 are expected to be deductible for income tax purposes over 15 years.

        The Company does not have any contingent payments or commitments in relation to the acquisition of EMS, with the exception of certain stock options that were awarded as a result of the acquisition. Stock options are a share-based compensation expense and are subject to accounting treatment under SFAS No. 123(R) as discussed in Note 20 "Share-based compensation".

Badger Transport, Inc.

        On June 4, 2008, the Company acquired all of the outstanding shares of Badger, a Wisconsin based provider of transportation services for oversized/overweight equipment and machinery, primarily to the wind industry, for an aggregate purchase price of $11,811, excluding $184 of transaction-related acquisition costs. The purchase price consisted of $5,811 of cash and 581,959 unregistered shares of Broadwind common stock at a price per share of $10.31. The Company entered into a registration rights agreement with the former owner of Badger that provides the former owner with limited

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

4. BUSINESS ACQUISITIONS (Continued)

piggyback registration rights. The Company financed the cash portion of the acquisition with cash on hand.

        The following table summarizes the estimated fair values of the Badger assets acquired and liabilities assumed on the date of the acquisition:

Current assets	$1,496
Property and equipment	5,232
Intangible—trade name	370
Intangible—customer relationships	4,380
Intangible—non-compete agreement	1,490
Goodwill	5,154

Total assets acquired	18,122
Current liabilities	(2,178)
Capital lease obligations	(1,052)
Long term debt	(2,544)
Deferred tax liability	(353)

Total purchase consideration	$11,995

        The Company may adjust goodwill as necessary as it finalizes purchase price allocations for acquisitions. Typical adjustments include outstanding working capital, professional fees and fixed asset valuations. Goodwill and intangible assets associated with the purchase of Badger are not expected to be deductible for income tax purposes.

        In connection with the Badger acquisition, the Company was required to fund approximately $4,400 of equipment purchases that Badger had on order for expansion. The Company has funded $4,384 of this commitment which is complete.

2007 Acquisitions

R.B.A. Inc.

        On October 1, 2007, the Company acquired all of the outstanding stock of RBA, a Wisconsin based fabricator of components for energy related industries. The aggregate consideration paid for the RBA acquisition was $5,197, which includes transaction related acquisition costs of $197.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

4. BUSINESS ACQUISITIONS (Continued)

        The following table summarizes the estimated fair values of the RBA assets acquired and liabilities assumed on the date of the acquisition:

Current assets	$1,400
Property and equipment	1,845
Intangible—trade name	120
Intangible—customer relationships	2,020
Other assets	49
Goodwill	2,409

Total assets acquired	7,843
Current liabilities	(1,082)
Deferred tax liabilities	(1,564)

Total purchase consideration	$5,197

        None of the goodwill associated with the purchase of RBA is expected to be deductible for income tax purposes.

Brad Foote Gear Works, Inc.

        On October 19, 2007, the Company acquired all of the outstanding stock of Brad Foote, an Illinois-based manufacturer of gearing systems for the wind turbine, oil and gas and energy-related industries. The aggregate consideration paid for the Brad Foote acquisition was $131,730, which includes $538 of transaction-related acquisition costs.

        Total consideration included $64,146 of the Company's common stock, which was valued based upon a fairness opinion received from an independent valuation firm, as the majority of the Company's stock was held by a limited number of stockholders, and the shares are thinly traded on the OTC Bulletin Board.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on the date of the acquisition:

Current assets	$22,077
Property and equipment	47,853
Intangible—trade name	7,999
Intangible—customer relationships	75,538
Other long-term assets	163
Goodwill	21,239

Total assets acquired	174,869
Current liabilities	(26,292)
Long term liabilities	(16,847)

Total purchase consideration	$131,730

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

4. BUSINESS ACQUISITIONS (Continued)

        Of the $21,239 of goodwill associated with the purchase of Brad Foote, approximately $21,000 is expected to be deductible for income tax purposes.

        The following table represents the consolidated financial information for the Company on a pro forma basis, assuming that the acquisition of Brad Foote, EMS and Badger had occurred as of January 1, 2007. The Company is excluding the pro forma results of the RBA acquisition because the impact of this acquisition is not material to our consolidated results of operations for the year ended December 31, 2007. The historical financial information has been adjusted to give effect to pro forma items that are directly attributable to the acquisition and expected to have a continuing impact on the consolidated results. These items include, among others, adjustments to increase depreciation related to the stepped-up basis in machinery and equipment, adjust inventory to fair market value, record amortization of intangible assets, increase interest expense for certain long-term notes payable, and reclassify certain items to conform to the Company's financial reporting presentation. Additionally, the following table sets forth unaudited financial information and has been compiled from historical financial statements and other information, but is not necessarily indicative of the results that actually would have been achieved had the transactions occurred on the dates indicated or that may be achieved in the future.

	For the Year Ended December 31,
	2008			2007
	As reported	Pro-forma adjustments (Unaudited)	Pro-forma (Unaudited)	As reported	Pro-forma adjustments (Unaudited)	Pro-forma (Unaudited)
Revenues	$217,321	$5,710	$223,031	$29,804	$95,565	$125,369
Net loss	(25,285)	(1,826)	(27,111)	(3,362)	(6,501)	(9,863)
Loss per share
Basic and diluted	$(0.28)	$(0.02)	$(0.30)	$(0.07)	$(0.12)	$(0.19)

5. RECENT ACCOUNTING PRONOUNCEMENTS

SFAS 141(R)

        In December 2007, the FASB issued SFAS No. 141R, Business Combinations ("SFAS 141R"), which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for fiscal years beginning after December 15, 2008. Early adoption is not permitted. SFAS 141R is to be applied prospectively to business combinations for which the acquisition date in on or after the first reporting period beginning on or after December 15, 2008. The adoption of this standard is not anticipated to have a material impact on our financial position, results of operations, or cash flows.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

5. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

SFAS 157-2

        In February 2008, the FASB issued FASB Staff Position No. 157-2 ("FSP 157-2"), which delayed the effective date by which companies must adopt certain provisions of SFAS No. 157, Fair Value Measurements ("SFAS 157"). FSP 157-2 defers the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of this standard is not anticipated to have a material impact on our financial position, results of operations, or cash flows.

SFAS 161

        In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities ("SFAS 161"). This statement is intended to enhance required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities; and (c) derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. We are currently evaluating the effect of adoption of SFAS 161, but do not presently believe that it will have a material effect on our consolidated financial position or results of operations.

SFAS 162

        In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. We do not expect any significant changes to our financial accounting and reporting as a result of the issuance of SFAS 162.

6. CASH AND CASH EQUIVALENTS

        Cash and cash equivalents were $15,253 and $5,782 as of December 31, 2008 and 2007, respectively. Cash and cash equivalents as of December 31, 2008 consisted of cash in operating accounts of $8,006 and $7,247 in money market account funds, compared to cash in money market account funds of $5,782 as of December 31, 2007.

        The Company's policy is to invest excess cash into money market account funds, which are generally of a short-term duration based upon operating requirements. Income earned on these investments is recorded to interest income in our consolidated statements of operations. For the years ended December 31, 2008, 2007 and 2006, interest income was $584, $400 and $0, respectively. Additionally, the Company is currently evaluating its risk management policies in terms of the potential impact of any significant credit risk associated with cash deposits at various financial institutions which are in excess of federally insured amounts.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

7. ALLOWANCE FOR DOUBTFUL ACCOUNTS

        The activity in the accounts receivable allowance for the years ended December 31, 2008, 2007 and 2006 consists of the following:

	For the Year Ended December 31,
	2008	2007	2006
Balance at beginning of year	$2,983	$—	$—
Bad debt expense	1,196	156	—
Write-offs	(2,899)	—	—
Other(1)	224	2,827	—

Balance at end of year	$1,504	$2,983	$—

(1)
Other represents opening balance sheet allowances for doubtful accounts as part of the acquisitions of EMS and Badger in January 2008 and June 2008, respectively and Brad Foote in 2007.

8. INVENTORIES

        Inventories are stated at the lower of cost or market value and primarily consist of raw material, work-in-process, and finished goods. Work-in-process consists of labor and overhead, processing costs, purchased subcomponents and materials purchased for specific customer orders. Finished goods consist of components purchased from third parties as well as components manufactured by the Company that will be used to produce final customer products.

        The components of inventories as of December 31, 2008 and 2007 are summarized as follows:

	As of December 31,
	2008	2007
Raw materials	$16,429	$4,230
Restricted raw material(1)	9,936	—
Work-in-process	16,226	8,976
Finished goods	401	873

	42,992	14,079
Less: Reserve for excess and obsolete inventory	(1,097)	(1,096)

Net inventories	$41,895	$12,983

(1)
In December, 2008, Tower Tech entered into an agreement pursuant to which it agreed to convey to a customer ownership of certain raw materials (the "Bailment Materials") that Tower Tech had acquired for use in constructing wind turbine towers for such customer, in exchange for the release of a down payment of $9,936 paid by the customer pursuant to the terms of a purchase order. In connection with the transaction, the customer caused the release/cancellation of a letter of credit securing the down-payment (the "L/C") in

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

8. INVENTORIES (Continued)

  order for the cash being held by the L/C issuer as security for the L/C to be released to Tower Tech. The customer also granted Tower Tech a security interest in a portion of the Bailment Materials in the event the purchase order is not fully performed by the customer for any reason other than the breach or default of Tower Tech. Tower Tech issued a new performance letter of credit in the amount of $500 as a guarantee of complete performance by Tower Tech of its obligations under the purchase order. The Bailment Materials continue to be held by Tower Tech as a bailment for the sole and exclusive benefit and use of the customer, and are intended to be used by Tower Tech for construction of the wind turbine towers for such customer under the purchase order. As a result of this transaction, $9,436 was released from restricted cash and made available for other purposes.

9. PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost less accumulated depreciation. Depreciation is recognized using the straight-line method over the estimated useful lives of the related assets for financial reporting purposes and an accelerated method for income tax reporting purposes. Expenditures for additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the useful lives of the respective assets are expensed as incurred. The Company capitalizes interest costs incurred on indebtedness used to construct property, plant and equipment in accordance with the pronouncement provisions of SFAS No. 34, Capitalization of Interest Cost ("SFAS 34"). Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. Interest cost capitalized was $230 and $18 for the years ended December 31, 2008 and 2007, respectively. Property or equipment sold or disposed of is removed from the respective property accounts, with any corresponding gains and losses recorded to other income or expense in our consolidated statement of operations.

        The cost basis and estimated lives of property and equipment as of December 31, 2008 and 2007 are as follows:

	As of December 31,
	2008	2007	Life
Land	$2,556	$15
Buildings	6,456	4,018	39 years
Machinery and equipment	94,019	51,332	5 - 10 years
Office furniture and equipment	1,641	640	3 - 20 years
Leasehold improvements	2,052	1,919	Asset life or life of lease
Construction in progress	51,004	3,442

	157,728	61,366
Less-accumulated depreciation	(13,021)	(2,476)

	$144,707	$58,890

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

10. GOODWILL AND INTANGIBLE ASSETS

        Changes in the carrying value of goodwill during the years ended December 31, 2008 and 2007 are as follows:

	Products segment	Services segment	Total
Goodwill balance as of December 31, 2006	$—	$—	$—
Goodwill related to acquisitions	27,611	—	27,611

Goodwill balance as of December 31, 2007	27,611	—	27,611

Purchase accounting adjustments	(3,963)	—	(3,963)
Goodwill related to acquisitions	—	9,715	9,715
Impairment charge	(2,409)	—	(2,409)

Goodwill balance as of December 31, 2008	$21,239	$9,715	$30,954

        The increase in goodwill in 2008 in the Services segment is related to the acquisition of Badger and EMS. The negative adjustment in the Products segment relates to purchase price allocation adjustments recorded in connection with the acquisition of Brad Foote in October 2007. These adjustments were recorded during 2008 to adjust the fair value of certain machinery and equipment, to record additional acquisition-related costs, and to adjust the purchase price.

        The increase in goodwill in 2007 in the Products segment is related to the acquisition of Brad Foote. See Note 4 "Business Acquisitions" of these notes to our consolidated financial statements for further discussion of these respective acquisitions.

        Since our adoption of the provisions of SFAS 142, Goodwill and Other Intangible Assets, we perform our annual impairment test of goodwill as of October 31 of each year, or more frequently when events or circumstances indicate that the carrying value of the Company's assets may not be recovered. The Company tests intangible assets for impairment only when events or circumstances indicate that the carrying value of these assets may be impaired. During the fourth quarter of 2008, we performed our annual impairment test of goodwill. Our analysis indicated that the goodwill attributable to our RBA subsidiary was impaired as a result of a projected decline in the discounted cash flows in RBA's results of operations. Our analysis indicated that projected fair value of RBA assets did not exceed the carrying value of RBA's net assets. Our method in determining the fair value was based upon our estimate of the projected future discounted cash flows of our reporting units. As a result, we recorded a goodwill impairment charge of $2,409 during the fourth quarter to our Products segment. The impairment charge was recorded to operating expenses in our consolidated statement of operations for the year ended December 31, 2008.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

10. GOODWILL AND INTANGIBLE ASSETS (Continued)

        As of December 31, 2008 and 2007, the cost basis, accumulated amortization and net book value of intangible assets were as follows

	December 31, 2008			December 31, 2007
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Intangible assets:
Customer relationships	$106,638	$(11,939)	$94,699	$77,558	$(1,573)	$75,985
Trade names	10,279	(585)	9,694	8,119	(82)	8,037
Noncompete agreements	1,490	(290)	1,200	—	—	—

Intangible assets	$118,407	$(12,814)	$105,593	$85,677	$(1,655)	$84,022

        The increase in intangible assets in 2008 is related to the acquisition of Badger and EMS. See Note 4 "Business Acquisitions" of these notes to our consolidated financial statements for further discussion of these respective acquisitions.

        Intangible assets are amortized on a straight-line basis over their estimated useful lives, which range from 3 to 20 years. Amortization expense was $11,159, $1,750 and $21 for the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008, estimated future amortization expense is as follows:

2009	$12,996
2010	12,996
2011	12,706
2012	12,499
2013	12,499
2014 and thereafter	41,897

Total	$105,593

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

11. ACCRUED LIABILITIES

        Accrued liabilities as of December 31, 2008 and 2007 consisted of the following:

	December 31,
	2008	2007
Accrued operating expenditures	$1,110	$4,217
Accrued payroll and benefits	3,631	1,894
Accrued capital expenditures	2,204	—
Reimbursement due under Brad Foote purchase agreement	—	5,171
Accrued warranty	890	242
Accrued other	2,551	933

Total accrued liabilities	$10,386	$12,457

12. DEBT AND CREDIT AGREEMENTS

        The Company's outstanding debt balances as of December 31, 2008 and 2007 consist of the following(1):

	December 31,
	2008	2007
Lines of credit	$10,831	$8,327
Term loans and notes payable	28,012	22,426
Related party note	—	25,000

	38,843	55,753
Less—Current portion	(13,051)	(38,133)

Long-term debt, net of current maturities	$25,792	$17,620

        As of December 31, 2008, future annual principal payments of our outstanding debt obligations are as follows(1):

2009	$13,051
2010	14,819
2011	9,492
2012	506
2013	975

Total	$38,843

(1)
The tables above reflect the revised maturity dates related to credit agreements amended on March 13, 2009, as further described below and in Note 24 "Subsequent Events".

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

12. DEBT AND CREDIT AGREEMENTS (Continued)

Credit Facilities

Brad Foote

        In connection with our acquisition of Brad Foote in October 2007, the Company assumed approximately $25,500 of outstanding senior debt and available lines of credit, including the following loans that Brad Foote had obtained from Bank of America, formerly known as LaSalle Bank National Association ("BOA"), pursuant to a Loan and Security Agreement dated as of January 17, 1997 (as previously amended and/or stated, the "Loan Agreement"): (i) a $10,000 (now $4,000) revolving line of credit loan (the "Revolving Loan"); (ii) a consolidated term loan in the original principal sum of approximately $7,900 (the "Term Loan"); (iii) an $11,000 non-revolving equipment line of credit loan (the "Equipment Loan"); and (iv) a $9,000 non-revolving equipment line of credit loan with a term conversion feature (the "Equipment Loan No. 2"). The promissory notes evidencing the Revolving Loan, the Term Loan, The Equipment Loan and the Equipment Loan No. 2 are referred to collectively below as the "BOA Notes". As described more fully below, 1309 South Cicero Avenue, LLC, a Delaware limited liability company ("1309") and 5100 Neville Road, LLC, a Delaware limited liability company ("5100") each a wholly-owned subsidiary of Brad Foote) subsequently executed a Term Note with BOA in the amount of $2,075 dated January 31, 2008 (as previously amended and/or restated, the "Subsidiary Note").

        The Revolving Loan, which was originally scheduled to mature on June 30, 2008, had approximately $5,700 outstanding at closing of the Brad Foote acquisition, with $4,000 outstanding at December 31, 2008. The Revolving Loan was extended on September 29, 2008 to a maturity date of January 15, 2009, and further extended on January 16, 2009 to a maturity date of March 15, 2009. Interest on the Revolving Loan is payable monthly. The Term Loan, which matures on January 31, 2011, had approximately $5,300 outstanding at closing of the Brad Foote acquisition, with $3,291 outstanding at December 31, 2008, and requires monthly principal and interest payments. The monthly amount of principal due on the Term Loan is $132. The Equipment Loan had approximately $10,000 outstanding at closing of the Brad Foote acquisition, with $7,333 outstanding at December 31, 2008. The Equipment Loan included an option to convert the obligation to a term note on April 29, 2007. This conversion was effected, making the outstanding principal balance of the Equipment Loan payable in monthly principal installments of $183 commencing on May 31, 2007, maturing on April 30, 2012. Interest accrues on the outstanding balance of the converted term loan. The Equipment Loan No. 2, which matures on June 30, 2013, had approximately $4,500 outstanding at closing of the Brad Foote acquisition, with $8,138 outstanding at December 31, 2008. The Equipment Loan No. 2 included an option to convert the obligation to a term note, which conversion was effected. Interest on the Equipment Loan No. 2 was payable monthly until June 30, 2008, at which point Brad Foote began making monthly principal payments of $150 plus interest, which accrues on the outstanding balance of the Equipment Loan No. 2. Pursuant to the Omnibus Amendment described below, for interest periods beginning after January 20, 2009, the interest rate payable under the BOA Notes and under the Subsidiary Note is equal to the greater of (A) the rate per annum equal to the British Bankers Association LIBOR Rate plus five percent (5%) and (B) six percent (6%) (the "Current Interest Rate").

        On September 29, 2008, Brad Foote entered into a thirty-first amendment to the Loan Agreement with BOA. Pursuant to such amendment, Brad Foote had an obligation to pay down $3,000 of the

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

12. DEBT AND CREDIT AGREEMENTS (Continued)

outstanding principal amount under the Revolving Loan by September 30, 2008, and made the required payment of such amount on October 1, 2008. Brad Foote received a waiver from BOA with respect to the required payment. Additionally, the Company failed compliance with two of its covenants, specifically its EBITDA coverage ratio and its cash flow coverage ratio calculations. The Company obtained a waiver from BOA of these covenant violations as of September 30, 2008.

        On December 9, 2008, Brad Foote entered into a thirty-second amendment to the Loan Agreement with BOA (the "Loan Agreement Amendment"). In connection with the Loan Agreement Amendment, Brad Foote and BOA also entered into an Amended and Restated Renewal Revolving Note and Note Modification Agreements pertaining to the BOA Notes (together, the "Additional Loan Agreements"). Under the terms of the Loan Agreement Amendment and the Additional Loan Agreements, Brad Foote and BOA agreed (i) to permanently reduce the amount of the Revolving Loan from $10,000 to $7,000, (ii) to waive Brad Foote's violation of the covenants concerning EBITDA coverage ratio and cash flow coverage ratio calculations set forth in the Loan Agreement (the "Loan Agreement Covenants"), (iii) to modify the interest rate charged on the BOA Notes to equal "Adjusted LIBOR," generally defined as the rate at which U.S. dollar deposits in a comparable amount are offered generally in the London Interbank Eurodollar market plus 2.5 percent (pursuant to the Omnibus Amendment described below, such interest rate was subsequently revised to equal the Current Interest Rate), (iv) that Brad Foote pay down $3,000 of the outstanding balance on the Revolving Loan from a loan with the Company and (v) that Brad Foote pay to BOA a covenant waiver fee in the amount of $25. Under the terms of the Loan Agreement Amendment and the Additional Loan Agreements, BOA waived Brad Foote's violation of the Loan Agreement Covenants for the nine-month period ended September 30, 2008.

        On January 16, 2009, Brad Foote, 1309 and 5100 entered into an Omnibus Amendment Agreement dated January 15, 2009 (the "Omnibus Amendment") with BOA, further amending the Loan Agreement. Among other things, the Omnibus Amendment provided that (i) BOA waive Brad Foote's violation of the Loan Agreement Covenants for the period from December 31, 2008 up to but not including January 20, 2009, (ii) the maximum amount that Brad Foote may borrow under the note evidencing the Revolving Loan is $4,000, (iii) the termination date of the Loan Agreement be extended to March 15, 2009 (or such earlier time upon which the note evidencing the Revolving Loan becomes due and payable), (iv) that for interest periods beginning after January 20, 2009, the interest rate payable for the BOA Notes and for the Subsidiary Note be equal to the Current Interest Rate, (v) Brad Foote's financial covenants and events of default be amended and restated and (vi) Brad Foote pay BOA an amendment and waiver fee in the amount of $25, as well as all reasonable fees and expenses of BOA incurred in connection with the drafting, negotiation, execution, delivery and effectiveness of the Omnibus Amendment.

        In connection with the Omnibus Amendment, Brad Foote, 1309, 5100, the Company and BOA entered into additional agreements on January 16, 2009, including (i) a Pledge Agreement pursuant to which the Company granted BOA a first priority security interest in all shares of stock of Brad Foote and all indebtedness to the Company and any promissory notes and/or instruments representing such indebtedness, (ii) an Unconditional Guaranty executed by the Company in favor of BOA, whereby the Company guaranteed the payment of Brad Foote's indebtedness under the Loan Agreement and certain other loan documents, certain agreements designed to protect 1309 and 5100 against

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

12. DEBT AND CREDIT AGREEMENTS (Continued)

fluctuations in interest rates, currency exchange rates or commodity prices and any treasury management services provided to 1309 and/or 5100 by BOA or any affiliate of BOA, (iii) an Unconditional Guaranty executed by each of 1309 and 5100 in favor of BOA, whereby each of 1309 and 5100 guarantees the payment of Brad Foote's indebtedness under the Loan Agreement and (iv) mortgages from 1309, 5100 and Brad Foote to BOA, each of (i) through (iv) above dated as of January 15, 2009.

        On March 13, 2009, Brad Foote, 1309 and 5100 entered into the Second Omnibus Amendment with BOA, further amending the Loan Agreement, and, in connection therewith, the Company, 1309 and 5100 entered into the Reaffirmation. Among other things, the Second Omnibus Amendment further amended and restated certain financial covenants under the Loan Agreement and set forth certain additional covenants, including a minimum monthly cumulative EBITDA covenant for Brad Foote. The Second Omnibus Amendment also provided that (i) BOA waive Brad Foote's violation of the minimum EBITDA covenant for the period ending December 31, 2008, (ii) Brad Foote pay to BOA $1,500 of the amount outstanding on the Revolving Loan ($500 of which was paid by the Company on behalf of Brad Foote) and that the maturity date of the Revolving Loan be extended to January 15, 2011, (iii) the Revolving Loan be amortized pursuant to monthly payments, (iv) BOA's revolving credit commitment under the Loan Agreement be terminated, resulting in BOA having no obligation to make revolving loans to Brad Foote under the Loan Agreement, (v) the maturity dates of the Equipment Note, Equipment Note No. 2 and Subsidiary Note be shortened to December 31, 2011 and (vi) Brad Foote pay BOA an extension fee on a monthly basis through the end of 2009.

        The Loan Agreement states that the Revolving Loan, Term Loan, Equipment Loan and Equipment Loan No. 2 are secured by all of the assets of Brad Foote and that Brad Foote must maintain insurance on the collateral. The Loan Agreement requires Brad Foote to comply with standard covenants, including financial covenants relating to ratios of cash flow coverage and senior debt to EBITDA, to provide monthly financial reporting and to submit our annual audited financial statements to BOA at the close of each fiscal year. Each of the Revolving Loan, Term Loan, Equipment Loan and Equipment Loan No. 2 become immediately due and payable upon breach of any covenants or representations made by Brad Foote in the Loan Agreement and upon other customary events of default.

        In addition to the covenants described in the preceding paragraph, covenants contained in the Loan Agreement include restrictions on Brad Foote's ability to make distributions or dividends, incur indebtedness or make subordinated debt payments, as well as limitations on Brad Foote's ability to make capital expenditures, any of which could ultimately affect our ability to undertake additional debt or equity financing.

        On December 31, 2008, Brad Foote entered into an agreement with a vendor whereby, amongst other provisions, it agreed to a payment schedule for certain equipment ordered from such vendor in the amount of $2,784. This amount is included in notes payable on the Company's Consolidated Balance Sheet as of December 31, 2008. The note requires a monthly payment of $232, bears an interest rate of six percent and matures in December 2009.

        As further described in Note 19 "Related Party Transactions," in February 2008, Brad Foote purchased two real estate parcels, located in Cicero, Illinois and Pittsburg, Pennsylvania, and assumed

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

12. DEBT AND CREDIT AGREEMENTS (Continued)

related debt, the balance of which was $1,695, and is included in debt on the Company's Consolidated Balance Sheet at December 31, 2008. The notes require monthly payments of $36, and as of March 13, 2009, bear an interest rate of of Libor plus 5% or six percent, whichever is greater, and matures in December 2011.

Tower Tech

        In October 2007, Tower Tech obtained a secured line of credit (the "ICB Line") from Investors Community Bank ("ICB") in the amount of $2,500, which was increased to $5,500 on March 21, 2008. As of December 31, 2008, Tower Tech had drawn $4,664 on the ICB Line. The ICB Line is secured by substantially all of the assets of Tower Tech and RBA. Draws on the ICB Line bear interest at a variable rate equal to the greater of (A) 4.25% or (B) 1.75% above "The Previous Month Average 30 Day Libor Rate published in The Wall Street Journal". Pursuant to a Commercial Debt Modification Agreement dated as of October 22, 2008, Tower Tech and ICB extended the maturity date of the ICB Line to April 22, 2009. In connection with the extension, Broadwind provided re-executed guaranties to ICB for all debt owed by each of Tower Tech and RBA to ICB. In addition, Tower Tech re-executed its guaranty for debts owed by RBA to ICB, and RBA re-executed its guaranty for debts owed to ICB by Tower Tech. We anticipated that each of Tower Tech and RBA would be in violation of certain financial covenants relating to net worth and debt to net worth ratio as of December 31, 2008. Tower Tech and RBA each received waivers on December 29, 2008 from ICB for the anticipated violations. On March 13, 2009, ICB extended the maturity date of the ICB Line to March 13, 2010 (the "ICB Line Extension Agreement"). Pursuant to the ICB Line Extension Agreement, Tower Tech agreed to establish new financial covenants with respect to minimum debt service coverage ratio and minimum tangible net worth. Tower Tech also agreed to retain their primary deposit accounts with ICB and that no additional loans or leases be entered into by Tower Tech without the prior approval of ICB.

RBA

        On April 7, 2008, RBA executed four (4) promissory notes in favor of ICB (the "ICB Notes"), in the aggregate principal amount of approximately $3,781, as follows: (i) term note in the maximum principal amount of approximately $421, bearing interest at a per annum rate of 6.85%, with a maturity date of October 5, 2012; (ii) term note in the maximum principal amount of $700, bearing interest at a per annum rate of 5.65%, with a maturity date of April 25, 2013; (iii) term note in the maximum principal amount of $928, bearing interest at a per annum rate of 5.65%, with a maturity date of April 25, 2013; and (iv) line of credit note in the maximum principal amount of $1,732, bearing interest at a per annum rate of 4.48% until May 1, 2008 and thereafter at "The Previous Month Average 30 Day Libor Rate published in The Wall Street Journal", with a maturity date of April 5, 2009 ("the Line of Credit Note"). The ICB Notes provide for multiple advances, and are secured by substantially all of the assets of RBA. As of December 31, 2008, the total amount of indebtedness outstanding under the ICB Notes was $3,564. On March 13, 2009, ICB extended the maturity date of the Line of Credit Note to March 13, 2010 (the "ICB Note Extension Agreement"). Pursuant to the ICB Note Extension Agreement, RBA agreed to establish new financial covenants with respect to minimum debt service coverage ratio and minimum tangible net worth. RBA also agreed to retain their primary

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

12. DEBT AND CREDIT AGREEMENTS (Continued)

deposit accounts with ICB and that no additional loans or leases be entered into by RBA without the prior approval of ICB.

EMS

        On January 16, 2008, we assumed approximately $2,500 of outstanding senior debt in connection with our acquisition of EMS. The debt comprised of various loans, maturing on dates from May 2008 to April 2013. In September 2008, EMS paid all outstanding term notes due to DNB National Bank in the amount of $2,425, which included accrued interest of $5.

Badger

        On March 9, 2006, Badger executed a secured promissory note payable to Dairyman's State Bank in the principal amount of approximately $134, bearing interest at a per annum rate of 9.25%, with a maturity date of March 9, 2011; this loan had approximately $68 outstanding as of December 31, 2008, and requires monthly principal and interest payments. On October 27, 2008, Badger executed a secured promissory note payable to First National Bank ("FNB") in the principal amount of approximately $109, bearing interest at a per annum rate of 6.75%, with a maturity date of September 27, 2009; this loan had approximately $89 outstanding at December 31, 2008 and requires monthly principal and interest payments. On June 20, 2008, Badger executed a secured promissory note payable to FNB for a revolving line of credit (the "FNB Line") in the maximum principal amount of approximately $488, bearing interest at a per annum rate equal to the greater of (A) 5.0% and (B) 1.0% over the prime rate from time to time, with a maturity date of June 20, 2009; this loan had approximately $467 outstanding at December 31, 2008 and requires monthly principal and interest payments.

        Badger has also entered into various equipment notes and other debt agreements with monthly payment amounts ranging from $1 to $12, various interest rates ranging from 7.7% to 9.3%, and maturity dates in 2010 through 2013. The total amount of these notes at December 31, 2008 was $1,984, and is included within debt on the Company's Consolidated Balance Sheet.

Summary of Term Loans and Notes Payable

        As of December 31, 2008, we had outstanding term loans and notes payable totaling $28,012. These term loans and notes payable were used to finance building, equipment and vehicle expenditures and were primarily attributable to the assumption of debt as part of our acquisitions completed during 2007 and 2008. In addition to the term loans and notes payable specifically described above, the Company also has outstanding various other term loans and notes payable primarily associated with the purchase of equipment and vehicles. Of the $28,012 in outstanding term loans and notes payable, approximately $7,466 had a fixed interest rate and $20,547 had a floating interest rate primarily based on the prime rate of interest less one percentage point. The weighted average interest rate for all outstanding term loans and note payable was 3.30%, and the weighted average maturity was approximately 3.4 years.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

12. DEBT AND CREDIT AGREEMENTS (Continued)

Related party note

        These notes to our consolidated financial statements make reference herein below to the following parties: Tontine Capital Partners, L.P. ("TCP"), Tontine Partners, L.P. ("TP"), Tontine Overseas Fund Ltd., ("TOF"), Tontine Capital Overseas Master Fund, L.P. ("TMF") and Tontine 25 Overseas Master Fund L.P. ("T25" and collectively with TMF, TCP, TP, TOF, TMF and their affiliates, "Tontine").

        During 2007, in connection with our acquisition of Brad Foote in October 2007, we issued to TP, TMF and TOF senior subordinated convertible promissory notes in the aggregate principal amount of $25,000 (the "Notes"). Pursuant to their terms, the Notes were to accrue interest at 9.5% per annum until July 19, 2008 and 13.5% thereafter and were to mature on October 19, 2010. Under the terms of the Notes, Broadwind was required to pay 10% of the original principal amount on the first anniversary of issuance, 40% of the original principal amount on the second anniversary of issuance and the remaining outstanding balance on the third anniversary of issuance. Pursuant to the respective notes, each Note holder had the right to convert the outstanding principal of its Note into newly issued shares of our common stock at a conversion rate of $7.50 per share (the "Conversion Rights"). The Conversion Rights became effective January 19, 2008, and were fully exercised on April 24, 2008 by TP, TOF and TMF, who received an aggregate of 3,333,332 shares of Broadwind common stock, which represented $25,000 in outstanding principal as of the conversion date. At that time Broadwind also paid $1,223 worth of related accrued interest on the Notes with cash.

        See Note 18 "Stockholders' Equity" of the notes to our consolidated financial statements for further discussion regarding transactions between the Company and Tontine. See Note 19 "Related Party Transactions" for further discussion regarding transactions between the Company and other related parties.

13. LEASES

        The Company leases various property and equipment under operating lease arrangements. Lease terms generally range from 2 to 15 years with renewal options for extended terms. We are required to make additional payments under certain property leases for taxes, insurance and other operating expenses incurred during the operating lease period. Rental expense for the years ended December 31, 2008, 2007 and 2006 was $3,090, $611 and $400, respectively.

        In addition, we have also entered into capital lease arrangements to finance property and equipment and assumed capital lease obligations in connection with certain acquisitions. The cost basis and accumulated depreciation of assets recorded under capital leases, which are included in property and equipment, are as follows as of December 31, 2008 and 2007:

	December 31,
	2008	2007
Cost	$6,592	$1,589
Accumulated depreciation	(507)	(25)

Net book value	$6,085	$1,564

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

13. LEASES (Continued)

        Depreciation expense recorded in connection with assets recorded under capital leases was $482, $25 and $0 for the years ended December 31, 2008, 2007 and 2006, respectively.

        As of December 31, 2008, future minimum lease payments under capital leases and operating leases are as follows:

	Capital Leases	Operating Leases	Total
2009	$1,315	$3,537	$4,852
2010	1,167	3,291	4,458
2011	1,128	3,095	4,223
2012	963	3,112	4,075
2013	760	2,402	3,162
2014 and thereafter	—	7,464	7,464

Total	5,333	$22,901	$28,234

Less—portion representing interest at a weighted average annual rate of 8.89%	(834)

Principal	4,499
Less—current portion	(978)

Capital lease obligations, noncurrent portion	$3,521

14. COMMITMENTS AND CONTINGENCIES

Customer disputes

        During 2008, the Company was involved in a pricing dispute with a customer, which included accumulated unpaid accounts receivable balances totaling approximately $2,249. The Company and the customer have reached a tentative resolution on this matter, which resulted in a write-off of these accounts receivable balances during the fourth quarter of 2008.

Purchase commitments

        Tower Tech has issued building and equipment purchase commitments associated with the construction of new wind tower manufacturing facilities located in Brandon, South Dakota and Abilene, Texas totaling approximately $12,711. These purchase commitments are scheduled to be completed in 2009.

        During 2007, Brad Foote entered into a purchase contract for equipment with a foreign vendor. During the year ended December 31, 2007, Brad Foote recorded a net foreign currency loss of $15 due to the decline in the value of the U.S. Dollar relative to the Euro. The commitment was converted from Euros to U.S. dollars during the quarter ended September 30, 2008, and no further foreign currency exposure exists with regard to this commitment. On December 31, 2008, the purchase agreement was amended to cancel certain previously agreed upon purchase commitments. As part of this amended purchase agreement, the Company agreed to equipment purchases totaling $3,674, of which $978 was paid as a down payment and the remaining $2,784 in principal plus accrued interest at 6% per annum is to be paid in twelve equal monthly installments through December 2009. The

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

14. COMMITMENTS AND CONTINGENCIES (Continued)

Company has accounted for this purchase agreement as a promissory note and it is included in lines of credit and notes payable in the current liabilities section of our consolidated balance sheets as of December 31, 2008.

Legal proceedings

        The Company is subject to legal proceedings in the normal course of business. We periodically evaluate the need to record liabilities in connection with loss contingencies, including, but not limited to, settlement of legal proceedings and regulatory compliance matters. In accordance with SFAS No. 5, Accounting for Contingencies, we accrue for costs related to loss contingencies when such costs are probable and reasonably estimable.

Environmental compliance and remediation liabilities

        Our operations and products are subject to a variety of environmental laws and regulations in the jurisdictions in which we operate and sell products governing, among other things, air emissions, wastewater discharges, the use, handling and disposal of hazardous materials, soil and groundwater contamination, employee health and safety, and product content, performance and packaging. Also, certain environmental laws can impose the entire or a portion of the cost of investigating and cleaning up a contaminated site, regardless of fault, upon any one or more of a number of parties, including the current or previous owner or operator of the site. These environmental laws also impose liability on any person who arranges for the disposal or treatment of hazardous substances at a contaminated site. Third parties may also make claims against owners or operators of sites and users of disposal sites for personal injuries and property damage associated with releases of hazardous substances from those sites.

        In September 2007, Tower Tech received a notice of violation from the Wisconsin Department of Natural Resources ("WDNR") stating that Tower Tech was in violation of several provisions of the state's air pollution laws and regulations in connection with the construction and operation of two new paint booths at its Manitowoc, Wisconsin facility. Tower Tech has entered into negotiations with the WDNR, and currently the WDNR is seeking only monetary penalties and no other relief.

Other

        Approximately 32% of our employees are covered by two collective bargaining agreements with local unions. These agreements are scheduled to expire in October 2009 and February 2010.

15. DERIVATIVE FINANCIAL INSTRUMENTS

        As part of our acquisition of Brad Foote in October 2007, the Company assumed two interest rate swap agreements. These swap agreements are intended to minimize the impact of interest rate fluctuations on certain debt instruments. Interest rate swap agreements involve exchanges of fixed or floating rate interest payments periodically over the life of the agreement without the exchange of the underlying principal amounts. Under the provisions of SFAS 133, all derivatives are measured at fair value and recognized as either assets or liabilities on the Company's balance sheet. The accounting for changes in the fair value of a derivative is dependent upon the use of the derivative and its resulting

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

15. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

designation. Unless specific hedge accounting criteria are met, changes in fair value must be recognized currently in earnings. The Company's interest rate swaps do not qualify for hedge accounting under SFAS 133. Therefore, the Company is required to recognize the swap at its fair market value and record the fluctuations in the fair value of the swap in current earnings. The unrealized loss related to these fluctuations was approximately $194 and $153 for the years ended December 31, 2008 and 2007, respectively. The fair market value of the interest rate swaps of $582 and $388 is recorded as a long-term liability as of December 31, 2008 and 2007, respectively.

16. FAIR VALUE MEASUREMENTS

        Effective January 1, 2008, the Company implemented SFAS No. 157, "Fair Value Measurements" ("SFAS 157") related to its financial assets and liabilities, which defines fair value, establishes a framework for its measurement, and expands disclosures about fair value measurements. The adoption of SFAS 157 did not have an impact on the measurement of the Company's financial assets and liabilities, but did result in additional disclosures.

        In 2007, the FASB issued FASB Staff Position FAS 157-2 ("FSP 157-2"), which provided a one year deferral for the implementation of SFAS 157 for non-financial assets and liabilities measured at fair value that are recorded or disclosed on a non-recurring basis. The Company elected to apply the FSP 157-2 deferral, and accordingly, will not apply SFAS 157 to its goodwill impairment testing, intangibles impairment testing, other long-lived assets, and non-financial assets or liabilities measured at fair value in business acquisitions, until 2009. The Company is still evaluating the financial statement impact of the implementation of SFAS 157 for our non-financial assets and liabilities.

        SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., exit price) in an orderly transaction between market participants at the measurement date. SFAS 157 requires disclosures that categorize assets and liabilities measured at fair value into one of three different levels depending on the assumptions (i.e., inputs) used in the valuation. Level 1 provides the most reliable measure of fair value while Level 3 generally requires significant management judgment. Financial assets and liabilities are classified in their entirety based on the lowest level of input significant to the fair value measurement. The SFAS 157 fair value hierarchy is defined as follows:

        Level 1—Valuations are based on unadjusted quoted prices in active markets for identical assets or liabilities.

        Level 2—Valuations are based on quoted prices for similar assets or liabilities in active markets, or quoted prices in markets that are not active for which significant inputs are observable, either directly or indirectly.

        Level 3—Valuations are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management's best estimate of what market participants would use in valuing the asset or liability at the measurement date.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

16. FAIR VALUE MEASUREMENTS (Continued)

        The following table represents the fair values of the Company's financial liabilities:

	As of December 31, 2008
	Level I	Level II	Level III	Total
Liabilities:
Interest rate swaps	$—	$582	$—	$582
Fixed interest rate debt obligations		7,438		7,438

Total liabilities at fair value	$—	$8,020	$—	$8,020

        Effective January 1, 2008, the Company implemented SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"), which allows companies the option to report selected financial assets and financial liabilities at fair value. The adoption of SFAS 159 had no impact on our consolidated financial statements.

17. INCOME TAXES

        The Company accounts for income taxes pursuant to SFAS No. 109, which provides for an asset and liability approach to accounting for income taxes. Deferred tax assets and liabilities represent the future tax consequences of the differences between the financial statement carrying amounts of assets and liabilities versus the tax basis of assets and liabilities. Under this method, deferred tax assets are recognized for deductible temporary differences, and operating loss and tax credit carryforwards. Deferred liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The impact of the tax rate changes on deferred tax assets and liabilities is recognized in the year that the change is enacted.

        The provision for income taxes for the years ended December 31, 2008, 2007 and 2006 consists of the following:

	For the Year Ended December 31,
	2008	2007	2006
Current provision
Federal	$—	$—	$—
State	554	—	—

Total current provision	554	—	—

Deferred credit
Federal	(7,666)	(1,541)	(380)
State	(444)	(229)	(56)

Total deferred credit	(8,110)	(1,770)	(436)

Increase in deferred tax valuation allowance	8,618	731	436

Total provision (benefit) for income taxes	$1,062	$(1,039)	$—

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

17. INCOME TAXES (Continued)

        The increase in the valuation allowance was $8,618, $731, and $436 for the years ended December 31, 2008, 2007 and 2006, respectively. The deferred tax benefit of $1,039 for the year ended December 31, 2007 was related to the change in valuation allowance due to changed expectations about the realization of deferred tax assets as a result of the acquisition of RBA.

        The tax effects of the temporary differences and net operating losses that give rise to significant portions of deferred tax assets and liabilities are as follows:

	December 31,
	2008	2007
Deferred income tax assets:
Net operating loss carryforwards	$15,225	$2,458
Accrual and reserves	2,216	241
Other	410	—

Total deferred tax assets	17,851	2,699
Valuation allowance	(7,368)	(1,167)

Deferred tax assets, net of valuation allowance	10,483	1,532
Deferred income tax liabilities:
Fixed assets	(9,624)	(877)
Intangible assets	(2,356)	(794)

Total deferred tax liabilities	(11,980)	(1,671)

Net deferred tax liability	$(1,497)	$(139)

        Valuation allowances of $7,368 and $1,167 have been provided for deferred income tax assets for which realization is uncertain as of December 31, 2008 and 2007, respectively.

        As of December 31, 2008, the Company had federal net operating loss carryforwards of approximately $41,000 expiring in various years through 2028. The majority of the net operating loss carry forwards will expire in 2027 and 2028.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

17. INCOME TAXES (Continued)

        The reconciliation of the tax provision (benefit) computed at the statutory rate to the effective tax rate is as follows:

	For the Year Ended December 31,
	2008	2007	2006
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal income tax benefit	(0.4)	5.2	4.6
Permanent differences	(5.0)	(0.4)	(4.1)
Loss from pass through	—	—	(8.4)
Change in valuation allowance	(34.6)	(16.6)	(15.9)
Other	0.6	0.4	(11.2)

Effective income tax rate	(4.4)%	23.6%	0.0%

        The Company adopted the provisions of FIN 48 on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a minimum recognition threshold for a tax provision taken or expected to be taken in a tax return that is required to be met before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The change in the FIN 48 liability for the year ended December 31, 2008 consists of the following:

2008
Balance as of January 1, 2008	$—
Tax positions related to current year:
Additions	31
Reductions	—

31
Tax positions related to prior years:
Additions	32
Reductions	—
Settlements	—
Lapses in statutes of limitations	—
Additions from current year acquisitions	130

162

Balance as of December 31, 2008	$193

        It is the Company's policy to include interest and penalties in tax expense. During the year ended December 31, 2008, the Company recognized and accrued approximately $53 of interest and penalties.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

17. INCOME TAXES (Continued)

        The Company files income tax returns in the U.S. federal and state jurisdictions. As of December 31, 2008, open tax years in the federal and some state jurisdictions date back to 1996 due to the taxing authorities' ability to adjust operating loss carryforwards. No changes in settled tax years have occurred through December 31, 2008. The Company does not anticipate there will be a material change in the total amount of unrecognized tax benefits within the next 12 months.

18. STOCKHOLDERS' EQUITY

2008 Transactions

        On January 16, 2008, to finance the cash portion of the EMS acquisition, the Company sold an aggregate of 2,031,250 shares of unregistered common stock in a private placement to TP and T25 at $8.48 per share for a total purchase price of $17,225, pursuant to a previously disclosed Amended and Restated Securities Purchase Agreement with TCP, TP and T25.

        In connection with the acquisition of EMS, on January 16, 2008, the Company issued 1,629,834 shares of unregistered common stock to the members of EMS, calculated at $8.48 per share, for total stock consideration of $13,821. The Company entered into a registration rights agreement with the former owners of EMS which provides the former owners with demand and piggyback registration rights. Upon consummation of the Company's acquisition of EMS, 7,500 shares of restricted stock units previously granted to certain Company executives vested; another 7,500 restricted shares vested as of January 16, 2009.

        In the second quarter of 2008, the Company completed transactions resulting in the sale of an aggregate of $100,500 of its unregistered common stock, as follows: (A) $500, or 62,814 shares, was purchased by a member of the Company's Board of Directors at a price of $7.96 per share, in connection with this transaction , the Company entered into a registration rights agreement with the applicable director that provides the director with piggyback registration rights; and (B) an aggregate of $100,000 worth, or 12,562,814 shares, was purchased by TCP, TP, TOF, and T25 at a price of $7.96 per share.

        On April 24, 2008, TMF, TP, and TOF each converted the full original principal amount of their respective 9.5% notes into shares of Company common stock. Upon conversion, an aggregate of 3,333,332 shares of the Company's common stock were issued to TMF, TP and TOF.

        On June 4, 2008, the Company acquired all of the outstanding capital stock of Badger for total purchase price of $11,811, exclusive of transaction-related acquisition costs. A portion of the purchase price consisted of 581,959 unregistered shares of Broadwind's common stock at a price per share of $10.31. The Company entered into a registration rights agreement with a former owner of Badger that provides the former owner with limited piggyback registration rights.

        On June 25, 2008, at the 2008 Annual Meeting of Stockholders, the stockholders of the Company approved an amendment to the Company's Articles of Incorporation, which increased the authorized number of shares of common stock from 100,000,000 to 150,000,000.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

18. STOCKHOLDERS' EQUITY (Continued)

2007 Transactions

        On March 1, 2007, the Company sold an aggregate of 10,266,667 shares of its unregistered common stock in a private placement to TCP and TMF at $1.50 per share for a total purchase price of $15,400 (the "March 2007 Tontine Transaction").

        A portion of these proceeds, in the amount of $3,815, was used to extinguish all third party notes and a portion of related party notes payable. The remaining related party notes payable were extinguished with the issuance of 722,295 shares of unregistered common stock at $1.50 per share, as repayment of $1,084 of debt owed to certain of the Company's then directors and officers. Additionally, certain long-term debt totaling $510 was paid off, with the exception of a long-term note owed to Wisconsin Business Development Finance Corporation. The remaining proceeds of approximately $11,000 were used to purchase equipment, provide working capital and for general corporate purposes.

        In conjunction with the March 2007 Tontine Transaction, an additional 1,500,000 shares of unregistered common stock at $1.50 per share were issued to Integritas, Inc. ("Integritas") for reimbursement of short term loans and advances totaling $447, for a finder's fee for Integritas' efforts in finding the two accredited investors for the private placement totaling $1,209, and for entering into a consulting service agreement that was to provide on-going marketing services through December 31, 2008 totaling $312. The Company terminated this consulting service agreement with Integritas during June 2007 and expensed the remainder of the agreement cost.

        On October 19, 2007, the Company acquired all of the outstanding stock of Brad Foote. The aggregate consideration paid for the Brad Foote acquisition was $133,179, which includes $538 of transaction related acquisition costs. Total consideration included $64,146 of the Company's common stock. The Company entered into a registration rights agreement with the former owner of Brad Foote which provides the former owners with certain demand and piggyback registration rights.

        On October 19, 2007, in connection with the acquisition of Brad Foote, the Company completed a private placement of 12,500,000 shares of its unregistered common stock at a $4.00 per share totaling $50,000 to TCP, TOF, TP, T25 and TMF.

Tontine Registration Rights Agreement

        In connection with the March 2007 Tontine Transaction, the Company entered into a Registration Rights Agreement (as amended, the "Tontine Registration Rights Agreement") with TCP and TOF. The Tontine Registration Rights Agreement was subsequently amended on October 19, 2007, July 18, 2008, September 12, 2008 and October 31, 2008. Pursuant to the Tontine Registration Rights Agreement, the Company has agreed to register Tontine's shares for resale and has provided Tontine with certain demand and piggyback registration rights. The amendment to the Tontine Registration Rights Agreement dated October 31, 2008 extended the deadline for the Company's obligation to file a registration statement to December 31, 2008. On January 9, 2009 Tontine executed a Waiver (the "Waiver") relating to the Registration Rights Agreement. The Waiver waives the requirement that the Company file a registration statement to register shares held by Tontine no later than December 31,

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

18. STOCKHOLDERS' EQUITY (Continued)

2008 and extends the deadline for the Company's obligation to file such registration statement to March 31, 2009.

        See Note 12 "Debt and Credit Agreements" for further discussion regarding transactions between the Company and Tontine. See Note 19 "Related Party Transactions" for further discussion regarding transactions between the Company and other related parties.

19. RELATED PARTY TRANSACTIONS

        During the years ended December 31, 2008, 2007 and 2006, interest expense of $1,226, $547 and $287, respectively, was incurred on shareholder and related party notes.

        In April 2008, EMS purchased its Howard West facility from the former majority owner of EMS and its former president, and concurrently terminated its lease agreement, which required a monthly payment of $5. EMS continues to lease its primary administrative offices, a machine shop, a residential property, and storage facilities from the former majority owner of EMS, and its former president. The agreement provides for a one year lease term expiring on December 31, 2009 and requires a monthly payment of $10.

        In February 2008, Brad Foote completed the purchase of two real estate parcels located in Cicero, Illinois and Pittsburgh, Pennsylvania. Brad Foote previously leased these properties pursuant to a lease agreements dated August 22, 2007. Brad Foote acquired the Cicero property from BFG Cicero LLC, an Illinois limited liability company ("BFG Cicero") and acquired the Pittsburgh property from BFG Pittsburgh LLC, a Pennsylvania limited liability company ("BFG Pittsburgh") pursuant to two Real Property Purchase Agreements that were executed on February 14, 2008 and effective February 11, 2008 (together, the "Purchase Agreements"). The sole member of each of BFG Cicero and BFG Pittsburgh is BFG Acquisition LLC, an Illinois limited liability company whose sole member is the wife of the Company's Chief Executive Officer.

        Prior to the real estate purchase from BFG Cicero and BFG Pittsburgh, Brad Foote leased the properties and the Company accounted for this agreement under the provisions of FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). As defined by FIN 46, BFG Cicero and BFG Pittsburgh were deemed variable interest entities as Brad Foote was considered the primary beneficiary. The Company accordingly consolidated the assets and liabilities of these entities, which primarily consisted of land, buildings and third party debt. BFG Cicero and BFG Pittsburgh were jointly and severally liable on the debt, although there were no recourse provisions or guarantees of the debt by Brad Foote or the Company. As of December 31, 2007, the interest rate on the debt was 6.25% and there was $65 of interest accrued. Additionally, the Company recognized pre-tax losses of $95 for the year ended December 31, 2007 as a result of consolidating BFG Cicero and BFG Pittsburgh.

        As of December 31, 2007, amounts due from shareholders totaling $282 were included within other current assets on our consolidated balance sheets. This amount represented payments made by the Company on behalf of four shareholders in connection with the March 2007 sale of stock by each of the shareholders. During the fourth quarter of 2008, the Company wrote off these amounts.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

19. RELATED PARTY TRANSACTIONS (Continued)

        During the year ended December 31, 2006, the Company's shareholders provided managerial services to the Company without charge. The Company determined the fair value of these services to be $243. These amounts were recorded as selling, general and administrative expense and contributed capital. No managerial services were provided without charge during the years ended December 31, 2008 or 2007.

        See Note 18 "Stockholders' Equity" for further discussion regarding transactions between the Company and related parties.

20. SHARE-BASED COMPENSATION

Overview of Share-Based Compensation Plan

        The Company grants incentive stock options and other equity awards pursuant to the Broadwind Energy, Inc. 2007 Equity Incentive Plan (the "EIP"), which was approved by the Company's Board of Directors in October 2007 and by the Company's stockholders in June 2008. In August 2008, the Company's Board of Directors approved certain non-material amendments to the EIP that clarify the terms and conditions of restricted stock awards under the EIP and provide that the administrator of the EIP has the authority to effect future amendments to the EIP. The EIP reserves 3,500,000 shares of common stock for grants to officers, directors and other key employees. As of December 31, 2008, we have reserved 2,030,000 shares for the exercise of stock options outstanding, 135,000 shares for restricted stock awards, and 1,335,000 additional shares for future stock option awards under the EIP.

        Stock Options.    The exercise price of stock options granted under the EIP is equal to the closing price of our common stock on the date of grant. Through December 31, 2008, we have granted stock options that become exercisable ratably over a five-year service period beginning on the date of grant, and stock options expire ten years after the date of grant. If a plan participant's employment is terminated for any reason during the vesting period, he or she forfeits the right to unvested stock option awards.

        Restricted Stock.    The granting of restricted stock units is provided for under the EIP, and except as discussed below, such units that have been granted through December 31, 2008 vest ratably over a five-year service period on the anniversary of the grant date. The fair value of each grant is equal to the closing price of our common stock on the date of grant and is expensed ratably over the term of the restricted stock award. If a plan participant's employment is terminated for any reason during the vesting period, he or she forfeits the right to any unvested portion of the restricted stock units.

        During the fourth quarter of 2007, restricted stock units were granted to certain executives in connection with the Company's acquisition of EMS. Half of the restricted stock vested upon the closing of the Company's acquisition of EMS, which occurred on January 16, 2008. The remaining half of these restricted stock units vest one year from the closing date of the acquisition.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

20. SHARE-BASED COMPENSATION (Continued)

        Stock option activity during the years ended December 31, 2008 and 2007 under the EIP was as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2006	—	—
Granted	950,000	$7.92
Exercised	—	—
Forfeited	—	—
Cancelled	—	—

Outstanding as of December 31, 2007	950,000	$7.92

Granted	1,165,000	$14.59
Exercised	—	—
Forfeited	(85,000)	$11.38
Cancelled	—	—

Outstanding as of December 31, 2008	2,030,000	$11.60	9.2 years	$79

Exercisable as of December 31, 2008	206,667	$7.92	8.8 years	$17

        The following table summarizes information with respect to all outstanding and exercisable stock options under the EIP as of December 31, 2008:

	Options Outstanding			Options Exercisable
Exercise Price Ranges	Number of options outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Number Exercisable	Weighted Average Exercise Price
$4.60 - $5.51	55,000	$4.68	8.8 years	10,000	$4.60
$8.00 - $12.85	1,522,500	9.10	9.1 years	196,667	8.09
$17.21 - $18.20	297,500	18.03	9.5 years	—	—
$25.20 - $26.30	155,000	26.26	9.4 years	—	—

	2,030,000	$11.60	9.2 years	206,667	$7.92

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

20. SHARE-BASED COMPENSATION (Continued)

        The following table summarizes information with respect to outstanding restricted stock units as of December 31, 2008 and 2007:

	Number of Units	Weighted Average Grant-Date Fair Value Per Units
Outstanding as of December 31, 2006	—	—
Granted	15,000	$10.90
Forfeited	—	—

Outstanding as of December 31, 2007	15,000	$10.90

Granted	120,000	$10.70
Vested	(7,500)	$10.90
Forfeited	—	—

Outstanding as of December 31, 2008	127,500	$10.71

Share-Based Award Assumptions

        In accordance with the pronouncement provisions of SFAS 123R, the fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model. Our determination of the fair value of each stock option is affected by our stock price on the date of grant, as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the expected life of the awards and actual and projected stock option exercise behavior. The weighted average fair value per share of stock option awards granted during the years ended December 31, 2008 and 2007, and assumptions used to value stock options, are as follows:

	For the Year Ended December 31,
	2008	2007
Dividend yield	—	—
Risk-free interest rate	3.1%	4.1%
Weighted average volatility	65.5%	60.0%
Expected life (in years)	6.5	5.0
Weighted average grant date fair value per share of options granted	$7.18	$4.34

        Dividend yield is zero as the Company currently does not pay a dividend.

        Risk-free rate is based on the implied yield currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life of the award.

        Volatility is estimated based on comparable volatility averages for the energy related sector at the time of grant. During the year ended December 31, 2008, we utilized a range of expected volatility

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

20. SHARE-BASED COMPENSATION (Continued)

assumptions for purposes of estimating the fair value of stock options awarded during the period. Such volatility assumptions ranged from 60% to 70%.

        The expected life of each stock option award granted during the year ended December 31, 2008 was derived using the "simplified method" for estimating the expected term of a "vanilla-option" in accordance with Staff Accounting Bulletin ("SAB") No. 107, "Share-Based Payment," as amended by SAB No. 110, "Share-Based Payment." The expected life of each stock option award granted during the year ended December 31, 2007 was estimated based on the service period of the stock option award.

        The fair value of each unit of restricted stock is equal to the fair market value of our common stock as of the date of grant.

        The following table summarizes share-based compensation expense included in our consolidated statements of operations for the years ended December 31, 2008 and 2007 as follows:

	For the Year Ended December 31,
	2008	2007
Share-based compensation expense:
Selling, general and administrative	$1,999	$142
Income tax benefit(1)	—	—

Net effect of share-based compensation expense on net loss	$1,999	$142

Reduction in earnings per share:
Basic and diluted earnings per share(2)	$0.02	$0.00

(1)
Income tax benefit is not illustrated because the Company is currently operating at a loss and actual income tax benefit may not be realized for the years ended December 31, 2008 and 2007. The result of the loss situation creates a timing difference, resulting in a deferred tax asset, which is fully reserved for in the valuation allowance.

(2)
Diluted earnings per share for the years ended December 31, 2008 and 2007 does not include common stock equivalents due to its anti-dilutive nature as a result of the Company's net losses for these respective periods. Accordingly, basic earnings per share and diluted earnings per share are identical for all periods presented.

        As of December 31, 2008, we estimate that pre-tax compensation expense for all unvested share-based awards, including both stock options and restricted stock units, in the amount of approximately $12,375 will be recognized through the year 2013. We expect to satisfy the exercise of stock options and future distribution of shares of restricted stock by issuing new shares of common stock.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

21. SEGMENT REPORTING

        Per the pronouncement criteria in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"), we have identified two reportable operating segments, consisting of Products and Services.

        Products includes the manufacturing of components for the wind and energy-related industries, including tower support structures, gearing systems, and mining and other heavy equipment.

        Services includes construction, operations, support, maintenance and component repairs for wind turbines, and specialized heavy-haul trucking services.

        As previously reported in our 2007 Annual Report filed on Form 10-KSB, the Company had two reportable segments: "Towers and Fabrication" and "Gearing Systems." In January 2008, we acquired EMS, which provides construction support, engineering and maintenance services, and in June 2008, we acquired Badger, which provides specialized heavy haul trucking services. As a result of these acquisitions, we revised our segments to properly categorize our current operating segments. Accordingly, all prior period segment information has been reclassified to conform to our new reportable operating segments for all periods presented.

        Our chief operating decision-maker evaluates segment performance based on revenues, gross profit, and operating income or loss. Adjustments to reconcile segment results to consolidated results are included under the caption "Corporate and Other", which primarily includes corporate administrative expenses and intercompany eliminations.

        Summary financial information by reportable segment is as follows:

	Revenues For the Years Ended			Operating Loss For the Years Ended
	2008	2007	2006	2008	2007	2006
Segments:
Products segment	$177,114	$29,804	$4,023	$(1,630)	$(3,217)	$(2,321)
Services segment	41,502	—	—	(2,602)	—	—
Corporate and Other(1)	(1,295)	—	—	(17,511)	(318)	—

	$217,321	$29,804	$4,023	$(21,743)	$(3,535)	$(2,321)

	Gross Profit (Deficit) For the Years Ended			Depreciation and Amortization For the Years Ended
	2008	2007	2006	2008	2007	2006
Segments:
Products segment	$23,332	$3,939	$(799)	$17,049	$3,523	$328
Services segment	10,880	—	—	4,797	—	—
Corporate and Other(1)	(842)	—	—	20	—	—

	$33,370	$3,939	$(799)	$21,866	$3,523	$328

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

21. SEGMENT REPORTING (Continued)

	Total Assets as of December 31,
	2008	2007
Segments:
Products segment	$308,044	$210,713
Services segment	65,795	—
Corporate and Other(2)	5,909	(4,895)

	$379,748	$205,818

(1)
"Corporate and Other" includes corporate administrative expenses and intercompany eliminations. Corporate selling, general and administrative expenses includes corporate salaries and benefits, share-based compensation, and professional fees.

(2)
"Corporate and Other" includes assets of the corporate headquarters and intercompany eliminations.

        We generate revenues entirely from transactions completed in the United States and our long-lived assets are located in the United States. During the years ended December 31, 2008, 2007, and 2006, three or fewer customers accounted for 72%, 70% and 97%, respectively, of total net sales. In addition, as of December 31, 2008 and 2007, three or fewer customers comprised approximately 61% and 63%, respectively, of our total outstanding accounts receivable balances.

22. EMPLOYEE BENEFIT PLANS

Retirement Savings and Profit Sharing Plans

        In October 2007, the Company began sponsoring a defined contribution 401(k) retirement savings plan covering substantially all of its corporate employees and employees at its Brad Foote and Tower Tech subsidiaries. Under the terms of the plan, an eligible employee may elect to contribute a portion of their salary on a pre-tax basis, subject to federal statutory limitations. The plan allowed for a discretionary match in an amount up to 50% of each participant's first 4% of compensation contributed.

        As part of the acquisitions of RBA in October 2007, EMS in January 2008, and Badger in June 2008, the Company adopted the defined contribution 401(k) retirement savings plan provisions that were previously in effect at these respective companies. Under the RBA defined contribution 401(k) retirement savings plan, which covered substantially all of its employees, the plan allowed for the Company to provide a discretionary match of 100% of the participants' contributions up to 4% of the participants' compensation. Under the EMS defined contribution 401(k) retirement savings plan, which covered substantially all of its employees, the plan allowed for the Company to provide a discretionary match or profit sharing contribution each year. Under the Badger defined contribution 401(k) retirement savings plan, which covered substantially all of its employees, the plan required the Company to match 100% of the participants' contributions up to 3% of the participants' compensation and an additional 50% up to 5% of the participants' compensation.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

22. EMPLOYEE BENEFIT PLANS (Continued)

        For the years ended December 31, 2008 and 2007, we recorded expenses under these plans of approximately $368 and $74, respectively.

        Effective January 1, 2009, the Company replaced all of its defined contribution 401(k) retirement savings plans with one defined contribution 401(k) safe harbor plan covering substantially all of the Company's non-union employees. Under the new plan, an eligible employee may elect to contribute a portion of their salary on a pre-tax basis, subject to federal statutory limitations. The plan requires the Company to make basic matching contributions equal to 100% of the first 3% of the eligible participant's plan compensation contributed as elective deferral contributions and 50% of the next 2% of the eligible participant's plan compensation contributed as an elective deferral contribution. Under the plan, elective deferrals and basic company matching will be 100% vested at all times.

Deferred Compensation Plan

        The Company maintains a deferred compensation plan for certain key employees and nonemployee directors, whereby certain wages earned, compensation for services rendered, and discretionary company-matching contributions are deferred and deemed to be invested in the Company's common stock. Changes in the fair value of the plan liability are recorded as charges or credits to compensation expense. Compensation expense recorded during the years ended December 31, 2008, 2007, and 2006, were $170, $0 and $0, respectively. The fair value of the plan liability to the Company is included in accrued liabilities in our consolidated balance sheets. As of December 31, 2008 and 2007, the fair value of plan liability to the Company was $80 and $0, respectively.

        In addition to the employee benefit plans described above, the Company participates in certain customary employee benefits plans, including those which provide health and life insurance benefits to employees.

23. QUARTERLY FINANCIAL SUMMARY (UNAUDITED)

        The following table provides a summary of selected financial results of operations by quarter for the years ended December 31, 2008 and 2007 as follows:

2008	First	Second	Third	Fourth
Revenues	$35,164	$40,830	$63,688	$77,639
Gross profit	8,010	10,091	8,982	6,287
Operating loss	(1,939)	(1,642)	(6,060)	(12,102)
Net loss	(3,443)	(1,973)	(7,499)	(12,370)
Net loss per share:
Basic and Diluted	$(0.04)	$(0.02)	$(0.08)	$(0.14)

2007	First	Second	Third	Fourth
Revenues	$2,219	$2,643	$3,123	$21,819
Gross profit	697	1,116	1,284	842
Operating income (loss)	236	365	590	(4,726)
Net income (loss)	181	479	683	(4,705)
Net income (loss) per share:
Basic and Diluted	$0.00	$0.01	$0.01	$(0.07)

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

24. SUBSEQUENT EVENTS

        On March 13, 2009, Badger obtained a term loan from FNB (the "FNB Term Loan") in the amount of approximately $1,538. A portion of the proceeds from the FNB Term Loan was used to pay off the FNB Line and Badger's existing term loan with FNB referenced above, with the remainder available for working capital. The FNB Term Loan is secured by the inventory, accounts receivable and certain equipment of Badger. The FNB Term Loan bears interest at a rate of 6.75% per annum, matures on March 13, 2013, and is guaranteed by Broadwind.

        On March 13, 2009, ICB agreed to extend the maturity date of the ICB Line to March 13, 2010 (the "ICB Line Extension Agreement"). Pursuant to the ICB Line Extension Agreement, Tower Tech agreed to establish new financial covenants with respect to minimum debt service coverage ratio and minimum tangible net worth. Tower Tech also agreed to retain their primary deposit accounts with ICB and that no additional loans or leases be entered into by Tower Tech without the prior approval of ICB.

        On March 13, 2009, ICB agreed to extend the maturity date of the Line of Credit Note to March 13, 2010 (the "ICB Note Extension Agreement"). Pursuant to the ICB Note Extension Agreement, RBA agreed to establish new financial covenants with respect to minimum debt service coverage ratio and minimum tangible net worth. RBA also agreed to retain their primary deposit accounts with ICB and that no additional loans or leases be entered into by RBA without the prior approval of ICB.

        On March 13, 2009, Brad Foote entered into amended debt agreements with BOA as further described in Note 12 "Debt and Credit Agreement".

15,000,000 Shares

COMMON STOCK

PROSPECTUS (subject to completion)

                        , 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        Set forth below is a table of the registration fee for the Securities and Exchange Commission ("SEC"), the filing fee for the Financial Industry Regulatory Authority, the listing fee for the Nasdaq Global Select Market and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in the registration statement, other than underwriting discounts and commissions:

Securities and Exchange Commission Registration Fee		$5,544.29
FINRA Filing Fee		$16,025.00
Stock Exchange Listing Fee	$	*
Printing Expenses	$	*
Legal Fees and Expenses	$	*
Accounting Fees and Expenses	$	*
Total	$

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers

Delaware Law

        Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

        Sections 145(a) and (b) of the DGCL provide that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a derivative action)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation.

        Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys' fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

        Section 145(g) of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Charter Provisions and Other Arrangements

        Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately by a court of competent jurisdiction that such person is not entitled to be indemnified by us. Under Article XI of our certificate of incorporation, we may maintain insurance on behalf of any person who is or was a director or officer of us, or is or was serving at the request of us as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not we have the power in indemnify such person.

        In addition, as permitted by the DGCL, our certificate of incorporation provides that no director will be liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for:

  •
  any breach of his or her duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

  •
  any transaction from which the director derived an improper personal benefit.

        This provision does not affect a director's liability under the federal securities laws.

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        Pursuant to Section 145 of the DGCL and our certificate of incorporation, we maintain directors' and officers' liability insurance coverage.

Item 15.    Recent Sales of Unregistered Securities

        During the three-year period preceding the date of filing of this registration statement of which this prospectus is a part, we have issued and sold the following securities without registration under the Securities Act of 1933:

1.
On February 6, 2006, we issued 25,250,000 shares of Common Stock to the shareholders of Tower Tech Systems, Inc. ("Tower Tech") as consideration for the acquisition of all of the outstanding capital stock of Tower Tech.

2.
On March 1, 2007, we issued 10,266,667 shares of Common Stock for an aggregate purchase price of $1.50 per share totaling $15,400,000 to two accredited investors.

3.
On March 1, 2007, we issued 722,297 shares of Common Stock as repayment of $1,083,447 of debt owed to our officers and directors.

4.
On October 19, 2007, we issued 16,036,450 shares of Common Stock, at $4.00 per share, to the shareholders of Brad Foote Gear Works, Inc. ("Brad Foote") as part of the consideration for the acquisition of all of the outstanding capital stock of Brad Foote.

5.
On October 19, 2007, we issued 12,500,000 shares of Common Stock, at $4.00 per share, for an aggregate purchase price of $50,000,000 to a group of accredited investors.

6.
On January 16, 2008, we issued 1,629,834 shares of Common Stock, at a price of $8.48 per share, to the members of Energy Maintenance Service, LLC ("EMS") as part of the consideration for the acquisition of all of the outstanding membership interests of EMS. We also issued incentive stock options to acquire an aggregate of 158,000 shares of Common Stock, at an exercise price of $10.90 per share, to holders of options to purchase membership interests of EMS in exchange for the termination of such options.

7.
On January 16, 2008, we issued 2,031,250 shares of Common Stock, at a price of $8.48 per share, for an aggregate purchase price of $17,225,000 to three accredited investors.

8.
On April 24, 2008, we issued 5,025,126 shares of Common Stock, at a price of $7.96 per share, for an aggregate purchase price of approximately $40,000,000 to three accredited investors.

9.
On April 24, 2008, we issued 3,333,332 shares of Common Stock to three accredited investors in connection with the conversion of outstanding convertible promissory notes in the aggregate principal amount of approximately $25,000,000 into shares of Common Stock.

10.
On April 24, 2008, we issued 62,814 shares of Common Stock, at a price of $7.96 per share, for a total purchase price of approximately $500,000 to one of our directors.

11.
On June 4, 2008, we issued 581,959 shares of Common Stock, at a price of $10.31 per share, to the sole shareholder of Badger Transport, Inc. ("Badger") as part of the consideration for the acquisition of all of the outstanding capital stock of Badger.

12.
On June 5, 2008, we issued 7,537,688 shares of Common Stock, at a price of $7.96 per share, for an aggregate purchase price of approximately $60,000,000 to an accredited investor.

        Each of the above transactions was completed without registration in reliance upon Section 4(2) of the Securities Act and Regulation D promulgated thereunder, based on the limited number of offerees in any such offering, representations and warranties made by such offerees in the particular transactions, or the identity of such offerees as either accredited investors or an executive officer or director of us. None of the above transactions involved any underwriters, underwriting discounts or commissions or any public offering, and appropriate measures were taken to restrict transfer of the securities.

Item 16.    Exhibits and Financial Statement Schedules

        (a)   Exhibits:

        Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

        (b)   Financial Statement Schedules:

        See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement on Form S-1.

        Additional financial statement schedules are incorporated herein by reference to Item 9.01 of the registrant's Current Report on Form 8-K/A filed May 27, 2009, Item 9.01 of the registrant's Current

Report on Form 8-K/A filed January 4, 2008, Item 9.01 of the registrant's Current Report on Form 8-K/A filed November 14, 2008 and Item 9.01 of the registrant's Current Report on Form 8-K/A filed April 15, 2008.

Item 17.    Undertakings

  (a)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b)
  The undersigned registrant hereby undertakes:

              (i)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (ii)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naperville, State of Illinois on November 6, 2009.

BROADWIND ENERGY, INC.
By:	/s/ J. CAMERON DRECOLL
	Name:	J. Cameron Drecoll
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signatures	Capacity	Date

/s/ J. CAMERON DRECOLL J. Cameron Drecoll	Chief Executive Officer and Director (Principal Executive Officer)	November 6, 2009
/s/ STEPHANIE KUSHNER Stephanie Kushner	Chief Financial Officer (Principal Financial Officer)	November 6, 2009
/s/ KEVIN E. JOHNSON Kevin E. Johnson	Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	November 6, 2009
* James M. Lindstrom	Chairman of the Board	November 6, 2009
* Charles H. Beynon	Director	November 6, 2009
* Williams T. Fejes, Jr.	Director	November 6, 2009

Signatures	Capacity	Date

* Terence P. Fox	Director	November 6, 2009
* David Reiland	Director	November 6, 2009

* By:	/s/ J. CAMERON DRECOLL
J. Cameron Drecoll
Attorney-in-fact

I. EXHIBIT INDEX

EXHIBIT NUMBER		DESCRIPTION
1.1	*	Form of Underwriting Agreement
2.1
Share Exchange Agreement by and among Blackfoot Enterprises, Inc. and the shareholders of Tower Tech Systems Inc. and Tower Tech Systems Inc. dated as of November 7, 2005 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed November 21, 2005)
2.2
Stock Purchase Agreement dated September 13, 2007 among the Company, R.B.A. Inc. and the stockholders of R.B.A. Inc. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed September 17, 2007)
2.3
Stock Purchase Agreement dated August 22, 2007 among the Company, Brad Foote Gear Works, Inc. and the shareholders of Brad Foote Gear Works, Inc. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed August 24, 2007)
2.4
Stock Purchase Agreement dated April 24, 2008 among Broadwind Energy, Inc., Badger Transport, Inc. and the shareholders of Badger Transport, Inc. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed April 30, 2008)
2.5
Membership Interest Purchase Agreement dated December 9, 2007 among the Company, Energy Maintenance Service, LLC, Joseph A. Kolbach and the members of Energy Maintenance Service, LLC (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed December 13, 2007)
2.6
Amendment No. 1 to the Membership Interest Purchase Agreement dated December 9, 2007 among the Company, Energy Maintenance Service, LLC, Joseph A. Kolbach and the members of Energy Maintenance Service, LLC (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed January 14, 2008)
3.1		Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008)
3.2		Bylaws, as amended and restated through June 20, 2008 (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008)
4.1		Form of Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008)
5.1	*	Opinion of Sidley Austin LLP
10.1
Form of Irrevocable Proxy of each of Christopher Allie, Raymond L. Brickner, III, Terence P. Fox and Daniel P. Wergin, each dated March 1, 2007, pursuant to the Securities Purchase Agreement by and among Tontine Capital Partners, L.P., Tontine Capital Overseas Master Fund, L.P. and Tower Tech Holdings Inc. dated March 1, 2007 (incorporated by reference to Exhibit 5 to Schedule 13D filed by Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C., Tontine Capital Overseas Master Fund, L.P., Tontine Capital Overseas GP, L.L.C. and Jeffrey L. Gendell on March 5, 2007)
10.2
Proxy Agreement between Tontine Capital Partners, L.P., Tontine Capital Overseas Master Fund, L.P., J. Cameron Drecoll, Patrick Rosmonowski, Dennis Palmer and Noel Davis dated August 22, 2007 (incorporated by reference to Exhibit 4 to Schedule 13D filed by J. Cameron Drecoll on October 26, 2007)
10.3
Lease agreement dated January 1, 2005 between Tower Tech Systems Inc. and City Centre, LLC (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005)

EXHIBIT NUMBER	DESCRIPTION
10.4	Amendment, dated December 1, 2007, to Lease agreement dated January 1, 2005 between Tower Tech Systems Inc. and City Centre, LLC (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.5
Lease Agreement dated December 26, 2007 between Tower Tech Systems Inc. and City Centre, LLC (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.6
Purchase Agreement Addendum effective February 11, 2008 between Brad Foote Gear Works, Inc. and BFG Cicero LLC (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed February 21, 2008)
10.7
Assignment and Assumption of Purchase Agreement effective February 11, 2008 between Brad Foote Gear Works, Inc. and 1309 South Cicero Avenue, LLC (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed February 21, 2008)
10.8
Purchase Agreement effective February 11, 2008 between Brad Foote Gear Works, Inc. and BFG Pittsburgh LLC (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed February 21, 2008)
10.9
Assignment and Assumption of Purchase Agreement effective February 11, 2008 between Brad Foote Gear Works, Inc. and 5100 Neville Road, LLC (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed February 21, 2008)
10.10
Securities Purchase Agreement dated March 1, 2007 among the Company, Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed March 5, 2007)
10.11
Securities Purchase Agreement dated August 22, 2007 among the Company, Tontine Capital Partners, L.P., Tontine Capital Overseas Master Fund, L.P., Tontine Partners, L.P., Tontine Overseas Fund, Ltd. and Tontine 25 Overseas Master Fund, L.P. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed August 24, 2007)
10.12
Amended and Restated Securities Purchase Agreement dated January 3, 2008 by and among the Company, Tontine Capital Partners, L.P., Tontine Partners, L.P., and Tontine 25 Overseas Master Fund, L.P. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed January 4, 2008)
10.13
Securities Purchase Agreement dated April 22, 2008 between Broadwind Energy, Inc., Tontine Capital Partners, L.P., Tontine Partners, L.P., Tontine Overseas Fund, Ltd., and Tontine 25 Overseas Master Fund, L.P. (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed April 28, 2008)
10.14
Securities Purchase Agreement dated April 22, 2008 between Broadwind Energy, Inc. and Charles H. Beynon (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed April 28, 2008)
10.15
Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.15 Amendment No. 1 to the Company's Registration Statement on Form S-1)
10.16
Third Amendment, dated March 30, 1998, to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.18 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)

EXHIBIT NUMBER	DESCRIPTION
10.17	Fourth Amendment, dated December 1, 1998, to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.18
Fifth Amendment, dated June 1, 1999, to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.19
Ninth Amendment, dated April 30, 2002, to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.20
Thirteenth Amendment, dated April 29, 2004, to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.21
Seventeenth Amendment, dated February 1, 2006, to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.22
Nineteenth Amendment, dated November 10, 2006, to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.23
Twenty-Second Amendment, dated June 30, 2007, to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.25 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.24
Twenty-Third Amendment, dated October 4, 2007, to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.26 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.25
Twenty-Fourth Amendment, dated October 18, 2007, to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.26
Twenty-Sixth Amendment, dated January 15, 2008, to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.27
Twenty-Seventh Amendment, dated January 31, 2008, to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K filed February 21, 2008)

EXHIBIT NUMBER	DESCRIPTION
10.28	Twenty-Eighth Amendment, dated April 11, 2008, to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.29
Twenty-Ninth Amendment, dated June 30, 2008 to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008)
10.30
Thirtieth Amendment, dated August 30, 2008, to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2008)
10.31
Thirty-First Amendment, dated September 29, 2008, to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and LaSalle Bank National Association (incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2008)
10.32
Thirty-Second Amendment, dated December 9, 2008, to Loan and Security Agreement dated January 17, 1997 between Brad Foote Gear Works, Inc. and Bank of America, N.A. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed December 10, 2008)
10.33
Omnibus Amendment Agreement, dated as of January 15, 2009, by and among Brad Foote Gear Works, Inc., 1309 South Cicero Avenue, LLC, 5100 Neville Road, LLC and Bank of America, N.A. (incorporated by reference to the Company's Current Report on Form 8-K filed January 22, 2009)
10.34
Pledge Agreement, dated as of January 15, 2009, by and between Broadwind Energy, Inc. and Bank of America, N.A. (incorporated by reference to Exhibit 10.34 to Amendment No. 1 to the Company's Registration Statement on Form S-1)
10.35	Unconditional Guaranty, dated as of January 15, 2009, by Broadwind Energy, Inc. (incorporated by reference to the Company's Current Report on Form 8-K filed January 22, 2009)
10.36
Unconditional Guaranty, dated as of January 15, 2009, by 1309 South Cicero Avenue, LLC and 5100 Neville Road, LLC (incorporated by reference to the Company's Current Report on Form 8-K filed January 22, 2009)
10.37
Mortgage, dated as of January 15, 2009, relating to 1309 S. Cicero Avenue, Cicero, Illinois 60804, from 1309 South Cicero Avenue, LLC and Brad Foote Gear Works, Inc. to Bank of America, N.A. (incorporated by reference to the Company's Current Report on Form 8-K filed January 22, 2009)
10.38
Mortgage, dated as of January 15, 2009, relating to 1310 S. 47th Avenue, Cicero, Illinois 60804, from Brad Foote Gear Works, Inc. to Bank of America, N.A. (incorporated by reference to the Company's Current Report on Form 8-K filed January 22, 2009)
10.39
Mortgage, dated as of January 15, 2009, relating to 5100 Neville Road, Pittsburgh, Pennsylvania 15225, from 5100 Neville Road, LLC and Brad Foote Gear Works, Inc. to Bank of America, N.A. (incorporated by reference to the Company's Current Report on Form 8-K filed January 22, 2009)

EXHIBIT NUMBER	DESCRIPTION
10.40	Amended and Restated Renewal Revolving Note dated January 15, 2008, from Brad Foote Gear Works, Inc. to LaSalle Bank National Association (incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.41
Note Extension Agreement between Brad Foote Gear Works, Inc. and LaSalle Bank National Bank dated August 30, 2008 (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2008)
10.42
Note Extension Agreement between Brad Foote Gear Works, Inc. and LaSalle Bank National Bank dated September 29, 2008 (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2008)
10.43
Amended and Restated Renewal Revolving Note, dated December 9, 2008, between Brad Foote Gear Works, Inc. and Bank of America, N.A. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed December 10, 2008)
10.44
Equipment Line Note dated June 30, 2007, from Brad Foote Gear Works, Inc. to LaSalle Bank National Association (incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.45
Amended and Restated Equipment Line Note dated November 10, 2006, from Brad Foote Gear Works, Inc. to LaSalle Bank National Association (incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.46
Note Modification Agreement, dated December 9, 2008, between Brad Foote Gear Works, Inc. and Bank of America, N.A., pertaining to Brad Foote's $11,000,000 non-revolving equipment line of credit loan (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed December 10, 2008)
10.47
Note Modification Agreement, dated December 9, 2008, between Brad Foote Gear Works, Inc. and Bank of America, N.A., pertaining to Brad Foote's $9,000,000 non-revolving equipment line of credit loan (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K filed December 10, 2008)
10.48
Consolidated Term Note dated February 1, 2006, from Brad Foote Gear Works, Inc. to LaSalle Bank National Association (incorporated by reference to Exhibit 10.34 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.49
Note Modification Agreement, dated December 9, 2008, between Brad Foote Gear Works, Inc. and Bank of America, N.A., pertaining to Brad Foote's consolidated term loan in the original principal sum of $7,899,332.98 (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed December 10, 2008)
10.50
Note Modification Agreement, dated December 9, 2008, among 1309 South Cicero Avenue, LLC, 5100 Neville Road, LLC, and Bank of America, N.A., pertaining to Brad Foote's $2,075,000 term loan (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K filed December 10, 2008)
10.51
Agreement Governing Extensions of Credit dated October 4, 2007 between Tower Tech Systems Inc. and Investors Community Bank (incorporated by reference to Exhibit 10.35 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)

EXHIBIT NUMBER	DESCRIPTION
10.52	Commercial Promissory Note dated October 4, 2007, from Tower Tech Systems Inc. to Investors Community Bank (incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.53
Commercial Loan Agreement dated October 4, 2007 between Tower Tech Systems Inc. and Investors Community Bank (incorporated by reference to Exhibit 10.37 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.54
Commercial Security Agreement dated October 4, 2007 between Tower Tech Systems Inc. and Investors Community Bank (incorporated by reference to Exhibit 10.38 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.55
Agreement Governing Extensions of Credit dated March 21, 2008 between Tower Tech Systems Inc. and Investors Community Bank (incorporated by reference to Exhibit 10.39 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.56
Commercial Promissory Note dated March 21, 2008, from Tower Tech Systems Inc. to Investors Community Bank (incorporated by reference to Exhibit 10.40 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.57
Commercial Loan Agreement dated March 21, 2008 between Tower Tech Systems Inc. and Investors Community Bank (incorporated by reference to Exhibit 10.41 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007)
10.58
Guaranty dated October 22, 2008, by the Company to Investors Community Bank for R.B.A. Inc. (incorporated by reference to Exhibit 10.56 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008)
10.59
Guaranty dated October 22, 2008, by the Company to Investors Community Bank for Tower Tech Systems Inc. (incorporated by reference to Exhibit 10.57 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008)
10.60
Commercial Debt Modification Agreement dated as of October 22, 2008 between Tower Tech Systems Inc. and Investors Community Bank (incorporated by reference to Exhibit 10.58 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008)
10.61
Guaranty dated October 22, 2008, by R.B.A. Inc. to Investors Community Bank for Tower Tech Systems Inc. (incorporated by reference to Exhibit 10.59 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008)
10.62
Guaranty dated October 22, 2008, by Tower Tech Systems Inc. to Investors Community Bank for R.B.A. Inc. (incorporated by reference to Exhibit 10.60 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008)
10.63
Registration Rights Agreement dated March 1, 2007 among the Company, Tontine Capital Partners, L.P., and Tontine Capital Overseas Master Fund, L.P. (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed March 5, 2007)
10.64
Amendment to Registration Rights Agreement dated October 19, 2007, among the Company, Tontine Capital Partners, L.P., Tontine Capital Overseas Master Fund, L.P., Tontine Partners, L.P., Tontine Overseas Fund, Ltd. and Tontine 25 Overseas Master Fund, L.P. (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K filed October 24, 2007)

EXHIBIT NUMBER		DESCRIPTION
10.65		Amendment No. 2 to Registration Rights Agreement among the Company, Tontine Capital Partners L.P., Tontine Partners, L.P., Tontine Capital Overseas Master Fund, L.P., Tontine 25 Overseas Master Fund, L.P., and Tontine Overseas Fund, Ltd. dated July 18, 2008 (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed July 23, 2008)
10.66
Amendment No. 3 to Registration Rights Agreement among the Company, Tontine Capital Partners L.P., Tontine Partners, L.P., Tontine Capital Overseas Master Fund, L.P., Tontine 25 Overseas Master Fund, L.P., and Tontine Overseas Fund, Ltd. dated September 12, 2008 (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed September 12, 2008)
10.67
Amendment No. 4, dated October 31, 2008, to Registration Rights Agreement dated March 1, 2007 and amended October 19, 2007, July 18, 2008 and September 12, 2008, among Broadwind Energy, Inc., Tontine Capital Partners, L.P., Tontine Capital Overseas Master Fund, L.P., Tontine Partners, L.P., Tontine Overseas Fund, Ltd. and Tontine 25 Overseas Master Fund, L.P. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed November 4, 2008)
10.68
Waiver relating to Registration Rights Agreement, dated January 9, 2009, by Tontine Capital Partners, L.P., Tontine Capital Overseas Master Fund, L.P., Tontine Partners, L.P., Tontine Overseas Fund, Ltd. and Tontine 25 Overseas Master Fund, L.P. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed January 15, 2009)
10.69
Registration Rights Agreement dated October 19, 2007 among the Company, J. Cameron Drecoll, Pat Rosmonowski, Dennis Palmer and Noel Davis (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed October 24, 2007)
10.70
Registration Rights Agreement dated January 16, 2008 among the Company, EMS, Inc., Fagen, Inc., Joseph A. Kolbach and Daniel A. Yarano (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed January 23, 2008)
10.71
Registration Rights Agreement dated April 24, 2008 between Broadwind Energy, Inc. and Charles H. Beynon (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed April 28, 2008)
10.72
Registration Rights Agreement dated June 4, 2008 between Broadwind Energy, Inc. and the shareholders of Badger Transport, Inc. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed June 10, 2008)
10.73	†	Employment Agreement dated October 19, 2007 between the Company and J. Cameron Drecoll (incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K filed October 24, 2007)
10.74	†
Amended and Restated Employment Agreement dated November 12, 2008 between the Company and Lars Moller (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K/A filed November 18, 2008)
10.75	†
Amended and Restated Employment Agreement dated November 12, 2008 between the Company and Matthew J. Gadow (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K/A filed November 18, 2008)
10.76	†	Employment Agreement dated as of June 30, 2008 between the Company and Robert A. Paxton (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed March 16, 2009)

EXHIBIT NUMBER		DESCRIPTION
10.77	†	Employment Agreement dated as of June 30, 2008 between the Company and J.D. Rubin (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed March 16, 2009)
10.78	†	Employment Agreement dated as of July 29, 2009 between the Company and Stephanie Kushner (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed August 3, 2009)
10.79	†	Deferred Compensation Plan (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed October 26, 2007)
10.80	†	2007 Equity Incentive Plan, as amended through August 8, 2008 (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008)
10.81	†	Form of Executive Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed March 16, 2009)
10.82	†	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K filed March 16, 2009)
10.83	†	Form of Nonqualified Option Agreement (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K filed March 16, 2009)
10.84	†	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K filed March 16, 2009)
10.85	†	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K filed March 16, 2009)
10.86	†	Form of Performance Award Agreement (incorporated by reference to Exhibit 10.9 to the Company's Current Report on Form 8-K filed March 16, 2009)
10.87	†	Form of Stock Appreciation Rights Agreement (incorporated by reference to Exhibit 10.10 to the Company's Current Report on Form 8-K filed March 16, 2009)
10.88	†	Broadwind Energy, Inc. Executive Short-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed March 16, 2009)
10.89
Second Omnibus Amendment Agreement dated as of March 13, 2009 by and among Brad Foote Gear Works, Inc. 1309 South Cicero Avenue, LLC, 5100 Neville Road, LLC and Bank of America, N.A. (incorporated by reference to Exhibit 10.88 to Amendment No. 1 to the Company's Registration Statement on Form S-1)
10.90
Reaffirmation made by each of Broadwind Energy, Inc., 1309 South Cicero Avenue, LLC and 5100 Neville Road, LLC, for the benefit of Bank of America, N.A. (incorporated by reference to Exhibit 10.87 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008)
10.91
Third Omnibus Amendment Agreement, dated as of August 7, 2009, by and between Brad Foote Gear Works, Inc., 1309 South Cicero Avenue, LLC, 5100 Neville Road, LLC and Bank of America, N.A. (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009)
10.92
Reaffirmation, dated August 7, 2009, made by each of Broadwind Energy, Inc., 1309 South Cicero Avenue, LLC and 5100 Neville Road, LLC, for the benefit of Bank of America, N.A. (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009)

EXHIBIT NUMBER	DESCRIPTION
10.93	Agreement Governing Extensions of Credit dated March 13, 2009 between Tower Tech Systems Inc. and Investors Community Bank (incorporated by reference to Exhibit 10.88 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008)
10.94
Commercial Debt Modification Agreement dated March 13, 2009 between Tower Tech Systems Inc. and Investors Community Bank (incorporated by reference to Exhibit 10.89 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008)
10.95
Agreement Governing Extensions of Credit dated March 13, 2009 between R.B.A. Inc. and Investors Community Bank (incorporated by reference to Exhibit 10.90 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008)
10.96
Commercial Debt Modification Agreement dated March 13, 2009 between R.B.A. Inc. and Investors Community Bank (incorporated by reference to Exhibit 10.91 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008)
10.97
Construction Loan Agreement, dated April 28, 2009, by and between Tower Tech Systems Inc. and Great Western Bank (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed May 1, 2009)
10.98	Promissory Note, dated April 28, 2009, from Tower Tech Systems Inc. to Great Western Bank (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed May 1, 2009)
10.99
Letter Agreement, dated April 28, 2009, by and among Broadwind Energy, Inc., Tower Tech Systems Inc. and Great Western Bank (incorporated by reference to Exhibit 10.96 to Amendment No. 1 to the Company's Registration Statement on Form S-1)
10.100
Commercial Security Agreement, dated April 28, 2009, by and between Tower Tech Systems Inc. and Great Western Bank (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed May 1, 2009)
10.101	Mortgage, dated April 28, 2009, from Tower Tech Systems Inc. to Great Western Bank (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K filed May 1, 2009)
10.102
Assignment of Deposit Account, dated April 28, 2009, by and between Tower Tech Systems Inc. and Great Western Bank (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K filed May 1, 2009)
10.103
Subordination Agreement, dated April 27, 2009, by and between Broadwind Energy, Inc. and Great Western Bank (incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K filed May 1, 2009)
10.104	Commercial Guaranty, dated April 27, 2009, from Broadwind Energy, Inc. to Great Western Bank (incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K filed May 1, 2009)
10.105
Separation Agreement and Release dated as of April 30, 2009, by and between Broadwind Energy, Inc. and Matthew Gadow (incorporated by reference to Exhibit 10.9 to the Company's Current Report on Form 8-K filed May 1, 2009)
10.106
Agreement Governing Extensions of Credit dated April 22, 2009 between Investors Community Bank and R.B.A. Inc. (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009)

EXHIBIT NUMBER		DESCRIPTION
10.107		Thirty-Fifth Amendment to Loan and Security Agreement, dated as of May 8, 2009, by and between Brad Foote Gear Works, Inc. and Bank of America, N.A. (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009)
10.108
Reaffirmation, dated as of May 8, 2009, made by each of Broadwind Energy, Inc., 1309 South Cicero Avenue, LLC and 5100 Neville Road, LLC, for the benefit of Bank of America, N.A. (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009)
14.1		Code of Ethics and Business Conduct, as amended and restated through December 13, 2007 (incorporated by reference to Exhibit 14.1 to the Company's Current Report on Form 8-K filed December 19, 2007)
21.1		Subsidiaries of Broadwind Energy, Inc. (incorporated by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008)
23.1		Consent of Grant Thornton LLP (filed herewith)
23.2		Consent of Moquist Thorvilson Kaufmann Kennedy & Pieper LLC (formerly known as Carver Moquist & O'Connor, LLC) (filed herewith)
23.3		Consent of Pasquesi Sheppard LLC (filed herewith)
23.4	*	Consent of Sidley Austin LLP (included in Exhibit 5.1)
24.1		Power of Attorney (included in signature page)

*
To be filed by amendment.

†
Indicates management contract or compensation plan or arrangement.